Exhibit 10.12

AMENDED AND RESTATED MEZZANINE LOAN AND SECURITY AGREEMENT

Dated as of November 19, 2021

made by and among

1350 S DIXIE MEZZ BORROWER LLC,
as Borrower,

STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C.,
as Initial Lender

and

STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C.,
as Administrative Agent for the Lenders

Property:

1350 South Dixie Highway,
Coral Gables, Florida

Loan Amount: $33,750,000.00

i

(Continued)

III.	CONDITIONS TO CLOSING.	66
3.1	Loan Documents	66
3.2	Security Instrument and Recordable Documents	66
3.3	UCC Financing Statements	66
3.4	Guarantees; Indemnities	66
3.5	Representations, Warranties and Compliance	66
3.6	UCC Insurance; Owner’s Policy	66
3.7	Survey	67
3.8	Zoning; Governmental Approvals; Building Permits	67
3.9	Intentionally Omitted	67
3.10	Encumbrances	67
3.11	Related Documents	67
3.12	Delivery of Organizational Documents	67
3.13	Legal Opinions	67
3.14	Appraisal	67
3.15	Completion of Proceedings	67
3.16	Independent Director Certificate	68
3.17	Transaction Costs	68
3.18	Other Payments and Fees; Origination Fee	68
3.19	Material Adverse Effect	68
3.20	Reports	68
3.21	Financial Statements; Tax Statements; Operating Statements	68
3.22	Tax Lot	68
3.23	Intentionally Omitted	68
3.24	Insurance	68
3.25	Evidence of Utility Service	69
3.26	Mortgage Loan Closing	69
3.27	Compliance with Legal Requirements	69
3.28	Credit Reports and Searches	69
3.29	Management Agreements	69
3.30	Conditions in Other Loan Documents	69
3.31	HVCRE	69
3.32	Miscellaneous	69

(Continued)

IV.	CONDITIONS TO ALL SUBSEQUENT ADVANCES.		69
4.1	Conditions Precedent to Advances		69
4.2	Additional TI/LC Funding Requirements		71
4.3	Additional Hotel Unit Work Advance Funding Requirements		73
4.4	Borrowing Procedures		74
	4.4.1	Draw Requests	74
	4.4.2	Required Documentation	75
	4.4.3	Intentionally Omitted.	75
	4.4.4	One Advance Per Month	75
	4.4.5	Advances to Pay Interest, Fees and Operating Expenses	76
V.	CASH MANAGEMENT.		77
5.1	Cash Management		77
	5.1.1	Collateral Accounts	77
	5.1.2	Intentionally Deleted	77
	5.1.3	Pledge of Account Collateral	78
	5.1.4	Maintenance of Mezzanine Collateral Accounts	78
	5.1.5	Eligible Accounts	79
	5.1.6	Intentionally Deleted	79
	5.1.7	Intentionally Deleted	79
	5.1.8	Intentionally Deleted	79
	5.1.9	Intentionally Deleted	79
	5.1.10	Account Collateral and Remedies Upon Event of Default	79
	5.1.11	Transfers and Other Liens	80
	5.1.12	Reasonable Care	80
	5.1.13	Administrative Agent’s Liability	80
	5.1.14	Continuing Security Interest	81

(Continued)

VI.	REPRESENTATIONS AND WARRANTIES.		81
6.1	Borrower General Representations		81
	6.1.1	Organization	81
	6.1.2	Proceedings	82
	6.1.3	No Conflicts	82
	6.1.4	Litigation	82
	6.1.5	Agreements	82
	6.1.6	Collateral	83
	6.1.7	No Bankruptcy Filing	83
	6.1.8	Full and Accurate Disclosure	83
	6.1.9	All Property	83
	6.1.10	No Plan Assets	83
	6.1.11	Compliance	84
	6.1.12	Financial Information	84
	6.1.13	Condemnation	84
	6.1.14	Federal Reserve Regulations	84
	6.1.15	Not a Foreign Person	84
	6.1.16	Separate Lots	85
	6.1.17	Assessments	85
	6.1.18	Enforceability	85
	6.1.19	No Prior Assignment	85
	6.1.20	Insurance	85
	6.1.21	Permits; Licenses	85
	6.1.22	Flood Zone	85
	6.1.23	Boundaries	85
	6.1.24	Leases	86
	6.1.25	Filing and Recording Taxes	86
	6.1.26	Single Purpose Entity/Separateness	86
	6.1.27	Management Agreements; Development Management Agreement	86
	6.1.28	Illegal Activity	86
	6.1.29	No Change in Facts or Circumstances; Disclosure	87
	6.1.30	Tax Filings	87
	6.1.31	Solvency/Fraudulent Conveyance	87
	6.1.32	Investment Company Act	87
	6.1.33	Labor	87
	6.1.34	Brokers	88
	6.1.35	No Other Indebtedness	88
	6.1.36	Taxpayer Identification Number	88
	6.1.37	Principal Place of Business	88
	6.1.38	Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws	88
	6.1.39	Hotel Matters	89
	6.1.40	Mortgage Loan Matters	89
	6.1.41	Material Contracts	89
6.2	Intentionally Omitted		89
6.3	Survival of Representations		89

(Continued)

VII.	BORROWER COVENANTS.		90
7.1		Affirmative Covenants	90
	7.1.1	Performance by Borrower and Mortgage Borrower	90
	7.1.2	Existence; Compliance with Legal Requirements	90
	7.1.3	Litigation	91
	7.1.4	Single Purpose Entity	91
	7.1.5	Consents	91
	7.1.6	Access to Property	91
	7.1.7	Notices of Events of Default	92
	7.1.8	Cooperate in Legal Proceedings	92
	7.1.9	Perform Loan Obligations	92
	7.1.10	Insurance	92
	7.1.11	Further Assurances; Substitute Notes	92
	7.1.12	Intentionally Deleted	94
	7.1.13	Business and Operations	94
	7.1.14	Title to the Property and Collateral	94
	7.1.15	Costs of Enforcement	94
	7.1.16	Estoppel Statement	95
	7.1.17	No Joint Assessment	95
	7.1.18	No Further Encumbrances	95
	7.1.19	Leases	95
	7.1.20	Management Agreements	98
	7.1.21	Manager	99
	7.1.22	Development Manager	101
	7.1.23	Termination Fee	102
	7.1.24	Approval of Material Agreements	102
	7.1.25	Intentionally Omitted	103
	7.1.26	HVCRE	103
7.2	Labor; Environmental Covenants; Vertical Subdivision Covenants		103
	7.2.1	Vertical Subdivision of the Project	103
	7.2.2	Labor	104
	7.2.3	Environmental Compliance	104
7.3	Negative Covenants		105

v

(Continued)

VIII.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION.		108
8.1	Insurance Requirements		108
	8.1.1	Coverage and Premiums	108
	8.1.2	Policies	109
	8.1.3	Blanket Policy	109
	8.1.4	Insureds	109
	8.1.5	No Cancellation	109
	8.1.6	Right to Cure	110
8.2	Condemnation and Insurance Proceeds		110
	8.2.1	Notification	110
	8.2.2	Proceeds	111
	8.2.3	Administrative Agent to Take Proceeds	112
	8.2.4	Mortgage Borrower to Restore	114
	8.2.5	Disbursement of Proceeds	115
IX.	IMPOSITIONS, LIENS AND OTHER ITEMS.		116
9.1	Borrower to Pay Impositions		116
9.2	No Liens		116
9.3	Contest		117
X.	TRANSFERS.		118
10.1	Reliance by Administrative Agent and Lenders		118
10.2	No Transfers		118
10.3	Permitted Transfers		119
XI.	INTEREST RATE CAP AGREEMENT.		120
11.1	Interest Rate Cap Agreement		120
11.2	Pledge		121
11.3	Covenants		121
XII.	MAINTENANCE OF PROPERTY		123
12.1	Maintenance of Property		123
12.2	Conditions to Alterations		124
XIII.	BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION.		124
13.1	Books and Records		124
13.2	Reporting		125
	13.2.1	Annual Reports	125
	13.2.2	Quarterly and Monthly Reports	125
13.3	Management Agreements; Development Management Agreement		126
13.4	Predevelopment Updates		126
13.5	Copies of Documents Relating to Property		126
13.6	Other Information		127
13.7	Annual Operating Budget		127

(Continued)

XIV.	INTENTIONALLY OMITTED.		127
XV.	SECONDARY MARKET TRANSACTIONS		127
15.1	Secondary Market Transactions		127
15.2	Borrower Cooperation		129
15.3	Intentionally Omitted		130
15.4	Intentionally Omitted		130
15.5	Servicer		130
XVI.	ASSIGNMENTS AND PARTICIPATIONS.		131
16.1	Assignment and Acceptance		131
16.2	Effect of Assignment and Acceptance		131
16.3	Content		132
XVII.	RESERVE ACCOUNTS.		132
17.1	Tax Reserve Account		132
17.2	Insurance Reserve Account		133
17.3	FF&E Reserve Account		133
17.4	Replacements and Replacement Funds		134
	17.4.1	Replacement Reserve	134
	17.4.2	Disbursements from Replacement Reserve Account	135
	17.4.3	Balance in the Replacement Reserve Account	135
17.5	Intentionally Omitted		135
17.6	Excess Cash Flow Reserve Account		135
17.7	Waiver of Required Deposits; Transfer of Reserve Funds Under Mortgage Loan; Grant of Lien		136
XVIII.	DEFAULTS.		136
18.1	Event of Default		136
18.2	Remedies		141
18.3	Remedies Cumulative; Waivers		143
18.4	Costs of Collection		143
XIX.	EXCULPATION.		144
19.1	Exculpation		144
XX.	MISCELLANEOUS.		148
20.1	Survival		148
20.2	Administrative Agent’s Discretion		148
20.3	GOVERNING LAW		148
20.4	Modification, Waiver in Writing		149
20.5	Delay Not a Waiver		149
20.6	Notices		150
20.7	TRIAL BY JURY		152
20.8	Headings		152
20.9	Severability		152
20.10	Preferences		152
20.11	Waiver of Notice		152
20.12	Expenses; Indemnity		153
20.13	Exhibits and Schedules Incorporated		154
20.14	Offsets, Counterclaims and Defenses		154
20.15	Liability of Assignees of Administrative Agent		154
20.16	No Joint Venture or Partnership; No Third Party Beneficiaries		155
20.17	Publicity		155
20.18	Waiver of Marshaling of Assets		155
20.19	Waiver of Counterclaim and other Actions		155
20.20	Conflict; Construction of Documents; Reliance		156
20.21	Brokers and Financial Advisors		156
20.22	Prior Agreements		156
20.23	Counterparts		156
20.24	Limitation of Liability		157
20.25	Acquisition of Mortgage Loan		157

(Continued)

XXI.	THE ADMINISTRATIVE AGENT.	157
21.1	Appointment and Authorization	157
21.2	Administrative Agent and Affiliates	157
21.3	Action by Administrative Agent	157
21.4	Consultation with Experts	157
21.5	Liability of Administrative Agent	158
21.6	Indemnification	158
21.7	Credit Decision	158
21.8	Successor Administrative Agent	158
21.9	Copies of Notices	159
21.10	Intercreditor Agreement	159
21.11	Modifications to Section 16.1 and Article XXI	160
21.12	Mortgage Loan Matters	160
21.13	Intentionally Omitted.	163
21.14	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	163

(Continued)

EXHIBITS:

EXHIBIT A	LEGAL DESCRIPTION
EXHIBIT B	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT B-2	INTENTIONALLY OMITTED
EXHIBIT C-1	FORM OF DRAW REQUEST
EXHIBIT C-2	FORM OF REQUISITION SPREADSHEET
EXHIBIT C-3	FORM OF BORROWING CERTIFICATE
EXHIBIT D	FORM OF COLLATERAL ASSIGNMENT OF INTEREST RATE CAP AGREEMENT

SCHEDULES:

SCHEDULE I	BORROWER ORGANIZATIONAL STRUCTURE
SCHEDULE II	HOTEL UNIT WORK BUDGET
SCHEDULE III	DEFINITION OF SINGLE PURPOSE ENTITY
SCHEDULE IV	INTENTIONALLY OMITTED
SCHEDULE V	LITIGATION
SCHEDULE VI	MATERIAL CONTRACTS
SCHEDULE VII	INTENTIONALLY OMITTED
SCHEDULE VIII	MATERIAL AGREEMENTS
SCHEDULE IX	MINIMUM RELEASE PRICES
SCHEDULE X	EXISTING RETAIL LEASES
SCHEDULE XI	LEASING GUIDELINES

AMENDED AND RESTATED MEZZANINE LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED MEZZANINE LOAN AND SECURITY AGREEMENT dated as of November 19, 2021 (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among 1350 S DIXIE MEZZ BORROWER LLC, a Delaware limited liability company, having its principal place of business at 1340 South Dixie Hwy, Suite 612, Coral Gables, Florida 33146, as borrower (“Borrower”), STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C., a Delaware limited liability company, having an address at c/o Starwood Property Trust, Inc., 591 W. Putnam Avenue Greenwich, CT 06830, as the initial lender (in such capacity, together with its successors and assigns, “Initial Lender”), the Lenders (as defined herein) from time to time party hereto and STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C., a Delaware limited liability company, having an address at c/o Starwood Property Trust, Inc., 591 W. Putnam Avenue Greenwich, CT 06830, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, “Administrative Agent”).

RECITALS:

WHEREAS, Borrower obtained a loan from Lenders in the maximum aggregate principal amount of up to $33,750,000.00 (the “Loan”) pursuant to that certain Mezzanine Loan and Security Agreement, dated as of May 10, 2021, by and among Borrower, Lenders and Administrative Agent (the “Original Loan Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Original Loan Agreement in its entirety as more particularly sets forth herein.

NOW THEREFORE, in consideration of the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (i) the Original Loan Agreement is hereby amended and restated in its entirety as set forth herein and (ii) the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” has the meaning set forth on Schedule III attached hereto.

“Account Banks” has the meaning set forth in the Mortgage Loan Agreement.

“Account Collateral” has the meaning set forth in Section 5.1.3.

“Account Control Agreement” has the meaning set forth in the Mortgage Loan Agreement.

“Acknowledgment” means, with respect to any Interest Rate Cap Agreement or a Replacement Interest Rate Cap Agreement, an acknowledgment by the applicable Approved Counterparty in form and substance reasonably satisfactory to Administrative Agent and such Approved Counterparty.

“Acknowledgment and Consent” means that certain Acknowledgment and Consent for Construction Agreements, dated as of the date hereof, made by Borrower and Mortgage Borrower in favor of Administrative Agent, for the benefit of Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Act” has the meaning set forth on Schedule III attached hereto.

“Actual Interest Payment” shall mean the Cumulative Interest Payments received by Lenders from the Closing Date to the first to occur of (a) the date of repayment or prepayment of the Loan in full or (b) the Maturity Date (whether by acceleration or otherwise).

“Administrative Agent” has the meaning set forth in the introductory paragraph hereto.

“Advance Conditions” means, collectively, all of the conditions for the disbursement of any Advance as set forth in Article IV of this Agreement.

“Advance Date” means, with respect to each Advance, the date on which such Advance is disbursed to Borrower pursuant to this Agreement, which date shall be not more than ten (10) Business Days following the date that all conditions to such Advance set forth in this Agreement have been satisfied (as reasonably determined by Administrative Agent).

“Advance Default” has the meaning set forth in Section 2.4(g).

“Advances” means, an advance (including the Floor Funding, a TI/LC Advance or an Interest/OpEx Advance) of any portion of the Loan Amount made pursuant to the provisions of this Agreement. An “Advance” means each of the Advances, individually.

“Affiliate” means, as to any Person, any other Person that, (i) directly or indirectly owns twenty percent (20%) or more of all Equity Interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common Control with such Person, and/or (iii) is a director, partner or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or an Affiliate of such Person.

“Affiliate Agreement” has the meaning set forth in Section 7.3(s).

“Affiliated Manager” means any Manager or Development Manager that is an Affiliate of Borrower, Mortgage Borrower or any Guarantor.

“Aggregate Debt Service” means, with respect to any particular period of time, Debt Service plus all scheduled payments of interest under the Mortgage Loan Note.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Allocated Loan Amount” means (a) with respect to the Hotel Unit, $13,952,983.72, (b) with respect to the Residential Unit, $15,379,340.18, (c) with respect to the Retail Units, $2,360,785.50, and (d) with respect to the Parking Unit, $2,056,890.60.

“ALTA” means American Land Title Association, or any successor thereto.

“Alteration” has the meaning set forth in Section 12.2.

“Alternative Rate” means, for any Interest Period, the greater of (a) the sum of (i) the Alternative Spread, plus (ii) the Alternative Rate Index for such Interest Period, and (b) the sum of (i) the Spread, plus (ii) the LIBOR Floor.

“Alternative Rate Index” means the Replacement Rate Index; provided, however, that, if an Alternative Rate Trigger has occurred and a Replacement Rate Index and Replacement Spread have not yet been selected by Administrative Agent, the Alternative Rate Index shall be the Prime Rate Index.

“Alternative Rate Loan” means the Loan or any portion thereof at any time during which the Interest Rate for the Loan or such portion thereof, as the case may be, is calculated with reference to the Alternative Rate in accordance with the provisions of Article II.

“Alternative Rate Strike Price” means an Alternative Rate Index rate that, if used to determine the monthly Debt Service payment amount on the first Payment Date during which the Interest Rate is an Alternative Rate, would result in a Debt Service Coverage Ratio equal to or greater than the Debt Service Coverage Ratio calculated as of the last day that the Interest Rate was the LIBOR Interest Rate using the then-applicable strike price (in lieu of the then-applicable Interest Rate) to determine the monthly Debt Service payment amount.

“Alternative Rate Trigger” means an Early Opt-In Election or Administrative Agent’s good faith determination that (a) adequate and reasonable means do not exist for ascertaining the then-applicable Rate Index or, if the then-applicable Rate Index is LIBOR, that a contingency has occurred which materially and adversely affects the London Interbank Eurodollar Market at which Administrative Agent prices loans (which determination by Administrative Agent shall be conclusive and binding on Borrower in the absence of manifest error), (b) that a different floating rate index has become generally accepted by market participants in commercial real estate loans as an alternative to the then-applicable Rate Index or (c) any institutional warehouse or repurchase lender that is not an Affiliate of Administrative Agent providing financing backed in whole or in part by an interest in the Loan has changed the Rate Index applicable to the Loan.

“Alternative Spread” means the Replacement Spread; provided, however, that, if an Alternative Rate Trigger has occurred and a Replacement Rate Index and Replacement Spread have not yet been selected by Administrative Agent, the Alternative Spread shall be the Prime Rate Spread.

“Annual Operating Budget” means an operating budget for the Property to be prepared by Mortgage Borrower or Hotel Lessee, as applicable, for each Fiscal Year (or portion thereof), and setting forth, in reasonable detail, such party’s good faith estimate, on a month-by-month basis, of all anticipated Operating Income, Operating Expenses, and Capital Expenditures for the Property for such Fiscal Year (or portion thereof).

“Apartment Lease” means any Lease demising space in the Residential Unit, which Lease shall comply with the provisions of Section 7.1.19.

“Appraisal” means a FIRREA appraisal of the Property conducted by an Independent MAI appraiser selected by Administrative Agent, which Appraisal shall conform to all regulatory requirements and be satisfactory in form and substance to Administrative Agent.

“Approved Annual Operating Budget” has the meaning set forth in Section 13.7.

“Approved Bank” means Bank of America, N.A., Wells Fargo Bank, N.A., J.P. Morgan Chase Bank, N.A., Citibank, N.A. or another bank or other financial institution that has a minimum long term unsecured debt rating of at least “A” by S&P or “A2” by Moody’s.

“Approved Counterparty” means (i) a bank or other financial institution which has either (a) a long-term unsecured debt rating of “A-” or higher by S&P or (b) a long-term unsecured debt rating of “A3” or higher by Moody’s; or (c) a long-term unsecured debt rating of “A-” or higher by Fitch, or (ii) a bank or other financial institution which does not satisfy the ratings requirements set forth in clauses (a), (b) or (c) of subsection (i) above, but which bank or other financial institution’s obligations under any Interest Rate Cap Agreement are guaranteed by a parent or Affiliate of such bank or other financial institution that does satisfy one or more of the rating requirements set forth in clauses (a), (b) and (c) of subsection (i) above.

“Approved FF&E Expenditures” means costs and expenses incurred in connection with the purchase, lease and/or installation by Borrower or Hotel Lessee of FF&E at the Property in accordance with (a) the applicable Approved Annual Operating Budget, or (b) if not set forth in an Approved Annual Operating Budget, as may otherwise be approved by Administrative Agent in its reasonable discretion from time to time.

“Approved Replacement Guarantor” means any Person that (a) is acceptable to Administrative Agent in its sole discretion in all circumstances, (b) has on the date of delivery of any replacement guaranty pursuant to this Agreement, and agrees to maintain pursuant to such guaranty (and together with any other Guarantors remaining a party to such guaranty after such replacement), an aggregate Net Worth of not less than the amount required to be maintained by all Guarantors pursuant to the Guarantees, and aggregate Liquid Assets of not less than the amount required to be maintained by all Guarantors pursuant to the Guarantees, (c) is not a Prohibited Person, (d) has experience owning and/or managing properties that are similar to the Property and located in similar geographic and economic markets, and (e) is (or is Controlled by) a reputable person of good character, able to provide positive references from other lenders or banking relationships.

“Approved Replacement Guarantor Conditions” means that (a) an Approved Replacement Guarantor shall have executed a guaranty of recourse obligations, a carry guaranty and an environmental indemnity agreement (collectively, the “Replacement Guarantees”) on substantially the same forms as the Guarantees and Environmental Indemnity executed by Guarantors in connection with the Loan, (b) Borrower shall have executed such modifications to the Loan Documents as may be reasonably required to reflect such Replacement Guarantor and Replacement Guarantees, and customary reaffirmations of the Loan Documents as Administrative Agent may reasonably require, and shall have delivered updated organizational documents of Borrower as may be reasonably required to identify the Replacement Guarantor and memorialize such Replacement Guarantees, (c) Administrative Agent shall have received such legal opinions of counsel to such parties with respect to the foregoing modifications to the Loan Documents and Replacement Guarantees in form and substance substantially the same as Administrative Agent required on the Closing Date, (d) Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that the Approved Replacement Guarantor, collectively with any remaining Guarantors, complies with the Guarantor Financial Covenants applicable to Guarantors pursuant to the Loan Documents, and (e) the proposed Approved Replacement Guarantor owns a direct or indirect Equity Interest in Borrower or otherwise demonstrates to Administrative Agent’s satisfaction that it has received adequate consideration for executing the applicable Replacement Guarantees.

“Assignment and Acceptance” means each Assignment and Acceptance entered into by a Lender and an assignee, and accepted by Administrative Agent, in substantially the form of Exhibit B or such other form customarily used by Administrative Agent in connection with the syndication of mortgage loans at the time of such assignment.

“Assignment of Leases” means that certain Assignment of Leases and Rents, dated as of the Closing Date, made by Mortgage Borrower to Mortgage Administrative Agent for the benefit of the Mortgage Lender, as security for the Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Rate Cap” means a Collateral Assignment of Interest Rate Cap Agreement by Borrower in favor of Administrative Agent for the benefit of the Lenders in the form attached as Exhibit D hereto to be executed and delivered by Borrower in connection with Borrower’s obtaining of any Interest Rate Cap Agreement pursuant to Article XI and to be acknowledged by the applicable Approved Counterparty pursuant to an Acknowledgment, together with any additional assignments in substantially the same form required pursuant to the terms of this Agreement to be executed and delivered by Borrower to Administrative Agent for the benefit of the Lenders in connection with any extension or replacement of any Interest Rate Cap Agreement, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Title Insurance Proceeds” means that certain Assignment of Title Insurance Proceeds, dated as of the Closing Date, made by Borrower and Mortgage Borrower in favor of Administrative Agent, for the benefit of Lenders, and consented to by Title Company as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Authorized Representative” means any Person(s) designated in writing by Borrower to Administrative Agent on the Closing Date as authorized to sign and deliver requisition letters pursuant to Section 4.4.2), as the list of such Persons may be updated and revised by Borrower by written notice to Administrative Agent from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Action” has the meaning set forth on Schedule III attached hereto.

“Bankruptcy Code” means Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.

“Bankruptcy Event” has the meaning set forth in Section 18.1(a)(ix).

“Blended Rate” means the weighted average annual interest rate payable under the Notes and under the Mortgage Loan Notes assuming an Event of Default does not then exist under either the Loan or under the Mortgage Loan.

“Bona Fide Sales Contract” has the meaning set forth in Section 7.2.1(b).

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Group” means, collectively, the Borrower, Mortgage Borrower, any Affiliated Manager, any Guarantor or any Person Controlled by, Controlling or under common Control with Borrower, Mortgage Borrower or Guarantor.

“Borrower Operating Account” has the meaning set forth in the Mortgage Loan Agreement.

“Borrower Party” and “Borrower Parties” means, collectively, Borrower, each SPE Constituent Entity, Mortgage Borrower, each Guarantor and any of the respective members, managers, officers, directors or Affiliates of Borrower, Mortgage Borrower, any SPE Constituent Entity, or any Guarantor, whether direct or indirect, but excluding shareholders of any of the foregoing entities that are publicly traded companies and any other members or shareholders which are not Affiliates.

“Borrower Recourse Liabilities” has the meaning set forth in Section 19.1.

“Borrowing” means a borrowing hereunder consisting of the aggregation of Advances of one or more Lenders to be made to Borrower pursuant to Article II on a single date and during a single Interest Period.

“Budgeted Discretionary Operating Expenses” has the meaning set forth in the definition of “Permitted Operating Expense Deficit”.

“Business Day” means any day other than a Saturday, Sunday or any other day on which state or national banks in New York, New York are not open for business. When used with respect to an Interest Determination Date, Business Day means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

“Capital Expenditures” means, for any period, the amount expended for items required to be capitalized under GAAP and, with respect to the Hotel Unit, under the Uniform System of Accounts (including expenditures for building improvements, major repairs and tenant improvements). “Capital Expenditures” shall exclude any item that otherwise would be a Capital Expenditure to the extent such item is not payable by Mortgage Borrower but rather is payable directly by any Tenant under any Lease or is payable directly by the Hotel Manager under the Hotel Management Agreement.

“Carry Guaranty” means that certain Mezzanine Guaranty of Carry Costs, dated as of the Modification Date, made by Guarantor in favor of Administrative Agent for the benefit of the Lenders, as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash” means the legal tender of the United States of America.

“Cash and Cash Equivalents” means any one or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.

“Cash Management Account” has the meaning set forth in the Mortgage Loan Agreement.

“Cash Management Bank” has the meaning set forth in the Mortgage Loan Agreement.

“Cash Management Event” means the occurrence of any of the following: (a) the Closing Date; (b) an Event of Default; (c) any Bankruptcy Action with respect to Borrower, Mortgage Borrower, Hotel Lessee, Guarantor or any Manager; (d) the determination by Administrative Agent at any time that the Debt Yield is not at least (x) following the Closing Date and otherwise prior to the Initial Maturity Date, five and seventy-five hundredths percent (5.75%), or (y) during any Extension Period, six percent (6.0%) (provided, that in the event of a failure of Borrower or Hotel Lessee to deliver the information and documentation required under Section 13.2 by the required delivery date hereunder, at Administrative Agent’s option the Debt Yield will be presumed to be less than the level required above unless and until such information and documentation are provided to Administrative Agent and demonstrate otherwise); or (e) the occurrence of a Mortgage Loan Event of Default

“Cash Management Period” means the period commencing upon the occurrence of any Cash Management Event and continuing until a corresponding Cash Management Termination Event occurs.

“Cash Management Termination Event” means the occurrence of any of the following: (a) with respect to the Cash Management Event commencing on the Closing Date, Administrative Agent shall have determined that the Debt Yield is at least five and seventy-five hundredths percent (5.75%); (b) if the related Cash Management Event occurred as a result of an Event of Default, such Event of Default shall no longer exist (without implying that Borrower has a right to cure an Event of Default), no other Event of Default then exists, and Administrative Agent shall not have otherwise accelerated the Loan, moved for a receiver or commenced foreclosure proceedings; (c) in the event that the related Cash Management Event occurred as a result of a Bankruptcy Action, (i) the emergence of the applicable Person from bankruptcy with no material adverse consequence to the Property (unless same shall have been cured in full) or the Loan, as reasonably determined by Administrative Agent, (ii) if the Bankruptcy Action relates to a Manager, the emergence of the applicable Person from bankruptcy with no material adverse consequence to the Property or the Loan (unless same shall have been cured in full), or the replacement of such Manager with a Qualified Manager in accordance with the terms and conditions of this Agreement, or (iii) if the Bankruptcy Action relates to Guarantor, the emergence of the applicable Person from bankruptcy with no material adverse consequence to the Property or the Loan (unless same shall have been cured in full) or the replacement of Guarantor with an Approved Replacement Guarantor in accordance with the terms and conditions of this Agreement; and (d) with respect to the Cash Management Event described in clause (d) of the definition thereof occurring after the Closing Date, but for the avoidance of doubt, without limiting clause (a) above, Administrative Agent shall have determined that the Debt Yield is (i) prior to the Initial Maturity Date, at least five and seventy-five hundredths percent (5.75%) for two (2) consecutive full calendar quarters, or (ii) during any Extension Period, at least six percent (6.0%) for two (2) consecutive full calendar quarters; and (d) with respect to the Cash Management Event described in clause (e) of the definition thereof, the receipt by Administrative Agent of a Mortgage Loan Event of Default Revocation Notice

“Casualty” means the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Amount” means Five Million Dollars ($5,000,000).

“Cause” means, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Person that constitute willful disregard of such Person’s duties under the applicable agreements; (ii) that such Person has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Person; (iii) such Person dies or is incapacitated or otherwise unable to perform its duties as an Independent Director or Independent Manager or such Person’s employment with the applicable service provider is terminated; or (iv) any increase in the fees charged by such Person for service as an Independent Director or Independent Manager which Borrower or the applicable SPE Entity in its reasonable discretion determines to be commercially unreasonable.

“Closing Date” means May 10, 2021.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” has the meaning set forth in the Pledge Agreement.

“Collection Accounts” has the meaning set forth in the Mortgage Loan Agreement.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Advances pursuant to the terms and conditions of the Loan Documents and which shall not, in the aggregate with respect to the Loan, exceed the principal amounts set forth opposite such Lender’s name below or as set forth in the Assignment and Acceptance by which it became a Lender, as modified from time to time in accordance with the terms of this Agreement or to give effect to any Assignment and acceptance executed and delivered in accordance with the terms of this Agreement. “Commitments” means the aggregate principal amount of the Commitments of all the Lenders, which in the aggregate shall equal the Loan Amount. The Commitments of each Lender as of the date hereof are as follows: Initial Lender Commitment: $33,750,000.

“Commitment Percentage” means, with respect to each Lender, the percentage obtained by dividing such Lender’s Commitment by the aggregate amount of all Lenders’ Commitments.

“Confidentiality Agreement” has the meaning set forth in Section 15.1(a).

“Consent Regarding Development Management Agreement” means that certain Consent Regarding Development Management Agreement, dated as of the Closing Date, executed and delivered by Development Manager and Borrower, in favor of Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Consent Regarding F&B Management Agreement” means that certain Consent Regarding F&B Management Agreement, dated as of the Closing Date, executed and delivered by F&B Manager and Borrower, in favor of Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Consent Regarding Hotel Management Agreement” means that certain Consent Regarding Hotel Management Agreement, dated as of the Closing Date, executed and delivered by Hotel Manager and Borrower, in favor of Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Consent Regarding Parking Management Agreement” means that certain Consent Regarding Parking Management Agreement, dated as of the Closing Date, executed and delivered by Parking Manager and Borrower, in favor of Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Consent Regarding Residential Management Agreement” means that certain Consent Regarding Residential Management Agreement, dated as of the Closing Date, executed and delivered by Residential Manager and Borrower, in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Consent Regarding Retail Management Agreement” means that certain Consent Regarding Retail Management Agreement, dated as of the Closing Date, executed and delivered by Retail Manager and Borrower, in favor of Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Consents” means, collectively, the Consent Regarding Development Management Agreement, the Consent Regarding F&B Management Agreement, the Consent Regarding Hotel Management Agreement, the Consent Regarding Parking Management Agreement, the Consent Regarding Residential Management Agreement and the Consent Regarding Retail Management Agreement.

“Constituent Equity Members” has the meaning set forth on Schedule III attached hereto.

“Constituent Member” has the meaning set forth in Section 19.1(c).

“Construction Consultant” means such Person as may be designated and engaged by Administrative Agent in its sole discretion from time to time as construction consultant to advise, consult and render reports to Administrative Agent and Lenders concerning the status of any Tenant Improvements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, subject to the rights customarily granted to limited partners and joint venture partners (including the right of such parties to vote on customary major decisions). The terms “Controlled”, “Controlling” and “Common Control” shall have correlative meanings.

“Control Requirement” means at all times, one or more of (i) NP International Real Estate Fund, LLC (as long as the same is Controlled by Charles D. Nolan, Jr. and/or Brent M. Reynolds), and/or (ii) one or more of Charles D. Nolan, Jr. and/or Brent M. Reynolds maintains Control of Borrower, Hotel Lessee and Mortgage Borrower.

“Counterparty” means the Approved Counterparty that is the issuer of an Interest Rate Cap Agreement.

“Counterparty Opinion” has the meaning set forth in Section 11.3(g).

“Cumulative Interest Payments” shall mean the aggregate sum actually paid to the Lenders from the portion of the Debt Service attributable solely to the Interest Rate (and specifically excluding any portion of the Debt Service attributable to the Default Rate, Late Payment Charges, any origination or commitment fees, any Extension Fees, any Unused Fees, any payments in reduction of the outstanding principal balance of the Loan and any reimbursement of costs or expenses incurred by Administrative Agent or any Lender required to be reimbursed by Borrower under the Loan Documents).

“DBRS” means DBRS, Inc., together with its successors.

“Debt” means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Notes, together with all interest accrued and unpaid thereon and all other sums due to the Lenders in respect of the Loan under the Notes, this Agreement, and the other Loan Documents.

“Debt Service” means, with respect to any particular period of time, scheduled payments of interest and principal under all Notes.

“Debt Service Coverage Ratio” means, as of the date of calculation, a ratio, as determined by Administrative Agent, in which (a) the numerator is UNCF and (b) the denominator is Pro Forma Debt Service.

“Debt Yield” means, as of any date of determination, a fraction, expressed as a percentage, (i) the numerator of which is the UNCF and (ii) the denominator of which is equal to the sum of (a) the outstanding principal amount of the Loan plus all remaining amounts available to be advanced from the Loan amount, plus (b) the outstanding principal amount of the Mortgage Loan, plus any remaining amounts available to be advanced from the Mortgage Loan.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (i) the Maximum Legal Rate and (ii) five percent (5%) above the Interest Rate in effect from time to time as set forth herein.

“Defaulted Lender Obligation” has the meaning set forth in Section 2.4(e).

“Defaulting Lender” has the meaning set forth in Section 2.4(f).

“Development Management Agreement” means that certain Development Management Agreement, dated as of September 14, 2017, between Development Manager and Mortgage Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Development Manager” means NPI Construction, LLC, a Minnesota limited liability company, or any Qualified Development Manager engaged by Mortgage Borrower with respect to all or any portion of the Project.

“Development Manager Replacement Event” has the meaning set forth in Section 7.1.22(b).

“Discretionary Operating Expenses” means Operating Expenses which are not Non-Discretionary Expenses, or fees or payments payable to any Affiliate of Borrower or Mortgage Borrower.

“Distributable Proceeds” means all Revenues generated by the Hotel Unit, the Residential Unit, the Retail Unit, and Parking Unit, as applicable, after application of such amounts to pay Impositions, Insurance Premiums, Debt Service (if applicable), Operating Expenses set forth in the Approved Annual Operating Budget and/or otherwise constituting Permitted Operating Expense Deficits, and other expenses reasonably incurred in the ordinary course of business, and otherwise to fund required reserves, in each case of the Residential Unit, the Parking Unit, the Hotel Unit and the Retail Unit, in accordance with the terms and conditions of the applicable Management Agreement.

“Draw Request” has the meaning set forth in Section 4.4.1.

“Early Opt-in Election” means that Administrative Agent (i) is then originating U.S. dollar-denominated floating rate commercial real estate loans that at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, a Rate Index which has become generally accepted by market participants in such commercial real estate loans and which is not the Rate Index which is then in effect hereunder, and (ii) has elected, following non-binding consultation with Borrower, to change the then-effective Rate Index to such other Rate Index.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” means any one or more of: (a) any Person that (i) has total assets (in name or under management) of at least $200,000,000.00 and capital/statutory surplus or shareholders’ equity (including any undrawn capital commitments of investors) of at least $85,000,000.00 (but an advisory firm, fund manager, or similar fiduciary need not satisfy such total assets and capital statutory surplus or shareholder’s equity requirements so long as the actual entity that is proposed to hold the Loan does satisfy such requirements), and (ii) is regularly engaged in the business of making, owning or administering (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate construction loans (including mezzanine construction loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or developing or operating commercial properties, or (b) any Lender or an Affiliate of any Lender.

“Eligible Institution” means (i) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (A) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for thirty (30) days or less) and (B) the long term unsecured debt obligations of which are rated at least “A+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than thirty (30) days) or (ii) such other depository institution otherwise approved by Administrative Agent from time-to-time in its sole discretion.

“Engineering Report” means any written report resulting from the property condition assessment of the Project or any part thereof delivered to Administrative Agent in connection with the Loan.

“Environmental Indemnity” means that certain Mezzanine Environmental Indemnity Agreement, dated as of the Modification Date, made by Borrower and Guarantor in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” has the meaning set forth in the Environmental Indemnity.

“Environmental Reports” has the meaning given such term in the Environmental Indemnity.

“Equipment” has the meaning set forth in the Security Instrument.

“Equity Interests” means (i) partnership interests (general or limited) in a partnership, (ii) membership interests in a limited liability company, (iii) shares or stock interests in a corporation, and (iv) the beneficial ownership interests in a trust.

“Equity Payment” means a payment by Borrower and/or Mortgage Borrower which payment is not made from Advances or Mortgage Advances.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 18.1(a).

“Excess Cash Flow” has the meaning set forth in the Mortgage Loan Agreement.

“Excess Cash Flow Reserve Account” has the meaning set forth in the Mortgage Loan Agreement.

“Excluded Taxes” means, with respect to each of Administrative Agent, each Lender or any other recipient (each of the foregoing, a “Recipient”) of any payment to be made on account of the Debt pursuant to this Agreement or any other Loan Document, (i) any taxes imposed on (or measured by) such Recipient’s income and franchise or similar taxes imposed on it by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of a Lender, in which its applicable Lending Office is located (and, if different from the jurisdiction of such Lender’s Lending Office, the jurisdiction of the domicile of its Advances determined by the applicable taxing authorities), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed under the laws of any other jurisdiction in which Borrower is located, and (iii) any U.S. Federal Withholding Taxes imposed under FATCA.

“Excusable Delay” means any delay or number of delays, not exceeding one hundred eighty (180) days in the aggregate, due to conditions beyond the reasonable control of Borrower, including strikes, stays, judgments, orders, decrees, labor disputes, governmental restrictions, earthquakes, hurricanes, tidal waves, inclement weather or any act of God or operation of forces of nature, enemy action, an act of terrorism, civil commotion, fire, casualty, accidents, epidemics, pandemics, shortages of, or inability to obtain, labor, utilities or material, unusual subsurface or unknown or concealed physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities, any failure of any Lender to make any Advance required to be made by the Lenders pursuant to this Agreement or any failure by Mortgage Lender to make Mortgage Advances required to be made by Mortgage Lender pursuant to the terms of the Mortgage Loan Agreement, provided, that Borrower shall have given written notice of such delay to Administrative Agent within ten (10) Business Days of the date Borrower became aware of the occurrence of the event resulting in such delay. Notwithstanding the foregoing, if Borrower is able subsequently to demonstrate to the reasonable satisfaction of Administrative Agent the existence and duration of an occurrence of delay that would have qualified as Excusable Delay but for Borrower’s failure to timely notify Administrative Agent, such delay shall nevertheless be deemed Excusable Delay for the period commencing on the date on which Borrower first became aware that such occurrence was likely to result in a delay, and continuing thereafter in accordance with the terms of this definition.

“Existing Affiliate Agreements” means Development Management Agreement and the Hotel Unit Lease.

“Extension Confirmation” has the meaning set forth in Section 2.5(b).

“Extension Fee” means, an amount equal to one-quarter of one percent (0.25%) of the principal balance of the Loan outstanding as of the applicable Maturity Date then being extended plus any unfunded portion of the Loan remaining available to be Advanced as of such Maturity Date.

“Extension Account” has the meaning set forth in Section 2.5(b).

“Extension Collateral” has the meaning set forth in Section 2.5(b).

“Extension Options” has the meaning set forth in Section 2.5(b).

“Extension Period” means each of the First Extension Period and the Second Extension Period.

“Extraordinary Expenses” means Operating Expenses not set forth in the Approved Annual Operating Budget.

“F&B Management Agreement” means (i) that certain Food and Beverage Management Agreement, dated as of March 1, 2021, by and between Borrower and F&B Manager, and (ii) any replacement food and beverage management agreements hereafter entered into by Borrower with a Qualified Manager for the operation of one or more restaurants in the Project, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“F&B Manager” means Alpareno Restaurant Group, LLC, or any other Qualified Manager engaged by Borrower with respect to the Hotel Unit in accordance with Section 7.1.21 hereof.

“F&B Space” means the space located at the “Tower B Commercial Unit” as such term is defined and such space is legally described in the Master Declaration.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“FF&E” shall mean all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on the Property or used in connection with the use, occupancy, operation and maintenance of all or any part of the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets, in each case to the extent constituting the personal property of Borrower and excluding any such items owned by a tenant.

“FF&E Reserve Account” has the meaning set forth in Section 17.3 hereof.

“FF&E Reserve Amount” has the meaning set forth in Section 17.3 hereof.

“Financial Information” has the meaning set forth in Section 15.2(b).

“First Extended Maturity Date” means May 9, 2025.

“First Extension Option” has the meaning set forth in Section 2.5(b).

“First Extension Period” means the period of twelve (12) consecutive months following the Initial Maturity Date.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan or the portion of any such twelve (12) month period falling within the term of the Loan in the event that such a 12-month period occurs partially before or after, and partially during, the term of the Loan.

“Fitch” means Fitch, Inc., together with its successors.

“Floor Funding” means the Advance made on the Closing Date in the amount of $31,225,649.72 for purposes of refinancing certain existing debt encumbering the Property and paying costs and expenses incurred in connection with the closing of the Loan, as approved by Administrative Agent.

“GAAP” means the generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination. With respect to the Hotel Unit, accounting practices in accordance with the Uniform System of Accounts for the Lodging Industry (11th Revised Edition, 2014 or any later edition thereof) shall be deemed to satisfy the definition of GAAP for all purposes hereunder.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, in the case of any provision herein relating to the Lenders, foreign Governmental Authorities.

“Guarantees” means, collectively, the Recourse Guaranty, the Payment Guaranty and the Carry Guaranty.

“Guarantor” means Charles D. Nolan, Jr. (provided, however, from and after such time as the Approved Replacement Guarantor Conditions have been satisfied, the term “Guarantor” shall include, together with any Guarantor that continues to be a Guarantor hereunder, the applicable Approved Replacement Guarantor, but neither the foregoing nor the satisfaction of the Approved Replacement Guarantor Conditions shall limit any of Administrative Agent’s rights or remedies against the Guarantor that has been replaced pursuant to its Guarantees as provided in such agreements).

“Guarantor Financial Covenants” has the meaning set forth in the Recourse Guaranty.

“Hazardous Materials” has the meaning set forth in the Environmental Indemnity.

“Hotel Lessee” means NRI Real Token Tenant, LLC, a Delaware limited liability company, together with its successors and/or assigns.

“Hotel Management Agreement” means (i) that certain Hotel Management Agreement, dated as of November 15, 2019, by and between Initial Hotel Manager and Mortgage Borrower, as modified by that certain Assignment, Assumption and Amendment of Management Agreement dated as of November 11, 2021, by and among Mortgage Borrower, Hotel Lessee and Initial Hotel Manager (the “Initial Hotel Management Agreement”), and (ii) any replacement hotel management agreements hereafter entered into by Mortgage Borrower or Hotel Lessee with a Qualified Manager for the operation of the Hotel Unit, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Hotel Manager” means Hersha Hospitality Management L.P., a Pennsylvania limited partnership (the “Initial Hotel Manager”) or any other Qualified Manager engaged by Mortgage Borrower with respect to the Hotel Unit in accordance with Section 7.1.21 hereof.

“Hotel UNCF” means the underwritten net cash flow for the Hotel Unit determined by Administrative Agent as the sum of (a) Revenues for the trailing twelve (12) month period (including but not limited to based on actual occupancy and average daily room rates and other recurring revenue for the Hotel Unit), less (b) the greater of (i) budgeted Operating Expenses as set forth in the Approved Annual Operating Budget and (ii) actual Operating Expenses incurred in connection with the Hotel Unit during the twelve (12) month period preceding the date of calculation, with adjustments for any anticipated increases or decreases in such Operating Expenses projected to occur (based on executed agreements or other evidence satisfactory to Administrative Agent) during the twelve (12) month period following the date of calculation, and assuming (i) base hotel management fees equal to the greater of (A) the amount required to be paid pursuant to the Hotel Management Agreement during such prior 12-month period, and (B) two and one half percent (2.5%) of Revenues for the Hotel Unit during such prior 12-month period, and (ii) deposits to the FF&E Reserve equal to the greater of (A) the amount required to be paid pursuant to the Hotel Management Agreement during such prior 12-month period, and (B) four percent (4.0%) of Revenues for the Hotel Unit for the prior 12-month period.

“Hotel Unit” means, collectively, (a) the Unit to be located at the Property comprising the limited service 245-key hotel intended to be operated in the Improvements pursuant to the Hotel Management Agreement, and (b) the F&B Space.

“Hotel Unit Lease” means that certain Lease Agreement dated as of November 11, 2021, by and between Mortgage Borrower, as lessor, and Hotel Lessee, as lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Hotel Unit Work” has the meaning set forth in the definition of Hotel Unit Work Costs contained herein.

“Hotel Unit Work Advance” means an Advance made to pay for Hotel Unit Work Costs.

“Hotel Unit Work Allocation” means the portion of the Loan in the initial amount of $544,350.28 allocated for Hotel Unit Work Advances.

“Hotel Unit Work Budget” means that certain budget attached hereto as Schedule II which has been approved by Administrative Agent (as the same may be modified from time to time with the prior written approval of Administrative Agent, not to be unreasonably withheld, conditioned or delayed) setting forth the anticipated Hotel Unit Work Costs (and an associated contingency).

“Hotel Unit Work Costs” means costs incurred or required to be paid in connection with the completion of the work contemplated in the Hotel Unit Work Budget, including, without limitation, hard and soft costs in connection with the anticipated build-out, marketing and pre-opening operations of the F&B Space (collectively, the “Hotel Unit Work”).

“HVCRE” means any loan classified as a Highly Volatile Commercial Real Estate Loan by the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) including the rules, guidelines and directives promulgated pursuant to Basel III.

“Impositions” means all taxes or payments-in-lieu of taxes (including all ad valorem, sales (including those imposed on lease rentals), use, gross rental receipts, value added, intangible transaction or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the Closing Date and whether or not commenced or completed during the Term), business improvement district charges and assessments, water, sewer, maintenance, vault or other similar charges, excises, levies or fees, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Revenues (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed by any Governmental Authority on or in respect of or be a Lien upon (i) the Property, or any other collateral delivered or pledged to Administrative Agent in connection with the Loan, or any part thereof, or any Revenues therefrom or any estate, right, title or interest therein, or (ii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof, but, in each case, excluding (a) all income, franchise, single business or other taxes imposed on Mortgage Borrower, Hotel Lessee or Borrower for the privilege of doing business in the jurisdiction in which the Property is located, (b) all permit, license and similar fees payable in connection with the Project and (c) sales, occupancy or similar taxes to the extent actually paid by Tenants or which cannot become a Lien on the Property.

“Improvements” has the meaning set forth in the Security Instrument.

“Indebtedness” has the meaning set forth on Schedule III attached hereto.

“Indemnification Date” has the meaning set forth in Section 20.12(b).

“Indemnified Parties” has the meaning set forth in Section 20.12(b).

“Independent” means, when used with respect to any Person, a Person who (i) does not have any direct financial interest or any material indirect financial interest in Borrower, Mortgage Borrower or in any Affiliate of Borrower or Mortgage Borrower, (ii) is not connected with Borrower or Mortgage Borrower or any Affiliate of Borrower or Mortgage Borrower, as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions, and (iii) is not a member of the immediate family of a Person defined in clauses (i) or (ii) above.

“Independent Accountant” means any so-called “big four” accounting firm or another firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Administrative Agent.

“Independent Architect” means an architect, engineer or construction consultant selected by Mortgage Borrower which is Independent, licensed to practice in the State and has at least five (5) years of architectural experience and which is reasonably acceptable to Administrative Agent.

“Independent Director” or “Independent Manager” means a natural person who (A) has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc. (or its affiliate NRAI Entity Services, LLC), Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, independent managers or independent members, another nationally-recognized company reasonably approved by Administrative Agent, in each case, that is not an Affiliate of the Borrower or Mortgage Borrower and that provides professional independent directors, independent managers, independent members and other corporate services in the ordinary course of its business, and (B) is duly appointed as an independent director, independent manager or independent member of (1) the board of directors or board of managers of the applicable corporation or (2) the applicable limited liability company and for the five (5)-year period prior to his or her appointment as such independent director, independent manager or independent member has not been and during the continuation of his or her serving as such independent director, independent manager or independent member will not be, any of the following: (i) a member (other than a Special Member of Borrower), manager (other than an Independent Director or Independent Manager of Borrower), director, trustee, officer, employee, attorney, or counsel of any of Borrower, Mortgage Borrower, any Sponsor or their respective Affiliates; (ii) a creditor, customer, supplier, service provider (including provider of professional services) or other Person who derives any of its purchases or revenues from its activities with Borrower, Mortgage Borrower, any Sponsor or any of their respective Affiliates (other than a member, manager, director, trustee, officer, employee, attorney or counsel of a nationally-recognized company that routinely provides professional independent directors, independent managers and independent members and other corporate services to Borrower, Mortgage Borrower, any Sponsor or any of their respective Affiliates in the ordinary course of business); (iii) a direct or indirect legal or beneficial owner in Borrower, Mortgage Borrower, any Sponsor or any of their respective Affiliates; (iv) a member of the immediate family of any member, manager, employee, attorney, customer, supplier or other Person referred to above; and (v) a Person Controlling or under the common Control of anyone listed in clauses (i) through (iv) above. A natural person who otherwise satisfies the foregoing definition but does not satisfy the requirements of clause (i) by reason of being the independent director, independent manager or independent member of a “single purpose entity” affiliated with Borrower or Mortgage Borrower shall be qualified to serve as an Independent Director or Independent Manager hereunder, provided that the fees that such individual earns from serving as an independent director, independent manager or independent member of affiliates of Borrower or Mortgage Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “single purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the Single Purpose Entity definition in this Agreement. The Independent Director or Independent Manager for each of Borrower and Mortgage Borrower (or their respective SPE Constituent Entities, if any) shall at all times be separate persons.

“Initial Hotel Management Agreement” has the meaning set forth in the definition of Hotel Management Agreement.

“Initial Hotel Manager” has the meaning set forth in the definition of Hotel Manager.

“Initial Lender” has the meaning set forth in the introductory paragraph hereto.

“Initial Maturity Date” means May 9, 2024.

“Insurance Premiums” has the meaning set forth in Section 8.1.2.

“Insurance Requirements” means, collectively, (i) the requirements of Section 8.1 together with all material terms of any of the Policies required thereunder, and (ii) all material regulations and then-current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions.

“Insurance Reserve Account” has the meaning set forth in the Mortgage Loan Agreement.

“Insurance Reserve Amount” has the meaning set forth in Section 17.2.

“Intangibles” has the meaning set forth in the Security Instrument.

“Intercreditor Agreement” means any applicable intercreditor agreement among Administrative Agent for and on behalf of Lenders and Mortgage Lender (or Mortgage Administrative Agent on behalf of Mortgage Lender, as the same may be amended, restated, extended, supplemented or otherwise modified from time to time.

“Interest Determination Date” means, with respect to each Interest Period, the date which is two (2) London Business Days prior to the day such Interest Period commences; provided, however, that with respect to the initial Interest Period, the Interest Determination Date shall be two (2) London Business Days prior to the Closing Date.

“Interest/OpEx Advances” means Advances made from the Interest/OpEx Allocation for purposes of funding Debt Service and Operating Expense deficits and any other Qualifying Interest/OpEx Payment Obligations, subject to the terms of this Agreement.

“Interest/OpEx Allocation” means a portion of the Loan Amount in the amount of $900,000 initially allocated for Interest/OpEx Advances (as the same may be adjusted pursuant to the terms of this Agreement, including Section 4.4.5(a), or as otherwise agreed to in writing by Administrative Agent and Borrower).

“Interest/OpEx Borrower Payment” has the meaning set forth in Section 4.4.5(a)

“Interest Period” means, with respect to each Payment Date, the period commencing on and including the ninth (9th) day of the preceding calendar month and ending on and including the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, however, that (i) no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate) and (ii) for any Advance, the first Interest Period shall begin on and include the first Advance Date and end on and include the eighth (8th) day of the calendar month in which such Advance Date occurs if the Advance Date occurs prior to the eighth (8th) day of such month or shall end on the eighth (8th) day of the calendar month following the calendar month in which such Advance Date occurs if the Advance Date occurs on or after the ninth (9th) day of such calendar month. The first Interest Period hereunder shall begin on and include the Closing Date and shall end on and include the eighth (8th) day of either (a) the calendar month in which the Closing Date occurs, if the Closing Date occurs on or after the first day of such month, but prior to the ninth (9th) day of such calendar month, or (b) the calendar month following the calendar month in which the Closing Date occurs, if the Closing Date occurs after the ninth (9th) day of such calendar month).

“Interest Rate” means, with respect to each Interest Period, an interest rate per annum equal to the LIBOR Rate plus the Spread, except with respect to any portion of the Loan which is an Alternative Rate Loan, in which case, the interest rate for such Alternative Rate Loan for each Interest Period during which such Alternative Rate Loan is outstanding shall be the Alternative Rate.

“Interest Rate Cap Agreement” means a Confirmation and Agreement (together with the confirmation and schedules relating thereto) between the applicable Counterparty and Borrower to be obtained by Borrower pursuant to Article XI and to be collaterally assigned to Administrative Agent pursuant to an Assignment of Rate Cap. After delivery of any Replacement Interest Rate Cap Agreement by Borrower to Administrative Agent for the benefit of the Lenders, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement. Any Interest Rate Cap Agreement shall contain or comply in all material respects with each of the following terms and conditions, as the case may be:

(i) Notional Amount. The notional amount of the Interest Rate Cap Agreement at any time shall at all times be at least equal to the then outstanding principal balance of the Loan (and if it is ever less than the outstanding principal balance of the Loan, then Borrower shall modify the same (or acquire an additional, supplemental Interest Rate Cap Agreement) to increase the notional amount thereof to be at least equal to the then outstanding principal balance of the Loan);

(ii) Term. The remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(iii) Parties. The Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Administrative Agent by Borrower in accordance with this Agreement;

(iv) Payment Stream. The Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to Administrative Agent for the benefit of the Lenders (whether or not an Event of Default has occurred) from time to time during the term of such Interest Rate Cap Agreement equal to the product of (a) the notional amount of such Interest Rate Cap Agreement multiplied by (b) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price, and shall provide that such payments shall be made on a monthly basis, in each case, not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three (3) Business Days) each Payment Date;

(v) Acknowledgment. The Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(vi) Other. The Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects reasonably satisfactory in form and substance to Administrative Agent and shall satisfy applicable Rating Agency standards and requirements, including provisions satisfying Rating Agencies standards, requirements and criteria (a) that incorporate representations by the Counterparty that no withholding taxes shall apply to payments by the Counterparty, and provide for “gross up” payments by the Counterparty for any withholding tax, (b) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (c) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

“Knowledge” means, when used in relation to Borrower, (i) the actual knowledge of Charles D. Nolan, Jr. and/or Brett M. Reynolds or (ii) to the extent that any such individual(s) are no longer associated with Borrower and future representations, warranties and certifications required to be made by Borrower under the Loan Documents are at issue, then the actual knowledge (after engaging in reasonably due inquiry) of any individual having the title of President, Executive Vice President or Treasurer (or similar variants thereof) of Borrower or such other parties as may be reasonably approved by Administrative Agent.

“Labor Agreements” has the meaning set forth in Section 6.1.33.

“Labor Liability” has the meaning set forth in Section 7.2.2.

“Land” means that certain real property located at 1350 South Dixie Hwy,
Coral Gables, Florida, as more particularly described on Exhibit A attached hereto and made a part hereof.

“Late Payment Charge” has the meaning set forth in Section 2.11.3.

“Lease” means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. The term “Lease” shall not include use and occupancy arrangements for customary hotel transactions in the ordinary course of operating the Hotel Unit at the Property, including daily rentals (or licensing) of individual hotel rooms, suites, and banquet rooms.

“Leasing Commissions” means leasing commissions and similar obligations incurred by Borrower in connection with the leasing of space in the Retail Units.

“Leasing Guidelines” means the leasing guidelines attached to as Schedule XI, as the same may be modified from time to time to the extent expressly permitted by this Agreement or with the approval of Administrative Agent.

“Legal Requirements” means, collectively, all present and future laws, statutes, codes, ordinances, consents, approvals, certifications, orders, judgments, decrees, injunctions, rules, regulations and requirements of every Governmental Authority (including Environmental Laws and all covenants, restrictions and conditions now or hereafter of record to the extent the same run to the benefit of a Governmental Authority) which may be, and to the extent the same are, applicable to (i) Borrower, Hotel Lessee or Mortgage Borrower, (ii) all or any portion of the Property, including the Improvements and/or the Equipment thereon, (iii) the performance and completion of the obligations and agreements of Borrower, Hotel Lessee or Mortgage Borrower contained herein or in the other Loan Documents or in the Mortgage Loan Documents, including the development and construction of the Project, (iv) the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of all or any portion of the Property, including building and zoning codes and any required variances, and ordinances and laws relating to handicapped accessibility, and (v) each Operating Permit.

“Lender” or, collectively, “Lenders” means the Initial Lender in its capacity as a lender under the Loan, and each and every successive lender under the Loan that is a direct or indirect successor or assign to such Initial Lender in such capacity.

“Lending Installation” means, as to each Lender, any office or branch of such Lender.

“Lending Office” means, as to each Lender, the office such Lender may designate as its Lending Office by written notice to Borrower and Administrative Agent.

“Letter of Credit” means an irrevocable, unconditional, freely transferable (without cost to Administrative Agent), clean sight draft letter of credit, which is (i) an “evergreen” letter of credit or a letter of credit that does not expire until one (1) year after the issuance thereof, (ii) in form and substance reasonably acceptable to Administrative Agent, (iii) issued by a United States Approved Bank or the United States agency or branch of a foreign Approved Bank or, if no United States Approved Banks or United States agencies or branches of any foreign Approved Banks are then issuing letters of credit for purposes such as the one for which such letter of credit is required under the terms of this Agreement, then such letter of credit may be issued by a United States bank, the long term unsecured debt rating of which is “A-” or better by S&P and Moody’s, in any event having an office in a state within the continental United States where presentation may be made by Administrative Agent, in each case, as such letter of credit may be amended, restated, supplemented, replaced, split, substituted, assigned or otherwise modified from time to time with Administrative Agent’s prior written approval, provided that Administrative Agent’s prior written approval shall not be required for any extension of the terms of any letter of credit in accordance with its terms.

“LIBOR” means, with respect to each Interest Determination Date and each Interest Period in respect of any LIBOR Loan, the greater of (i) the LIBOR Floor and (ii) the rate determined by Administrative Agent to be (a) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Interest Period, which appears on Reuters Screen LIBOR01 Page (or the successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the applicable Interest Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (b) if the rate described in clause (a) does not appear on Reuters Screen LIBOR01 Page (or the successor thereto), the arithmetic mean (rounded upwards, if necessary, to the nearest 1/1000 of 1%) of the offered quotations of rates obtained by Administrative Agent from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Interest Period to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on the applicable Interest Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (c) if fewer than two (2) Reference Banks provide Administrative Agent with such quotations, the rate per annum which Administrative Agent determines to be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/1000 of 1%) of the offered quotations of rates which major banks in New York, New York selected by Administrative Agent are quoting at approximately 11:00 a.m., New York time, on the Interest Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Interest Period in amounts of not less than U.S. $1,000,000.00. Administrative Agent’s good faith determination of LIBOR in accordance with the foregoing shall be binding and conclusive on Borrower absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Administrative Agent or any Lender prices loans on the applicable Interest Determination Date.

“LIBOR Floor” means 0.25% per annum.

“LIBOR Loan” means the Loan or any portion thereof at any time during which the Interest Rate for the Loan or such portion thereof, as the case may be, is calculated with reference to the LIBOR Rate in accordance with the provisions of Article II.

“LIBOR Rate” means, with respect to each Interest Period, the quotient of (i) LIBOR applicable to such Interest Period, divided by (ii) a percentage equal to one hundred percent (100%) minus the Reserve Requirements (if any) applicable to such Interest Period (provided that Administrative Agent confirms that, as of the Closing Date, no Reserve Requirements apply to the Loan).

“Licenses” has the meaning set forth in Section 6.1.21.

“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, Mortgage Borrower, Hotel Lessee, the Property, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, any PACE Loan, and mechanic’s, materialmen’s and other similar liens and encumbrances against the Property, the Collateral, or any portion thereof or Borrower, Mortgage Borrower, Hotel Lessee or any direct or indirect interest in Borrower, Hotel Lessee or Mortgage Borrower.

“Liquid Assets” has the meaning set forth in the Recourse Guaranty.

“Liquidation Event” means the occurrence of any of the following (without implying that the any of the following are permitted hereunder other than as expressly provided here): (a) a Transfer of the Property in violation of this Agreement or in connection with foreclosure thereon following a Mortgage Loan Event of Default; (b) a Transfer of the Collateral or any portion thereof or interest therein in violation of this Agreement; (c) any encumbrance of the Property or the Collateral (other than Permitted Encumbrances), or a refinancing of the Mortgage Loan; or (d) the receipt by Mortgage Borrower of any excess proceeds realized under the Owner’s Title Policy.

“Loan” has the meaning set forth in the recitals hereto.

“Loan Amount” means $33,750,000.

“Loan Documents” means, collectively, this Agreement, the Notes, the Acknowledgment and Consent, the Pledge Agreement, the Recourse Guaranty, the Carry Guaranty, the Payment Guaranty, the Environmental Indemnity, the Consents, the Assignment of Rate Cap, and the Assignment of Title Insurance Proceeds, together with all other agreements, certificates or other documents now or hereafter evidencing, guaranteeing, securing or otherwise executed by Borrower or any Guarantor and delivered to Administrative Agent for the benefit of the Lenders in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Percentage Share” means (i) with respect to the Loan, twenty-two and one-half percent (22.5%) and (ii) with respect to the Mortgage Loan, seventy-seven and one-half percent (77.5%).

“Loan-to-Value Ratio” means the ratio of (a) the aggregate outstanding principal balance of the Loan and the Mortgage Loan to (b) the “as-is” value of the Project.

“London Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are closed for interbank or foreign exchange transactions.

“Management Agreement” means (i) the Parking Management Agreement, (ii) the Residential Management Agreement, (iii) the Retail Management Agreement, (iv) the Hotel Management Agreement, and (v) the F&B Management Agreement, or any other management agreement entered into by Mortgage Borrower or Hotel Lessee and a Manager in accordance with the terms of this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Management Fee” means the fees payable to Manager pursuant to the terms of the Management Agreement. “Management Fee” does not include reimbursement to Manager for expenses incurred by Manager or its affiliates. “Management Fee” also includes any of the following paid or payable to Manager or its Affiliates: marketing fees, system expense reimbursements, payments for use of names, marks and systems in which Manager or any Affiliate has any interest, and other royalties.

“Manager” means (i) with respect to the Hotel Unit, Hotel Manager and F&B Manager, (ii) with respect to the Parking Unit, Parking Manager, (iii) with respect to the Residential Unit, Residential Manager, (iv) with respect to the Retail Unit and the Shared Facilities, Retail Manager, and/or (v) any other Qualified Manager engaged by Mortgage Borrower or Hotel Lessee with respect to the property management of all or any portion of the Project in accordance with Section 7.1.21.

“Manager Replacement Event” has the meaning set forth in Section 7.1.21(b).

“Master Declaration” has the meaning set forth in the Mortgage Loan Agreement.

“Material Action” shall mean (i) a Bankruptcy Action or (ii) any other action which, pursuant to the terms of the organizational documents of Borrower, Mortgage Borrower, Hotel Lessee or of any other SPE Entity requires the affirmative vote of all Independent Managers of such Person.

“Material Adverse Effect” means any event or condition after the Closing Date that has a material adverse effect on (i) the Property or the Collateral taken as a whole, (ii) the business, profits, operations or financial condition of Borrower, Hotel Lessee or Mortgage Borrower, (iii) the value of the Collateral (other than collateral having a de minimis value) securing the Loan pursuant to the Loan Documents, (iv) [intentionally omitted], (v) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to perform and satisfy when due or required any of Borrower’s other material obligations under the Loan Documents pursuant to the terms thereof (provided, if following such event or condition, Borrower remains reasonably able to pay the principal and interest of the Loan as it becomes due and to perform and satisfy when due or required Borrower’s other obligations under the Loan Documents pursuant to the terms thereof, then such event or condition shall not be deemed to have a Material Adverse Effect), (vi) the ability of Mortgage Borrower to repay the principal and interest of the Mortgage Loan as it becomes due or the ability of Mortgage Borrower or Hotel Lessee to perform and satisfy when due or required any of Mortgage Borrower’s or Hotel Lessee’s other material obligations under the Mortgage Loan Documents pursuant to the terms thereof, or (vii) the validity or enforceability of any of the Loan Documents, or the rights and remedies of Administrative Agent thereunder.

“Material Agreement” means any agreement to which Borrower, Hotel Lessee or Mortgage Borrower is a party (other than the Leases, the Loan Documents, the Mortgage Loan Documents to which Borrower is a party) which (i) is between Borrower, Hotel Lessee or Mortgage Borrower, on the one hand, and any Affiliate of Borrower, Mortgage Borrower, Hotel Lessee or Sponsor, on the other hand, that relates to the Property, or (ii) (a) has a term greater than one (1) year, unless such agreement may be terminated by Borrower, Hotel Lessee or Mortgage Borrower, as applicable, upon thirty (30) days’ notice or less without cause and without the payment of a penalty or premium in connection with such termination, and (b) provides for annual payments thereunder by Borrower, Hotel Lessee or Mortgage Borrower, as applicable, in excess of $500,000.

“Material Alteration” means any Alteration which, when aggregated with all related Alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) constituting a single project, involves an estimated cost exceeding $500,000 with respect to such Alteration or related Alterations (including the Alteration in question) then being undertaken at the Property by or at the direction of Borrower. Notwithstanding the foregoing, (i) any tenant improvement work or landlord work performed by or on behalf of a Tenant (including required capital improvements outside of the applicable demised premises) performed pursuant to any Lease, (ii) work required pursuant to any Bona Fide Sales Contract and (iii) the Hotel Unit Work, in each case, approved (or deemed approved) by Administrative Agent shall not constitute a Material Alteration.

“Material Contract” means any contract or agreement to which Borrower, SPE Constituent Entity (if any) or Mortgage Borrower is (or is proposed to be) a party (other than the Existing Construction Documents, the Leases, the Loan Documents, and the Mortgage Loan Documents) that (a) (i) requires payment of (x) at all times that (1) the same Person serves as Administrative Agent hereunder and as Mortgage Administrative Agent under the Mortgage Loan Documents and (2) no Event of Default has occurred and is continuing $500,000 or more per annum during the term of such contract, and (y) at all other times, $250,000 or more per annum during the term of such contract, and (ii) is not terminable on not more than (30) days’ prior written notice without cause and without the payment of a penalty or premium in connection with such termination, or (b) is not in the ordinary course of such Person’s business, or (c) is between such Person on the one hand, and any Affiliate thereof or of Guarantor on the other.

“Maturity Date” means the Initial Maturity Date or such earlier date on which the final payment of the outstanding principal amount of the Loan becomes due and payable as herein provided, whether by acceleration, or otherwise; provided, however, that if (a) Borrower exercises the First Extension Option in accordance with the terms of this Agreement, from and after such extension of the term of the Loan, the term “Maturity Date” shall mean the First Extended Maturity Date or such earlier date on which the final payment of the outstanding principal amount of the Loan becomes due and payable as herein provided, whether by acceleration, or otherwise, and (b) if Borrower exercises the Second Extension Option, in accordance with the terms of this Agreement, from and after such extension of the term of the Loan, the term “Maturity Date” shall mean the Second Extended Maturity Date or such earlier date on which the final payment of the outstanding principal amount of the Loan becomes due and payable as herein provided, whether by acceleration, or otherwise.

“Maximum Legal Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Collateral Accounts” means, collectively, any account established pursuant to and in accordance with Section 5.1.1(c).

“Minimum Multiple” means, if the Actual Interest Payment is less than the Required Interest Payment, an amount equal to (a) the Required Interest Payment, minus (b) the Actual Interest Payment.

“Minimum Release Price” means, with respect to any Unit, the minimum release price set forth on Schedule IX required to be paid to Administrative Agent for the ratable benefit of the Lenders in connection with the release of such Unit from the lien of the Security Instrument pursuant to and in accordance with Section 2.21; provided, however, if the amount of any such Minimum Release Price is less than the amount necessary to ensure that the Loan is not categorized as HVCRE and to otherwise satisfy the requirements of Sections 2.21(j) through (m), then the applicable Minimum Release Price shall be equal to the lowest amount determined by Administrative Agent to be necessary to ensure that the Loan is not categorized as HVCRE and to otherwise satisfy the requirements of Sections 2.21(j) through (m)..

“Modification Date” means the date hereof.

“Monthly Insurance Reserve Amount” has the meaning set forth in Section 17.2.

“Monthly Tax Reserve Amount” has the meaning set forth in Section 17.1.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Morningstar” means Morningstar, Inc., together with its successors.

“Mortgage Account Collateral” means “Account Collateral” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Administrative Agent” means Starwood Property Mortgage Sub-12-A, L.L.C., a Delaware limited liability company, in its capacity as administrative agent under the Mortgage Loan, together with its successors and assigns.

“Mortgage Advances” means “Advances” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Borrower” has the meaning set forth in the Recitals.

“Mortgage Collateral Accounts” means the “Collateral Accounts” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Excess Cash Flow Reserve Account” means the “Excess Cash Flow Reserve Account” as defined in the Mortgage Loan Agreement.

“Mortgage Insurance Reserve Account” means the “Insurance Reserve Account” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Interest/OpEx Allocation” means the “Interest/OpEx Allocation” as defined in the Mortgage Loan Agreement.

“Mortgage Lender” means, collectively, Starwood Property Mortgage Sub-12-A, L.L.C., a Delaware limited liability company, in its capacity as mortgage lender under the Mortgage Loan, together with its successors and assigns in such capacity.

“Mortgage Loan” means that certain mortgage loan to be made by Mortgage Lender to Mortgage Borrower pursuant to the Mortgage Loan Agreement in the maximum principal amount not to exceed the Mortgage Loan Amount.

“Mortgage Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of the Modification Date, by and among Mortgage Borrower, Hotel Lessee, Mortgage Lender and Mortgage Administrative Agent, as the same may be hereinafter amended, restated, replaced, supplemented, extended or otherwise modified from time to time.

“Mortgage Loan Amount” means “Loan Amount” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Mortgage Loan Agreement.

“Mortgage Loan Documents” means, collectively, the “Loan Documents” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Event of Default” means an “Event of Default” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Event of Default Revocation Notice” means a written notice from Mortgage Administrative Agent, with respect to the Mortgage Loan (upon which Administrative Agent may conclusively rely without any inquiry into the validity thereof) that a Mortgage Loan Event of Default of which Administrative Agent was previously notified no longer exists.

“Mortgage Loan Note” means the “Note” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Permitted Debt” means the “Permitted Debt” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Permitted Encumbrances” means the “Permitted Encumbrances” as defined in the Mortgage Loan Agreement.

“Mortgage Reserve Accounts” means the “Reserve Accounts” as defined in the Mortgage Loan Agreement.

“Mortgage Tax Reserve Account” means the “Tax Reserve Account” as defined in the Mortgage Loan Agreement.

“Mortgage TI/LC Advances” means “TI/LC Advances” as defined in the Mortgage Loan Agreement.

“Net Liquidation Proceeds” means all amounts paid to and/or received by or on behalf of Borrower or Mortgage Borrower in connection with a Liquidation Event, less Lender’s and Mortgage Lender’s costs incurred in connection with the recovery thereof.

“Net Effective Rent” means, with respect to any Lease for space in the Retail Units, (a) the aggregate base rental income payable under such Lease based on a summation of all rents due thereunder from the commencement date of such Lease until the earlier to occur of (i) the expiration of the initial term of such Lease or (ii) the date, if any, on which the Tenant under such Lease is entitled to terminate such Lease with respect to more than fifty percent (50%) of the rentable square footage demised thereunder, less (b) the aggregate amount of any Tenant Improvement costs, Tenant Allowances, Leasing Commissions, free rent and/or other rent concessions provided for under such Lease.

“Net Operating Income” means, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income, as such amount may be adjusted by Administrative Agent in its reasonable discretion based on Administrative Agent’s underwriting standards.

“Net Sales Proceeds” means, as to any Unit, the gross consideration to be received by Mortgage Borrower with respect to the sale of such Unit minus customary and reasonable out-of-pocket closing costs and other customary costs and expenses incurred in connection with the sale (including, brokerage fees and reasonable attorneys’ fees, but specifically excluding any payment to Borrower, Mortgage Borrower or any Affiliate of the Borrower Group), which closing costs in the aggregate shall not exceed eight percent (8.0%) of such gross consideration to be received by Borrower with respect to the sale of such Unit.

“Net Worth” has the meaning set forth in the Recourse Guaranty.

“New Lending Office” has the meaning set forth in Section 2.16(d).

“Non-Defaulting Lender” means each Lender which, on the Advance Date in question, has funded in full the Pro Rata Percentage of the Advance required to be made by such Lender in accordance with the terms and conditions of this Agreement.

“Non-Discretionary Operating Expenses” means Operating Expenses which fall into the following categories, or otherwise labeled “Non-Discretionary” in the Approved Annual Operating Budget (with such designation subject to Lender approval): taxes, insurance, utilities, leasing commissions, Management Fees payable to any third party, including Management Fees payable under the Residential Management Agreement and the Parking Management Agreement.

“Non-Hotel UNCF” means the underwritten net cash flow for the Non-Hotel Units reasonably determined by Administrative Agent as the sum of (a) rental income and tenant recoveries generated by the Non-Hotel Units based on trailing three (3) month annualized associated with Leases in effect as of the date of calculation (not including (i) retail Leases where the tenant or any guarantor thereunder is the subject of a Bankruptcy Action, (ii) Leases where a monetary or other material default has existed thereunder for a period exceeding thirty (30) days, or (iii) retail Leases where the stated expiration date thereof occurs within twelve (12) months of the date of calculation) and (b) other verifiable recurring income, less, for retail leases, the greater of (x) budgeted Operating Expenses as set forth in the Approved Annual Operating Budget and (y) actual recurring Operating Expenses (excluding non-recurring expenses and Extraordinary Expenses) incurred in connection with the Non-Hotel Units during the twelve (12) month period preceding the date of calculation, with adjustments for any anticipated increases or decreases in such Operating Expenses projected to occur during the twelve (12) month period following the date of calculation, and assuming (i) base property management fees equal to the greater of (A) the actual contractual management fees that would be paid by Mortgage Borrower assuming trailing three (3) month annualized income, and (B) three percent (3%) of Operating Income assuming trailing three (3) month annualized income, (ii) Administrative Agent’s reasonable adjustment for ongoing anticipated Replacement Monthly Deposits (i.e. (i) the product of $250 multiplied by the number of apartment units contained in the Residential Unit and (ii) $0.10 multiplied by the aggregate rentable square footage contained in the Retail Units and the Parking Unit).

“Non-Hotel Units” means, collectively, the Retail Units, the Residential Unit and the Parking Unit.

“Non-U.S. Lender” has the meaning set forth in Section 2.16(d).

“Note” or “Notes” means, individually or collectively, as the context may require, (i) that certain Mezzanine Loan Promissory Note A-1 made by Borrower in favor of Initial Lender, dated as of the Closing Date, in the original principal amount of $31,225,649.72, and (ii) that certain Mezzanine Loan Promissory Note A-2 made by Borrower in favor of Initial Lender, dated as of the Closing Date, in the maximum principal amount of $2,524,350.28, as each of the same may be hereinafter amended, restated, replaced (whether by one or more replacement notes), supplemented, extended or otherwise modified from time to time.

“Obligations” means, collectively, the “Obligations” as defined and described in the recitals of the Security Instrument, and shall include all of such Obligations in the aggregate.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website http://www.treasury.gov/ofac/downloads/t11sdn.pdf.

“Officer’s Certificate” means a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property.

“Operating Expenses” means, for any period, and without duplication, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and/or management of the Property that are incurred on a regular monthly or other periodic basis (including utilities, ordinary repairs and maintenance, insurance, license fees, Impositions and Common Charges, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, and other similar costs), but excluding (a) non-cash charges such as depreciation and amortization, (b) Debt Service and Mortgage Loan Debt Service, (c) Capital Expenditures, (d) tenant improvements and leasing commissions, (e) any Reserve Funds required under the Loan Documents, (f) costs of restoration following a Casualty or Taking, (g) any payment or expense for which Borrower, Hotel Lessee or Mortgage Borrower was or is to be reimbursed from proceeds of the Loan or the Mortgage Loan (respectively), by insurance, or by any third party, and (h) federal, state or local income taxes. “Operating Expenses” shall exclude any item that otherwise would be an Operating Expense to the extent such item is not payable by Borrower, Hotel Lessee or Mortgage Borrower but rather is payable directly by any Tenant under any Lease (other than Borrower, Hotel Lessee, Mortgage Borrower or their Affiliates).

“Operating Income” means, for any period, and without duplication, all Revenues received or paid to or for the account or benefit of Borrower, Hotel Lessee or Mortgage Borrower resulting from or attributable to the ownership or operation of the Property, determined in accordance with GAAP, but excluding (a) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (b) any insurance proceeds paid by reason of a Casualty (except for proceeds of business interruption or other loss of income or insurance as set forth in the definition of Revenues); (c) any proceeds received in connection with a Taking; (d) payment of Revenues from Tenants more than thirty (30) days in advance or deposits paid in advance for the use of the Property until such time as such payments or deposits become due; (e) Lease termination or modification payments; (f) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower or Mortgage Borrower to any Governmental Authority; (g) Loan proceeds and disbursements to Borrower from the Reserve Funds or to Mortgage Borrower from the Reserve Funds (as defined in the Mortgage Loan Agreement), if any; (h) gross receipts received by lessees, licensees or concessionaires of the Property; (i) sales of furniture, fixtures and equipment; (j) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (k) Revenues from any other events not related to the ordinary course of operation of the Property; (l) gratuities collected by the Property employees; (m) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; and (n) non-recurring Revenues generated other than in the ordinary course of business.

“Operating Permits” means, collectively, all material authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities which are required for the ownership, use and occupancy of the Property in accordance with all Legal Requirements (other than Operating Permits) and for the performance and observance in all material respects of all obligations and agreements of Mortgage Borrower and Hotel Lessee contained herein or in the other Loan Documents or in the Mortgage Loan Documents that relate to the ownership, use and occupancy of the Property, including the ownership, use and occupancy of the Project.

“Opinion of Counsel” means an opinion of counsel of a law firm selected by Borrower and reasonably acceptable to Administrative Agent.

“Original Loan Agreement” has the meaning set forth in the recitals hereto.

“Other Taxes” has the meaning set forth in Section 2.16(b).

“Owner’s Policy” means, collectively, (i) an owner’s title insurance policy, issued by the Title Company, on ALTA form 2006 and otherwise in form and substance satisfactory to Administrative Agent and (ii) an owner’s policy issued by Commercial Land Title Insurance Company.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Parking Management Agreement” means (i) that certain Parking Management Agreement, dated as of July 12, 2019, between Mortgage Borrower and Parking Manager, and (ii) any parking management agreement hereafter entered into by Mortgage Borrower with a Qualified Manager for the operation of the Parking Unit, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Parking Manager” means Legacy Parking Company, LLC, an Illinois limited liability company, or any Qualified Manager engaged by Mortgage Borrower with respect to the Parking Unit in accordance with Section 7.1.21 hereof.

“Parking Unit” means the Unit located at the Property comprising the structured parking garage containing approximately 636 parking spaces intended to be operated in the Improvements.

“Participant Register” has the meaning set forth in Section 15.1(b).

“Payment Date” means the ninth (9th) day of each calendar month during the term of the Loan, provided that, if such day is not a Business Day, then “Payment Date” means the Business Day immediately preceding such ninth (9th) day of such calendar month.

“Payment Guaranty” means that certain Payment Guaranty, dated as of the Modification Date, made by Guarantor in favor of Administrative Agent for the benefit of Lenders, as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Performing Lender” has the meaning set forth in Section 2.4(e).

“Permitted Debt” means, collectively: (a) as to Borrower, (i) the Notes and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Pledge Agreement and/or the other Loan Documents, and (ii) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership of its Equity Interest in Mortgage Borrower, in amounts not to exceed $10,000, which liabilities are not due more than sixty (60) days past the date incurred, are not evidenced by a note, and are paid when due; and (b) as to Mortgage Borrower, (i) the Mortgage Loan Permitted Debt.

“Permitted Encumbrances” means, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all other Liens and other matters disclosed in the Title Policy, (iii) the Liens, if any, for Impositions not yet due or payable, (iv) any Liens which have been fully bonded to the reasonable satisfaction of Administrative Agent, (v) any Liens which are being contested in accordance with the terms of Section 9.3, (vi) financing leases for equipment in the ordinary course, provided that the aggregate rental payments under all such leases do not exceed the amounts reflected in the Approved Annual Operating Budget for such applicable budget period, (vii) such governmental, public utility and private easements, covenants, conditions and restrictions which are customary and reasonably necessary for the provision of utilities or access to the Property, (viii) any other documents or instruments recorded against the Property (or any portion thereof), provided that such other documents and instruments have been approved by Administrative Agent as set forth in this Agreement to the extent Administrative Agent’s approval is required pursuant to the express terms of this Agreement, (ix) each Lease entered into in accordance with the terms of this Agreement, (x) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in its sole discretion, (xi) the Liens and security interests granted pursuant to the Mortgage Loan Documents, and (xi) the Mortgage Loan Permitted Encumbrances.

“Permitted Operating Expense Deficit” means, for any period, (A) the positive difference of the aggregate Non-Discretionary Operating Expenses that are then due and payable during such period minus the aggregate amount available in the Approved Annual Budget for such Non-Discretionary Operating Expenses during such period, plus (B) the positive difference of aggregate Discretionary Operating Expenses that are then due and payable during such period minus the aggregate amount available the Approved Annual Budget (“Budgeted Discretionary Operating Expenses”) for such Discretionary Operating Expenses during such period, but, in the case of this clause (B) only, such amount shall not exceed 5% of the aggregate Budgeted Discretionary Operating Expenses. For clarity, this clause (B) shall be evaluated on a year to date basis (taking into account prior Permitted Operating Expense Deficit amounts attributed to this clause (B) in such year) when determining Permitted Operating Expense Deficits.

“Permitted Transfer” has the meaning set forth in Section 10.3.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in the granting clause of the Security Instrument.

“Plan” has the meaning set forth in Section 7.3(k).

“Pledge Agreement” has the meaning set forth in the recitals hereto.

“Pledged Company Interests” has the meaning set forth in the Pledge Agreement.

“Policies” or “Policy” has the meaning set forth in Section 8.1.2.

“Preparation Work” has the meaning set forth in the definition of TI/LC Costs contained herein.

“Prepayment Date” has the meaning set forth in Section 2.12(a)(ii).

“Prepayment Notice” has the meaning set forth in Section 2.12(a)(ii).

“Prime Rate Index” means the annual rate of interest published in The Wall Street Journal from time to time as the “prime rate” as of the date that is prior to (but most near) the date which is two (2) Business Days prior to the eleventh (11th) day of the calendar month in which the applicable Interest Period commences. If The Wall Street Journal ceases to publish the “Prime Rate,” Administrative Agent shall select an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Administrative Agent shall select a reasonably comparable interest rate index. Administrative Agent’s determination of the Prime Rate Index shall be binding and conclusive on Borrower absent manifest error. The Prime Rate Index may or may not be the lowest rate at which Administrative Agent or any Lender prices loans on the date which the Prime Rate Index is determined by such Lender as set forth above.

“Prime Rate Spread” means the number of basis points determined by Administrative Agent as the sum of (a) the LIBOR Rate last in effect for the Interest Period immediately prior to the date on which such Lender has determined that the Alternative Rate is in effect with respect to its portion of the Loan, plus (b) the Spread, less (c) the Prime Rate Index in effect as of the last date of its determination pursuant to the definition thereof immediately prior to the date on which Administrative Agent has determined that the Alternative Rate is in effect with respect to the Loan.

“Pro Forma Debt Service” means, as of a particular date of determination, annual payment of regularly-scheduled interest based on the aggregate outstanding amount plus the undisbursed amount of the Loan and the Mortgage Loan, assuming an interest rate equal to the actual interest rates then applicable under the Loan and the Mortgage Loan.

“Pro Rata Percentage” means with respect to any Advance and any Lender, such Lender’s Commitment Percentage of such Advance; provided, however, that with respect to any portion of an Advance allocable to accrued and unpaid interest on the Loan, “Pro Rata Percentage” shall mean each Lender’s pro rata share of such accrued interest based on the unpaid principal balance of, and the Interest Rate applicable to, such Lender’s Note.

“Proceeds” has the meaning set forth in Section 8.2.2.

“Proceeds Reserve Account” has the meaning set forth in the Mortgage Loan Agreement.

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.

“Project” means the Improvements which have been constructed on the Land, consisting of (i) the Hotel Unit, (ii) the Retail Unit, (iii) the Residential Unit, (iv) the Parking Unit and (v) the Shared Facilities Unit.

“Property” means, collectively, the Land and the Improvements now or hereafter erected thereon, together with all other property, interests, rights and estates pertaining to the Land and the Improvements and described as the “Real Property” in the Security Instrument.

“Protective Advances” means the payment by Administrative Agent or any Lender of Impositions, Insurance Premiums, Liens, cure payments in the nature of protective advances made on behalf of Borrower or Mortgage Borrower and any other advances or payments by Administrative Agent or any Lender made for the purpose of avoiding deterioration or harm to the Property, or diminution in value of the Property or any other collateral for the Loan or the Mortgage Loan.

“Qualified Development Manager” means (a) NPI Construction, LLC, a Minnesota limited liability company, and/or (b) any other reputable and experienced development management organization (which may be an Affiliate of Borrower) possessing experience in developing properties similar in size, scope, use and value as the Project and approved by Administrative Agent.

“Qualified Lease” means any lease with a Tenant for space to be demised in the Retail Units or the Residential Unit with a Person who is not an Affiliate of any of the Borrower Group and which: (a) with respect any retail lease, (i) conforms in all material respects with Borrower’s standard retail lease form at the Property, as has been approved by Administrative Agent; (ii) provides for a Net Effective Rent of not less than $12.00 per rentable square foot; (iii) has a base lease term, which after consideration of any applicable lease termination rights, provides for a minimum term of five (5) years; (iv) provides a rent abatement period not exceeding then current market standards; (v) has a maximum tenant improvement allowance as provided for in the Leasing Guidelines (unless Borrower deposits with Administrative Agent for the benefit of the Lenders the excess amount); (vi) has a maximum demised square footage of 2,000 square feet; and (vii) has a maximum brokerage commission as provided for in the Approved Annual Operating Budget or the Leasing Guidelines (unless Borrower deposits with Administrative Agent for the benefit of the Lenders the excess amount); and (b) with respect to any Apartment Lease, (i) conforms in all material respects with Borrower’s standard residential lease form that has been approved by Administrative Agent, and (ii) provides for a net effective rent (taking into account any applicable free rent periods) of not less than the applicable per rentable square foot rent amount set forth in the Leasing Guidelines unless otherwise approved by Administrative Agent. Administrative Agent and Lenders hereby acknowledge and agree that (x) all Apartment Leases entered into as of the Closing Date and (y) the Leases set forth on Schedule X hereto shall constitute Qualified Leases.

“Qualified Lease Prohibited Amendment” means, with respect to any Lease which constituted a Qualified Lease at the time of execution and delivery thereof, any proposed modification, supplementation or other amendment thereto in any respect which would cause such Lease not to meet the requirements of a Qualified Lease if such proposed modification, supplementation or other amendment were to become effective.

“Qualified Leasing Expenses” shall mean actual, out-of-pocket expenses incurred by Mortgage Borrower in leasing space at the Retail Unit pursuant to Leases entered into in accordance with the terms hereof, including brokerage commissions and tenant improvements, which expenses (a) (i) in connection with Leases which require Administrative Agent’s approval under the Loan Documents, are approved by Administrative Agent (or are deemed to be approved by Administrative Agent in accordance with the terms of this Agreement), (ii) in connection with Leases which do not require Administrative Agent’s approval under the Loan Documents, are incurred in the ordinary course of business and are on market terms and conditions, or (iii) are otherwise approved by Administrative Agent, which approval shall not be unreasonably withheld or delayed, and (b) are substantiated by executed Lease documents and/or brokerage agreements, and Administrative Agent shall have received and approved a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection with any Qualified Leasing Expenses.

“Qualified Manager” means a reputable and experienced property management organization (which may be an Affiliate of Borrower) which (a) possesses experience in managing properties similar in size, scope, use and value as the Project or the applicable portion thereof, (b) solely with respect to the Hotel Unit, is a firm considered in the hospitality industry to be an eligible independent contractor within the meaning of 26 U.S. Code, Section 856 (d) (9) (A), and (c) is approved by Administrative Agent, in Administrative Agent’s reasonable discretion.

“Qualifying Interest/OpEx Payment Obligations” has the meaning set forth in Section 4.4.5.

“Rate Cap Collateral” has the meaning set forth in Section 11.2.

“Rate Index” means either LIBOR or the Alternative Rate Index, as in effect hereunder on the date of determination.

“Rating Agencies” means each of S&P, Moody’s, Fitch, DBRS or Morningstar or any other nationally-recognized statistical rating agency.

“Reallocated Interest/OpEx Amount” ha the meaning set forth in Section 4.4.5(a).

“Recipient” has the meaning set forth in the definition of “Excluded Taxes” in this Section 1.1.

“Recording Office” means the Clerk of the Courts for Miami-Dade County, Florida.

“Recourse Guaranty” means that certain Mezzanine Guaranty of Recourse Obligations, dated as of the Modification Date, made by Guarantor in favor of Administrative Agent for the benefit of Lenders, as may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Regulatory Change” has the meaning set forth in Section 2.14.

“Replaced Lender” has the meaning set forth in Section 2.19.

“Replacement Guarantees” has the meaning set forth in the definition of Approved Replacement Guarantees

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Approved Counterparty with substantially the same terms as the Interest Rate Cap Agreement except that the same shall be effective (i) in connection with a replacement following the expiration thereof, as of the date required in Section 11.1(a) or (ii) in connection with a replacement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty below “A-” by S&P and Fitch (if Fitch rates such counterparty) and “A3” by Moody’s, as of the date required in Section 11.3(c); provided that, to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement as is approved in writing by Administrative Agent.

“Replacement Lender” has the meaning set forth in Section 2.19.

“Replacement Monthly Deposit” shall mean the product of (a) 1/12 multiplied by (b) an amount, to be reasonably determined by Administrative Agent based on a property condition assessment for the Property dated no later than thirty (30) days prior to the Initial Maturity Date, which amount shall not be less than the sum of (i) the product of $250 multiplied by the number of apartment units contained in the Residential Unit and (ii) $0.10 multiplied by the aggregate rentable square footage contained in the Retail Units and the Parking Unit.

“Replacement Rate Index” means a floating rate market index (i) that is commonly accepted by market participants in commercial real estate loans as an alternative to LIBOR (or the then-applicable Alternative Rate Index, as the case may be), as determined by Administrative Agent in its sole but good faith discretion, or (ii) then being used by any institutional warehouse or repurchase lender that is not an Affiliate of Administrative Agent providing financing backed in whole or in part by an interest in the Loan. Administrative Agent’s determination of the Replacement Rate Index shall be binding and conclusive on Borrower absent manifest error. The Replacement Rate Index may or may not be the lowest rate at which Administrative Agent or any Lender prices loans on the date which the Replacement Rate Index is determined by Administrative Agent as set forth above.

“Replacement Reserve” has the meaning set forth in Section 17.4.

“Replacement Reserve Account” has the meaning set forth in Section 17.4.

“Replacement Spread” means the number of basis points determined by Administrative Agent as the sum of (a) the LIBOR Rate last in effect for the Interest Period immediately prior to the date on which Administrative Agent has determined that the Alternative Rate is in effect with respect the Loan, plus (b) the Spread, less (c) the Replacement Rate Index in effect as of the last date of its determination pursuant to the definition thereof immediately prior to the date on which Administrative Agent has determined that the Alternative Rate is in effect with respect to the Loan.

“Replacements” has the meaning set forth in Section 17.4.

“Required Interest Payment” shall mean an amount equal to $2,151,562.50; provided, however, in the event that the Loan is repaid in full from the proceeds of a sale of the entirety of the Property to a third party purchaser that is not an Affiliate of Borrower, Mezzanine Borrower or any Guarantor pursuant to a bona fide contract in form and substance acceptable to Administrative Agent in its reasonable discretion, the “Required Interest Payment” shall mean $1,792,968.75.

“Required Lenders” means, at any time, with respect to each of the Loan, the applicable Lenders holding Notes evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loan.

“Reserve Accounts” means the Tax Reserve Account, the Insurance Reserve Account, the Replacements Reserve Account, the TILC Reserve Account and any other reserve account established pursuant to the terms of this Agreement.

“Reserve Funds” means, collectively, any and all funds held in any Reserve Account from time to time.

“Reserve Requirements” means with respect to any Interest Period, the maximum rate of all reserve requirements imposed upon or affecting any Lender (or its Lending Office) or the London Interbank Eurodollar Market (including all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during such Interest Period) which are imposed under Regulation D on Eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during such Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars ($1,000,000,000), but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. The determination of the Reserve Requirements shall be based on the assumption that Lenders funded one hundred percent (100%) of the Loan in the interbank Eurodollar market. In the event of any change in the rate of such Reserve Requirements under Regulation D during the applicable Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the Lenders, Administrative Agent may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements. Administrative Agent’s computation of same shall be final absent manifest error.

“Residential Management Agreement” means (i) that certain Property Management Agreement, dated as of July 1, 2019, between Residential Manager and Mortgage Borrower, or (ii) any property management agreement hereafter entered into by Mortgage Borrower with a Qualified Manager for the operation of the Residential Unit, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Residential Manager” means Gables Residential Services, Inc., or any Qualified Manager engaged by Mortgage Borrower with respect to the Residential Elements in accordance with Section 7.1.21 hereof.

“Residential Unit” means the Unit to be located at the Property comprising approximately 201,101 rentable square feet that shall be offered for rent for residential purposes in accordance with the terms of the Loan Documents.

“Restoration” has the meaning set forth in Section 8.2.4(a).

“Restricted Party” means, collectively (i) Borrower, Mortgage Borrower, Hotel Lessee and Guarantor and (ii) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner of Borrower, Hotel Lessee, Mortgage Borrower or any non-member manager, but excluding from (a) clauses (i) and (ii) shareholders of any entities that are publicly traded companies and (b) clause (ii) any other members or shareholders which are not Affiliates of such entities.

“Retail Management Agreement” Shared Facilities and Retail Units Management Agreement effective as of April 21, 2021, by and between Mortgage Borrower and Retail Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Retail Manager” means NR Operations, LLC, a Delaware limited liability company, or any Qualified Manager engaged by Mortgage Borrower with respect to the Retail Units in accordance with Section 7.1.21 hereof.

“Retail Unit” or “Retail Units” means one or both (as the context requires) of the two (2) Units located at the Property and referred to as the Commercial Units in the Master Declaration, comprising in the aggregate approximately 29,473 rentable square feet, to be used for retail purposes in accordance with the terms of the Loan Documents and in compliance with Legal Requirements. For purposes of this Agreement, the Retail Units shall not include or refer to the F&B Space, which shall be deemed part of the Hotel Unit for all purposes hereunder

“Revenues” means all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents (including payments by reason of the rejection of a Lease in a Bankruptcy Action), all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Revenues” if received in the ordinary course of the Property operation, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, fees, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property (including utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits), other required pass-throughs or reimbursements paid by tenants under Leases of any nature, and interest on Reserve Funds, if any), business interruption or other loss of income or rental insurance proceeds, and other income or consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower, Hotel Lessee, Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property, and all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Mortgage Borrower, Hotel Lessee, Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges and vending machine sales.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., together with its successors.

“Secondary Market Transaction” has the meaning set forth in Section 15.1.

“Second Extended Maturity Date” means May 9, 2026.

“Second Extension Option” has the meaning set forth in Section 2.5(b).

“Second Extension Period” means the period of twelve (12) consecutive months following the First Extended Maturity Date.

“Security Instrument” means that certain first priority Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, executed and delivered by Mortgage Borrower as security for the Mortgage Loan and encumbering the Property, recorded in the Recording Office on May 18, 2021 at CFN 20210350106, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in Section 15.5.

“Servicing Agreement” has the meaning set forth in Section 15.5.

“Shared Facilities Element” means the portions of the Land and Project not included in any other Unit, including certain shared components of the Project and the airspace located outside the Improvements.

“Shortfall” has the meaning set forth in Section 5.1.6(b).

“Single Purpose Entity” has the meaning set forth on Schedule III attached hereto.

“Special Member” has the meaning set forth on Schedule III attached hereto.

“SPE Constituent Entity” means (i) if Borrower is a limited partnership, the Single Purpose Entity that is required to be the general partner of Borrower; or (ii) the managing member of Borrower, unless Borrower is an Acceptable LLC.

“SPE Entity” means Borrower and each SPE Constituent Entity, each of which is required by this Agreement to be, as long as any portion of the Loan is outstanding, a Single Purpose Entity.

“Sponsor” means NR International USA, LLC, a Minnesota limited liability company.

“Spread” means 1,113.8890 basis points (i.e., 11.138890%) per annum; provided, however, that if, at any point during the Term of the Loan, Administrative Agent determines that the Property has achieved a Debt Yield of not less than 675 basis points (i.e., 6.75%) for one calendar quarter, commencing on the next succeeding Payment Date and continuing through the Term of the Loan, “Spread” shall mean 1,088.8890 basis points (i.e., 10.888890%) per annum.

“Springing LIBOR Event” means any date on which the LIBOR Rate is greater than or equal to one percent (1.0%).

“State” means the State of Florida.

“Strike Price” has the meaning set forth in Section 11.1.

“Survey” means a survey of the Property prepared by a surveyor licensed in the State and reasonably satisfactory to Administrative Agent and Title Company, and containing a certification of such surveyor reasonably satisfactory to Administrative Agent.

“Taking” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Tax Reserve Account” has the meaning set forth in Section 17.1.

“Tax Reserve Amount” has the meaning set forth in the Mortgage Loan Agreement.

“Taxes” has the meaning set forth in Section 2.16(a).

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of the Property pursuant to a Lease in accordance with this Agreement, other than Hotel Lessee.

“Tenant Allowances” means tenant improvement allowances, tenant relocation costs, space planning allowances and any other costs associated with preparing or fitting out space within the Retail Units for tenant occupancy which are not costs of Tenant Improvements or Leasing Commissions.

“Tenant Improvements” means, collectively, any tenant improvement work to prepare or fit out space within the Retail Units that Mortgage Borrower agrees to undertake pursuant to the terms of any Lease of such space entered into in accordance with the terms of this Agreement.

“Term” has the meaning set forth in Section 2.5(a).

“TI/LC Advance” means an Advance made to pay for TI/LC Costs.

“TI/LC Allocation” means the portion of the Loan in the initial amount of $1,080,000 allocated for TI/LC Advances.

“TI/LC Advance Qualified Lease” means any Lease for space within the Retail Units (a) which has been approved by Administrative Agent, to the extent Administrative Agent’s approval is required hereunder, and is otherwise entered into in accordance with the terms of this Agreement, and (b) which provides for a Net Effective Rent of not less than $12.00 per rentable square foot of space demised under such Lease.

“TI/LC Costs” means (i) costs incurred or required to be paid in connection with the completion of Tenant Improvements, (ii) Tenant Allowances, (iii) Leasing Commissions, and (iv) costs incurred in connection with vacant space preparation (such as “white boxing,” demolishing existing improvements, obtaining permits, buildout costs) with respect to potential leasing at the Retail Units (the work described in this clause (iv), collectively, “Preparation Work”); provided, that the aggregate amount of TI/LC Advances and Mortgage TI/LC Advances made for Preparation Work shall not exceed $500,000.

“Title Company” means First American Title Insurance Company and/or any successor or co-insuring title company or companies licensed to issue title insurance in the State and approved by Administrative Agent in its sole discretion.

“Title Continuation” has the meaning set forth in the Mortgage Loan Agreement.

“Title Policy” means an ALTA mortgagee title insurance policy in a form reasonably acceptable to Mortgage Administrative Agent issued by Title Company with respect to the Property and insuring the lien of the Security Instrument.

“Tranches” has the meaning set forth in Section 15.2(a).

“Transfer” means any sale, conveyance, transfer, lease, assignment, grant, mortgage, option, encumbrance, hypothecation, pledge, in each case, directly or indirectly, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise (and with respect to an entity shall include the merger of such entity with or into any other entity) of (i) any interest or estate in the Property, other than Permitted Encumbrances or (ii) any Equity Interests in any Restricted Party, including, without limitation, the incurrence of any PACE Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State.

“UCC Policy” means a UCC title insurance policy in form reasonably acceptable to Administrative Agent issued by First American Title Insurance Company UCC Division, with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering the Collateral.

“UNCF” means the sum of Hotel UNCF and Non-Hotel UNCF.

“Uniform System of Accounts” means the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“Unit” means each individual unit (including the Residential Unit, each Retail Unit, the Parking Unit, the Hotel Unit and Shared Facilities Unit, and any interests appurtenant thereto) created by the Master Declaration.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Updated Information” has the meaning set forth in Section 15.2(b).

“U.S. Government Obligations” means any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. In no event shall any such obligation have a maturity in excess of 365 days.

“U.S. Lender” has the meaning set forth in Section 2.16(d).

“Vertical Subdivision Documents” has the meaning set forth in the Mortgage Loan Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zoning Report” has the meaning set forth in Section 7.1.2(b).

1.2 Principles of Construction.

All references to Schedules, Sections and Exhibits are to Schedules, Sections and Exhibits in or attached to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “include” or “including” shall mean “include or including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified or unless the context shall indicate otherwise, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Borrower, Administrative Agent and Lenders hereby acknowledge and agree that, as to any clauses or provisions contained in this Agreement or any of the other Loan Documents to the effect that Borrower (a) represents or warrants on behalf of, or covenants on behalf of, Mortgage Borrower, Hotel Lessee or an Affiliate thereof, (b) shall cause Mortgage Borrower, Hotel Lessee or an Affiliate thereof to act or refrain from acting, to comply with, to permit, to perform, to pay, to furnish, to cure, to remove, to observe, to deliver, to suffer, to initiate, to provide, to make available, to furnish in any manner, or (c) shall cause to occur or not to occur, or otherwise be obligated in any manner with respect to, any matters pertaining to Mortgage Borrower, Hotel Lessee or an Affiliate thereof, such clause or provision is intended to mean, and shall be construed as meaning, (i) that Borrower shall cause Mortgage Borrower, Hotel Lessee or such Affiliate to take such action (and in all cases throughout the Loan Documents the words “Borrower shall” or “Borrower shall not” (or words of similar meaning) means “Borrower shall cause Mortgage Borrower or Hotel Lessee (or the applicable Affiliate)” or “Borrower shall not permit Mortgage Borrower or Hotel Lessee (or the applicable Affiliate)” to so act or not to so act, as applicable, as the context may require (and any instance in the Loan Documents where such words already appear shall not be deemed or construed to mean that any other instance where such words do not appear were not intended to be interpreted as provided above), and (ii) that Borrower is obligated only in Borrower’s capacity with respect to Mortgage Borrower, Hotel Lessee or such Affiliate thereof, and not directly with respect to Mortgage Borrower, Hotel Lessee or such Affiliate thereof in any other manner which would cause Borrower to fail to satisfy the definition of Single Purpose Entity, any other similar covenants contained in Borrower’s, Mortgage Borrower’s or Hotel Lessee’s organizational documents, or any other similar covenants contained in any Loan Documents. With respect to terms defined by cross-reference to the Mortgage Loan Documents or other references to the provisions of the Mortgage Loan Documents, such defined terms shall have the definitions, and such other provisions shall be, as set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions or provisions (including changes to other definitions or provisions set forth in the Mortgage Loan Documents that are used in or otherwise modify such cross-referenced definitions or cross-referenced provisions) for the purposes of this Agreement unless Lender has approved of such modification in writing. Notwithstanding anything stated herein to the contrary, any provisions in this Agreement cross-referencing or incorporating by reference provisions of the Mortgage Loan Documents shall be effective notwithstanding the termination of the Mortgage Loan Documents by payment in full of the Mortgage Loan or otherwise.

II. GENERAL TERMS.

2.1 Loan Amounts and Disbursement to Borrower.

2.1.1 Loan Amounts.

(a) Loan. Subject to the conditions and upon the terms herein provided, and subject specifically to the restrictions set forth in the remainder of this Section 2.1.1, Lenders hereby agree to lend to Borrower, in installments, the Loan. The Loan shall be evidenced by the respective Notes and shall in no event exceed the Loan Amount. The Loan shall be repaid with interest, costs and charges as more particularly set forth in this Agreement, the Notes, the Security Instrument and the other Loan Documents. Principal amounts of the Loan which are repaid for any reason may not be reborrowed.

(b) Maximum Aggregate Loan Amount. Notwithstanding anything contained herein or in any other Loan Document to the contrary, the aggregate principal amount of the Loan shall not under any circumstances exceed the Loan Amount.

2.1.2 Advances.

(a) On the Closing Date, if Borrower shall have satisfied the applicable Advance Conditions pursuant to and in accordance with the terms and conditions set forth in this Agreement, the Lenders shall make one (1) Advance hereunder in the amount of the Floor Funding.

(b) If Borrower shall have satisfied the applicable Advance Conditions pursuant to and in accordance with the terms and conditions set forth in this Agreement, the Lenders shall make additional Advances from time to time (i) in a minimum aggregate amount of at least $50,000 for each Advance and (ii) in an aggregate principal amount, together with the Floor Funding, not to exceed the Loan Amount.

(c) Upon the disbursement of any Advance on the applicable Advance Date in accordance with the terms of this Agreement, Borrower agrees to borrow such Advance from Lenders upon the terms of the applicable Notes, this Agreement, and the other Loan Documents. Other than any Advances made on their respective Advance Dates pursuant to this Agreement, Lenders shall have no obligation to loan any additional funds in respect of the Loan in connection with the Project.

2.1.3 The Notes, Pledge Agreement and Loan Documents.

(a) The Loan shall be evidenced by the Notes and secured by the Pledge Agreement and the other applicable Loan Documents.

(b) Each Note shall be payable to the order of each applicable Lender for the account of such Lender’s Lending Office in the maximum principal amount equal to each such Lender’s Commitment.

(c) Each Lender may, by written notice to Borrower and Administrative Agent, request that its Pro Rata Percentage of the Loan be evidenced by a separate Note in an amount equal to such Pro Rata Percentage, but in no event shall the aggregate principal amount of all Notes exceed the Loan Amount. Each Note shall be in substantially the form of the Note.

(d) Upon receipt of each Lender’s Note, Administrative Agent shall forward such Note to such Lender. Each Lender shall record the date, amount, and type of each portion of the aggregate Loan made by it and the date and amount of any payment of principal made by Borrower with respect thereto, and may, subject to Section 15.1(b), if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such portion of the aggregate Loan then outstanding evidenced by such Note; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of Borrower hereunder or under the Notes. Subject to Section 15.1(b), each Lender is hereby irrevocably authorized by Borrower to so endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(e) Notwithstanding subsections (b), (c) and (d) above and the existence of multiple Notes, Borrower shall only be required to make single payments of the aggregate amounts due from time to time under such Notes to Administrative Agent.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan only for the purposes and in the manner set forth in this Agreement in accordance with this Agreement. The portion sets forth, by category and line items, the purposes and amounts for which Advances made by Lenders under this Agreement are to be used.

2.2 Commitments to Lend. Each Lender severally (and not jointly) agrees on the terms and conditions set forth in this Agreement, to make the Advances to Borrower ratably in accordance with its respective Pro Rata Percentage, pursuant to this Agreement in amounts such that the aggregate principal amount of the Advances by such Lender at any one time outstanding shall not exceed the amount of its Commitment with respect to the Loan, subject to the right of the Lenders to make Protective Advances upon the occurrence and during the continuance of an Event of Default. The term of the Commitments shall expire on the Initial Maturity Date and neither Administrative Agent nor the Lenders shall have any further commitment to advance any additional funds after the Initial Maturity Date. The aggregate amount of each Advance made by the Lenders in connection with a Draw Request shall equal the applicable Loan Percentage Share of the total amount of Loan proceeds and Mortgage Loan proceeds then requested to be advanced by Borrower and Mortgage Borrower.

2.3 Method of Borrowing and Conversion. With respect to each Advance, Borrower shall provide to Administrative Agent a Draw Request meeting the requirements set forth in Article IV, which shall specify the amount and the requested Advance Date of such Advance and which shall be delivered to Administrative Agent no later than 11:00 A.M. New York time, on the date that is at least ten (10) Business Days prior to the requested Advance Date set forth in such Draw Request. Administrative Agent shall submit each Draw Request to the Lenders as set forth in Section 2.4(a), as long as such Draw Request meets the requirements of Article IV.

2.4 Notice to Lenders and Funding of Loan.

(a) Promptly after receipt of each Draw Request, Administrative Agent shall notify (which may be by telephone, promptly confirmed in writing) each Lender of the contents thereof and of the amount of such Lender’s Pro Rata Percentage of such Borrowing and, once so communicated to each Lender, such Draw Request shall not thereafter be revocable by Borrower. The Lenders shall make each requested Advance on the applicable Advance Date as long as the conditions to such Advance set forth in this Agreement are satisfied (as reasonably determined by Administrative Agent).

(b) Not later than 1:00 P.M. (New York time) on each Advance Date, each Lender shall make available its Pro Rata Percentage of the applicable Borrowing, in immediately funds available in lawful money of the United States, to Administrative Agent at its address referred to in Section 20.6. Subject to Section 2.4(c), on each Advance Date, Administrative Agent shall make available to Borrower the applicable Advance, in immediately funds available in lawful money of the United States.

(c) Unless Administrative Agent shall have been notified in writing by a Lender prior to the applicable Advance Date that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Percentage of the Advance to be made on such Advance Date, Administrative Agent may assume that such Lender will make such amount available to Administrative Agent on such date, and Administrative Agent shall (subject to the terms of this Agreement and provided such Lender has made the amount available to Administrative Agent) make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by a Defaulting Lender on the Advance Date, Administrative Agent shall promptly notify Borrower of such fact by telephone (promptly confirmed in writing by e-mail), and neither Administrative Agent nor any of the Non-Defaulting Lenders shall have any obligation to make such corresponding amount available to Borrower. Nothing in this Section 2.4(c) shall be deemed to relieve any Lender from its obligations to fulfill its Commitment hereunder or to prejudice any rights and remedies which Borrower, Administrative Agent or any applicable Non-Defaulting Lender may have against a Defaulting Lender. Each Defaulting Lender shall indemnify Borrower, Administrative Agent and the Non-Defaulting Lenders and hold each of them harmless from and against any and all loss, cost, liability, damage or expense, including reasonable attorneys’ fees and court costs arising out of such Defaulting Lender’s failure to fund the Pro Rata Percentage of the applicable Advance.

(d) No Lender and/or participant in the Loan shall be responsible for any default by any other Lender, but a Defaulting Lender shall be responsible for its own default and the indemnity provided for in the last sentence of Section 2.4(c) in its obligation to make the Advances hereunder.

(e) If any Lender (a “Defaulting Lender”) fails to make available to Administrative Agent such Lender’s Pro Rata Percentage of any Advance on the applicable Advance Date as and when required hereunder (each such undelivered amount, a “Defaulted Lender Advance”), (i) Administrative Agent shall immediately provide notice thereof to the applicable Non-Defaulting Lenders and to Borrower, and (ii) one or more of the applicable Non-Defaulting Lenders (each, a “Performing Lender”) may elect (but shall have no obligation), by notice to Administrative Agent (and Administrative Agent shall immediately notify Borrower and the other Non-Defaulting Lender of such notice from a Performing Lender), to make the Defaulted Lender Advance. If there is one or more Performing Lenders with respect to any Defaulted Lender Advance, then, without otherwise limiting any rights and remedies of Borrower, Administrative Agent and the applicable Non-Defaulting Lenders with respect to the applicable Defaulting Lender, the applicable Defaulting Lender shall pay to the applicable Performing Lender(s) interest on the applicable Defaulted Lender Advance at a rate equal to the Default Rate. Such interest shall accrue and be payable from the date the applicable Defaulting Lender first became obligated to make the applicable Defaulted Lender Advance until payment of the applicable Defaulted Lender Advance is made in full (the Defaulted Lender Advance, together with interest thereon at the Default Rate from the date such amount was due until repaid is referred to, collectively, as the “Defaulted Lender Obligation”). If the applicable Defaulting Lender repays the applicable Defaulted Lender Obligation, then the applicable Defaulting Lender shall be deemed to have made the applicable Advance when the same was originally due and shall no longer be a Defaulting Lender with respect to such Advance.

(f) If a Defaulting Lender fails, as and when required hereunder, to make its Pro Rata Percentage of any Advance or fails to pay any other sum payable to Administrative Agent hereunder or becomes the subject of a Bail-In Action, then such Defaulting Lender’s share of any and all amounts payable to the Defaulting Lender under the Loan Documents shall be immediately subordinated to the applicable Non-Defaulting Lenders’ share therein, and such Defaulting Lender’s Commitment Percentage shall be voted by the applicable Non-Defaulting Lenders based upon a fraction, the numerator of which is each Non-Defaulting Lender’s Commitment Percentage and the denominator of which is the aggregate of the Commitment Percentages all applicable Non-Defaulting Lenders, all without necessity for executing any further documents. Upon any such failure, in addition to Administrative Agent’s other legal and equitable rights and remedies, Administrative Agent may withhold and apply any and all amounts payable to such Defaulting Lender under the Loan Documents in such order of priority as Administrative Agent shall determine in its sole discretion to: (i) purchase for such Defaulting Lender its Pro Rata Percentage of any Advance or pay any sum payable hereunder that such Defaulting Lender was obligated but failed to pay pursuant to this Agreement; and/or (ii) reimburse the applicable Performing Lenders and/or Administrative Agent for any other sums, costs, expenses or disbursements payable by such Defaulting Lender hereunder. Upon any actual payment (when payable in accordance with Section 2.4(e)) by such Defaulting Lender of the applicable Defaulted Lender Obligation and any other sums then payable by such Defaulting Lender under the Loan Documents, its share in the Advances and in the Loan Documents and proceeds thereof and its Commitment Percentage (for all purposes of the Loan Documents, including voting) thereupon shall immediately be restored to equal priority with that of the other Lenders, but these provisions shall not effect a rescission of any vote of such Defaulting Lender’s Commitment Percentage made prior thereto or apply to any Defaulting Lender following the replacement of such Defaulting Lender with a Replacement Lender.

(g) If any Lender fails to make its Pro Rata Percentage of any Advance as and when required by this Agreement (a “Advance Default”), the applicable Non-Defaulting Lenders shall have no further obligation to make the applicable Advance except as set forth in the following sentence of this Section 2.4(g). With respect to each Advance Default as to which one or more Performing Lenders have elected to make the Defaulted Lender Advance, as to which Borrower has funded (or will simultaneously fund) through an Equity Payment or as to which a Replacement Lender has funded (or will simultaneously fund), each Non-Defaulting Lender shall make its related Pro Rata Percentage of such Advance that it was otherwise obligated to make when and as otherwise required to be made by such Lender. It shall be a condition precedent to each Non-Defaulting Lender’s obligation to fund its Pro Rata Percentage of an Advance that either Borrower or one or more Lenders or Replacement Lenders fund the Defaulted Lender Advance, and accordingly no Lender shall be deemed a Defaulting Lender on the basis of having refused to fund its Pro Rata Percentage of an Advance if such condition precedent is not satisfied. In addition, at any time following an Advance Default, Borrower may arrange for a Replacement Lender pursuant to Section 2.19 hereof with respect to the Defaulting Lender’s Pro Rata Percentage of all Advances that Defaulting Lender had failed to make.

(h) Each Lender hereby irrevocably designates Administrative Agent as its attorney-in-fact, coupled with an interest, to execute any such instruments and documents as Administrative Agent deems necessary to effect any assignment of any Defaulting Lender’s obligation to make Advances to any Replacement Lender arranged by Borrower pursuant to Section 2.19 with respect to any Advance Default. No such assignment shall release or relieve the applicable Defaulting Lender of any liability for its breach of this Agreement or under the indemnity set forth in Section 2.4(c).

2.5 Term and Extension Option.

(a) The term of the Loan (the “Term”) shall commence on the Closing Date and terminate and expire on the Maturity Date. The entire outstanding principal amount of the Loan, together with accrued and unpaid interest thereon and all other amounts due to Administrative Agent and Lenders hereunder and under the other Loan Documents (including, if applicable, the Minimum Multiple), shall be payable by Borrower in full on the Maturity Date.

(b) Extension Options. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for two (2) extension terms of one (1) year each (such options, the “First Extension Option” and “Second Extension Option”, as applicable, and, each individually, an “Extension Option” and, collectively, the “Extension Options”), upon satisfaction of each of the following conditions, which shall each apply to each Extension Option unless otherwise noted herein:

(i) Borrower shall have given Administrative Agent written notice (the “Extension Confirmation”) of Borrower’s exercise of the applicable Extension Option by no later than thirty (30) days prior to the then applicable Maturity Date but not earlier than one hundred twenty (120) days prior to the then applicable Maturity Date;

(ii) on or before the then applicable Maturity Date, Borrower shall have paid or caused to be paid to Administrative Agent the non-refundable Extension Fee with respect to the applicable Extension Option;

(iii) no Event of Default shall have occurred which remains uncured on the then applicable Maturity Date;

(iv) Administrative Agent shall have received (A) if the Mortgage Loan remains outstanding, a copy of the Title Continuation delivered to Mortgage Administrative Agent pursuant to the Mortgage Loan Agreement, or (B) if the Mortgage Loan is no longer outstanding, a title report dated as of a date within five (5) days of the then applicable Maturity Date, confirming no encumbrances other than Permitted Encumbrances;

(v) if a Springing LIBOR Event or an Alternative Rate Trigger has occurred and the existing Interest Rate Cap Agreement is scheduled to expire prior to the Maturity Date (as extended pursuant to the exercise of such Extension Option), (A) Borrower shall obtain and deliver to Administrative Agent, not later than three (3) Business Days prior to the then applicable Maturity Date, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, which Replacement Interest Rate Cap Agreement(s) (w) shall have a strike price such that, after giving effect to the capped rate, the minimum Debt Service Coverage Ratio for the Property is at least 1.15:1.00, (x) shall be effective commencing on the first day of the applicable Extension Term, (y) shall have a notional amount equal to the then outstanding principal amount of the Loan and (z) shall have a maturity date no earlier than the Maturity Date (as extended pursuant to the exercise of such Extension Option), and (B) Borrower shall deliver to Administrative Agent on or prior to the then applicable Maturity Date a collateral assignment of such Replacement Interest Rate Cap Agreement(s) substantially in the form attached hereto as Exhibit D;

(vi) [intentionally omitted];

(vii) subject to the last unnumbered paragraph of this Section 2.5, (A) with respect to the First Extension Option, the Property shall have achieved a Debt Yield of not less than six and one half percent (6.50%), and (B) with respect to the Second Extension Option, the Property shall have achieved a Debt Yield of not less than seven and one-quarter percent (7.25%);

(viii) all of the conditions precedent to the extension of the term of the Mortgage Loan (other than the extension of the term of this Loan) shall have been (or concurrently with the extension hereunder will be) satisfied pursuant to and in accordance with the Mortgage Loan Documents;

(ix) [intentionally omitted];

(x) all required Reserves shall have been replenished in amounts consistent with the applicable requirements set forth in this Agreement and otherwise in a manner reasonably satisfactory to Administrative Agent;

(xi) no event shall have occurred which would result in a Material Adverse Effect; and

(xii) Borrower shall have paid all reasonable, actual, out-of-pocket costs and expenses incurred by Administrative Agent in connection with the exercise by Borrower of the Extension Option;

provided, however, if any of the foregoing tests set forth in clause (vii) above are not satisfied, Borrower shall have the right either (A) to prepay a portion of the Loan pursuant to the terms of Section 2.12(a) hereof in an amount necessary to satisfy such tests or (B) to deposit Cash into an account established and maintained at Cash Management Bank by Administrative Agent under the sole dominion and control of Administrative Agent for the benefit of Lenders (the “Extension Account”) and/or deliver a Letter of Credit to Administrative Agent (such Cash or Letter of Credit so delivered, “Extension Collateral”), in either or both cases in an amount such that, if such Extension Collateral were applied to prepay the Loan, the Loan Amount would be reduced to an amount which satisfies the foregoing tests set forth in clause (vii), as applicable. If Borrower deposits Extension Collateral in the form of Cash with Administrative Agent, such deposit shall be held in the Extension Account, and all interest earned thereon shall become part of the Extension Collateral. Upon Administrative Agent’s satisfaction that the foregoing tests set forth in clause (vii), as applicable, have been satisfied without regard to the Extension Collateral, then, promptly following the request of Borrower and provided that no Event of Default shall then exist, Administrative Agent shall disburse the Extension Collateral to Borrower if held in the form of Cash or, if held in the form of a Letter of Credit, Administrative Agent shall return such Letter of Credit to Borrower.

2.6 Interest on the Loan Prior to Maturity.

(a) The Loan shall bear interest prior to the Maturity Date at a rate per annum equal to the Interest Rate for the applicable Interest Period.

(b) Interest on the Loan shall be payable prior to the Maturity Date (i) in arrears with respect to each Advance, on each Payment Date, commencing on the Payment Date in the first month immediately following the Closing Date and (ii) on any prepayment on a date other than a Payment Date (solely on the principal amount prepaid).

2.7 Intentionally Omitted.

2.8 General Provisions as to Payments.

(a) On each Payment Date through the Maturity Date, Borrower shall pay to Administrative Agent, for the account of the Lenders, accrued and unpaid interest at the Interest Rate on each of the Notes.

(b) [Intentionally Deleted]

(c) Borrower shall make each payment of principal of, and interest on, the Loan and of fees hereunder, not later than 3:00 p.m. (New York time) on the date when due, in immediately available funds in lawful money of the United States of America, delivered to Administrative Agent by wire transfer to such accounts at such banks as Administrative Agent may designate from time to time.

(d) Subject to Section 2.15, all amounts due hereunder shall be payable, without any counterclaim, setoff or deduction whatsoever.

(e) The entire outstanding principal amount of the Notes, all accrued and unpaid interest thereon and all other fees and sums then payable hereunder or under the Loan Documents, including, if applicable, the Minimum Multiple, shall be due and payable in full on the Maturity Date.

(f) Administrative Agent shall distribute to each Lender its ratable share of each such payment received by Administrative Agent for the account of Lenders on the next Business Day following the day received by Administrative Agent in Cash. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. If and to the extent that Administrative Agent shall receive any such payment for the account of the Lenders on any Business Day, and Administrative Agent shall not have distributed to any Lender its applicable share of such payment on the immediately following Business Day, Administrative Agent shall distribute such amount to such Lender together with interest thereon, for each day from the date such amount should have been distributed to such Lender until the date Administrative Agent distributes such amount to such Lender, at the Federal Funds Rate (any such interest at the Federal Funds Rate payable by Administrative Agent to any Lender shall be payable by Administrative Agent out of its own funds and neither Borrower nor any Guarantor shall have any obligation to pay, or reimburse Administrative Agent, for any such amount required to be paid by Administrative Agent).

(g) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment by Borrower is due to Administrative Agent, for the benefit of the Lenders, hereunder that Borrower shall not make such payment in full when due, Administrative Agent may assume that Borrower will make such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that Borrower shall not have so made such payment in full when due, each Lender shall repay to Administrative Agent forthwith on demand such amount distributed to such Lender and not paid by Borrower, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the Federal Funds Rate.

2.9 Funding Losses. If Borrower fails to borrow any Advance or, subject to Section 2.12(a), prepay any portion of the Loan after Borrower has given irrevocable notice thereof to Administrative Agent in accordance with the terms of this Agreement, then, in any such event, Borrower shall reimburse Administrative Agent for the account of each applicable Lender, within ten (10) Business Days after written demand therefor, for any resulting out-of-pocket loss or expense actually incurred by such Lender (or by a participant in the Loan), including any out-of-pocket loss actually incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay, as the case may be, provided that Administrative Agent shall have delivered to Borrower from such Lender a certificate as to the amount of such actual out-of-pocket loss or expense and the calculation thereof, which certificate shall be conclusive in the absence of manifest error.

2.10 Calculation of Interest and Fees. All interest and fees shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed in the Interest Period or other period for which the calculation is being made.

2.11 Default Interest; Late Payment Charge and Usury Savings.

2.11.1 Default Interest. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue interest at the Default Rate.

2.11.2 Application of Payments. Upon the occurrence and during the continuance of an Event of Default, any repayments of the Debt, may, at Administrative Agent’s option, be applied first to repay any amounts advanced by Administrative Agent and/or Lenders pursuant to the applicable provisions of the Loan Documents, together with any interest at the Default Rate or other charges, fees, expenses and obligations as provided in the Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal (if any) then due and payable.

2.11.3 Late Payment Charge. If any principal (other than principal due on the Maturity Date), interest or other recurring monthly payments due under the Loan Documents is not paid by Borrower when due, Borrower shall pay to Administrative Agent for the account of Administrative Agent and/or the Lenders, as the case may be, within five (5) Business Days of written demand by Administrative Agent to Borrower, a late payment charge (a “Late Payment Charge”) in amount equal to the lesser of (i) five percent (5%) of such unpaid sum or (ii) the maximum amount permitted by applicable law. Borrower shall pay the applicable Late Payment Charge in order to defray the expense incurred by Administrative Agent in handling and processing such delinquent payment and to compensate Administrative Agent and/or Lenders for the loss of the use of such delinquent payment and such Late Payment Charges shall not be added to the principal amount of the Loan and shall not bear interest, but shall be secured by this Agreement, the Pledge Agreement and the other applicable Loan Documents to the extent permitted by applicable law. Any Late Payment Charges shall be in addition to and not in lieu of any interest that accrues at the Default Rate as a result of an Event of Default.

2.11.4 Usury Savings. This Agreement and the Notes are subject to the express condition that, at no time shall interest be charged, or Borrower be required or obligated to pay interest, on the outstanding principal balance of the Loan at a rate which could subject Administrative Agent and/or the Lenders to civil or criminal liability as a result of such interest rate being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the outstanding principal balance of any Note at a rate in excess of the Maximum Legal Rate, then the Interest Rate or the Default Rate for such Note, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under such Note. All sums paid or agreed to be paid to Administrative Agent for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for as long as the Loan is outstanding.

2.12 Mandatory and Voluntary Prepayments.

(a) Voluntary Prepayments. Borrower may prepay the Loan in whole or in part, without penalty or premium (other than payment of the Minimum Multiple as provided below), upon at least ten (10) Business Days’ prior written notice to Administrative Agent, which notice (each, a “Prepayment Notice”) shall specify the Business Day upon which such prepayment shall be made (each such date, a “Prepayment Date”) and may be revoked by Borrower by written notice to Administrative Agent up until and including the Prepayment Date (provided that Borrower pays all actual out-of-pocket costs and expenses incurred by Administrative Agent or any Lender on account of such revocation), provided that, together with such principal prepayment, Borrower pays: (A) all accrued and unpaid interest on the applicable portion of the Loan being prepaid to and including the applicable Prepayment Date, (B) all other sums then due and payable by Borrower under the Loan Documents with respect to the portion of the Loan being prepaid, (C) if such Prepayment Date is not a Payment Date, all interest that would have accrued on the applicable portion of the Loan being prepaid through the last day of the Interest Period within which such Prepayment Date occurs, and (D) contemporaneous with such prepayment of the Loan in full (or a portion thereof, as the case may be) Borrower shall also cause the Mortgage Borrower to prepay the Mortgage Loan or a corresponding percentage thereof based on the Loan Percentage Share in accordance with the provisions of the Mortgage Loan Agreement. If the Minimum Multiple has not been satisfied as of the date of final repayment of the Loan, Borrower’s final prepayment or repayment of the Loan in full shall, in addition to all amounts required above, include the amount necessary to satisfy the Minimum Multiple and such amount shall be distributed by Administrative Agent to the Lenders. Upon receipt of a Prepayment Notice pursuant to this Section 2.12, Administrative Agent shall promptly (but in no event more than one (1) Business Day after Administrative Agent’s receipt of such written notice) notify each Lender of the contents thereof and of such Lender’s ratable share of the principal amount of such prepayment. Except as otherwise provided above, no portion of the Mezzanine Loan shall be prepaid until the Loan has been repaid in full.

(b) Prepayments after Event of Default. If, following the occurrence and during the continuance of an Event of Default, Borrower, a purchaser at foreclosure or any other Person tenders payment of all or any part of the outstanding principal balance of the Loan, or if all or any portion of the outstanding principal balance of the Loan is recovered by Administrative Agent for the account of the Lenders after such Event of Default, Borrower, such purchaser at foreclosure or such other Person (as the case may be) shall pay (A) interest at the Default Rate on the outstanding principal amount of the Loan through the last day of the Interest Period within which such tender or recovery occurs, and (B) all other sums then due and payable under the Loan Documents (including Late Payment Charges, the Exit Fee and the Prepayment Premium, if appliable). Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt made concurrently with the occurrence of an Event of Default or while an Event of Default is continuing shall be applied to the Debt in such order and priority as may be determined by Administrative Agent on behalf of the Lenders in its sole discretion.

(c) Net Liquidation Proceeds. Without limiting any other provision of this Agreement, if a Liquidation Event occurs, Borrower shall cause the resulting Net Liquidation Proceeds (other than Net Proceeds to the extent described in Section 2.4.2 above) which are actually received by Borrower to be paid to Lender. On the next occurring Payment Date following the date on which Lender actually receives any such Net Liquidation Proceeds, Borrower is hereby deemed to have authorized Lender to apply such Net Liquidation Proceeds as a prepayment of the Debt in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds.

(d) No Right to Reborrow. The Loan is not a “revolving” loan and, therefore, Borrower may not borrow, repay and reborrow hereunder.

(e) Adjustment of Debt Yield and Debt Service Coverage Ratio Requirements. In the event that Administrative Agent, in its sole discretion, approves any prepayment of the Mortgage Loan which is not accompanied by a concurrent pro rata prepayment of the Loan, Administrative Agent may require, as a condition to granting such approval, that Borrower enter into a modification to this Agreement, in form and substance reasonably satisfactory to Administrative Agent, which, among other things, shall provide for the modification of any Debt Yield and Debt Service Coverage Ratio requirement thresholds provided for herein in a manner sufficient, in Administrative Agent’s determination, to account for the applicable prepayment of the Mortgage Loan.

2.13 LIBOR Unascertainable. If Administrative Agent advises by written notice thereof to Borrower and Lenders that an Alternative Rate Trigger has occurred, then each such Lender’s obligation to maintain interest based on LIBOR shall be suspended and the Interest Rate applicable to such Lender’s Note shall be based on the Alternative Rate. Computation of the Interest Rate based on the Alternative Rate for such Lender’s Note shall continue until Administrative Agent determines that the circumstances giving rise to Administrative Agent’s substitution of the Alternative Rate Index for LIBOR no longer exist. Administrative Agent shall promptly notify Borrower and Lenders of each such determination.

2.14 Illegality. If, after the Closing Date, any applicable law, rule or regulation is adopted, or any change is made in any existing applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency issued after the Closing Date (a “Regulatory Change”) shall make it unlawful for any Lender (or its Lending Office) to make, maintain or fund its LIBOR Loans at the LIBOR Rate, and such Lender shall so notify Administrative Agent (and such determination is consistently applied by such Lender to similarly situated loans and similar borrowers), Administrative Agent shall forthwith give written notice thereof to the other Lenders and Borrower, whereupon (a) the obligation of such Lender to make LIBOR Loans shall be suspended, and (b) each outstanding LIBOR Loan made by such Lender shall be converted into an Alternative Rate Loan on the first day of the immediately succeeding Interest Period or within such earlier period as required by applicable law. If, pursuant to the terms of this Section 2.14, a Lender’s Note is bearing interest at the Alternative Rate and the Regulatory Change which resulted in such Note bearing interest at the Alternative Rate shall no longer exist or be effective or applicable to such Lender, such Lender shall give written notice thereof to Administrative Agent and Borrower, and such Lender’s Note shall bear interest at the LIBOR Rate commencing on the first day of the next succeeding Interest Period. Notwithstanding the foregoing, before giving any notice to Administrative Agent pursuant to this Section 2.14, the applicable Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous in any material respect to such Lender. Each Lender or Administrative Agent, as applicable, shall promptly notify Borrower in writing of each such determination made pursuant to the terms of this Section 2.14.

2.15 Increased Cost and Reduced Return.

(a) If any Regulatory Change shall hereafter impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any LIBOR Loan any such requirement reflected in the Reserve Requirements)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the London interbank market any other condition affecting such Lender’s LIBOR Loans or its obligation to make LIBOR Loans, and the result of any of the foregoing is to materially increase the cost to such Lender (or its Lending Office) of making or maintaining any LIBOR Loan, or to materially reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under the Loan Documents with respect thereto, then, within ten (10) Business Days after written demand by such Lender (with a copy to Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts (based upon a reasonable allocation thereof by such Lender to LIBOR rate loans made by such Lender), and provided that such Lender is generally exercising rights similar to those set forth in this Section 2.15(a) against other borrowers similarly situated to Borrower, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction to the extent reasonably allocable to such Lender’s LIBOR Loans.

(b) Except with respect to taxes, if any Lender shall have determined reasonably and in good faith that the occurrence, after the Closing Date, of any Regulatory Change regarding capital adequacy has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such Regulatory Change regarding capital adequacy (taking into consideration the policies of such Lender and its parent with respect to capital adequacy) by an amount deemed by such Lender to be material (and such determination is consistently applied by such Lender to similarly situated loans and similar borrowers), then from time to time, within ten (10) Business Days after written demand by such Lender (with a copy to Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, and provided that such Lender is generally exercising rights similar to those set forth in this Section 2.15(b) against other borrowers similarly situated to Borrower, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Each Lender shall promptly notify Borrower and Administrative Agent in writing of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 2.15 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be otherwise disadvantageous in any material respect to such Lender. A certificate of any Lender claiming compensation under this Section 2.15 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining any such amount, each such Lender may use any reasonable averaging and attribution methods.

2.16 Taxes.

(a) Any and all payments by Borrower to or for the account of any Lender or Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, withholdings, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, other than Excluded Taxes (collectively, “Taxes”). If Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable by Borrower under this Agreement or any Note or participation therein to any Lender or Administrative Agent, (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions and withholding applicable to additional sums payable under this Section 2.16), such Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and withholdings, (iii) Borrower shall pay the full amount deducted and withheld to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Administrative Agent, at its address referred to in Section 20.6, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment as shall be reasonably satisfactory to Administrative Agent).

(b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes, intangibles, recording, mortgage recording and transfer taxes, and any other excise or property taxes, or charges or similar levies which arise from any extension of credit hereunder, any payment made under this Agreement or any Note or participation therein by Borrower to Administrative Agent or any Lender or from the execution and delivery of any Loan Document or the performance of Borrower’s obligations under any Loan Document, or the exercise of remedies by Administrative Agent or any Lender under any Loan Document (hereinafter referred to as “Other Taxes”) except, Excluded Taxes.

(c) Borrower agrees to indemnify each Lender and Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or Administrative Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto. Payment under this indemnification shall be made within ten (10) Business Days from the date such Lender or Administrative Agent (as the case may be) makes written demand therefor to Borrower, specifying in reasonable detail the nature and amount of such Taxes and Other Taxes.

(d) Each of Administrative Agent, each Lender and each participant organized under the laws of a jurisdiction outside the United States (each, a “Non-U.S. Lender”), (i) on or prior to the date of its execution and delivery of this Agreement in the case of each Non-U.S. Lender listed on the signature pages hereof, (ii) on or prior to the date on which it becomes a Lender in the case of each other Non-U.S. Lender, (iii) in the case where a Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”), the date upon which such Non-U.S. Lender designates the New Lending Office, (iv) upon the obsolescence or invalidity of any form previously delivered and (v) from time to time thereafter if requested in writing by Borrower (but only as long as such Non-U.S. Lender remains lawfully able to do so), shall provide Borrower with two (2) copies of the Internal Revenue Service Form W-8 EXP, W-8IMY (with applicable attachments), W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, properly completed and duly executed by such Non-U.S. Lender, certifying that such Non-U.S. Lender is entitled to receive payments hereunder free from, or subject to a reduced rate of withholding of U.S. federal income tax. In addition to providing Borrower with two (2) copies of the Internal Revenue Service Form W-8BEN or W-8BEN-E, as appropriate, or any successor form, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents that such Non-U.S. Lender is not (and shall not be) a bank for purposes of Section 881(c) of the Code, is not (and shall not be) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not (and shall not be) a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify Borrower and Administrative Agent in the event any such representation is no longer accurate. Each of Administrative Agent, each Lender and each participant that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code (each, a “U.S. Lender”), other than a U.S. Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), hereby agrees that it shall (i) on or prior to the date of its execution and delivery of this Agreement in the case of each U.S. Lender listed on the signature pages hereof, (ii) on or prior to the date on which it becomes a U.S. Lender, in the case of each other U.S. Lender, (iii) in the case where a U.S. Lender changes its applicable lending office by designating a New Lending Office, the date upon which such U.S. Lender designates the New Lending Office, (iv) upon the obsolescence or invalidity of any form previously delivered, and (v) from time to time thereafter if reasonably requested in writing by Borrower, deliver to Borrower an accurate, complete and signed copy of the Internal Revenue Service Form W-9 or successor form, certifying that such U.S. Lender is on the date of delivery thereof entitled to an exemption from United States backup withholding tax. Unless Borrower has received such forms or other documents required by this Section 2.16(d), Borrower or Administrative Agent, as the case may be, shall withhold amounts as required by applicable requirements of law from such payments at the applicable statutory rate. Each Non-U.S. Lender and U.S. Lender shall promptly notify Borrower and Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to Borrower (or any other form or certification adopted by the U.S. taxing authorities for such purpose). If the form provided by a Non-U.S. Lender or a U.S. Lender at the time such Non-U.S. Lender or a U.S. Lender first became a party to this Agreement or at any time thereafter (other than by reason of a change in United States law or a change in the terms of any treaty to which the United States is a party after the date such Lender first became a party to this Agreement) indicates a United States interest withholding tax rate in excess of zero (or would have indicated such a withholding tax rate if such form had been submitted and completed accurately and completely and either was not submitted or was not completed accurately and completely), or if a Non-U.S. Lender or a U.S. Lender otherwise is subject to United States withholding tax at a rate in excess of zero at any time for any reason (other than by reason of a change in United States law or regulation or a change in any treaty to which the United States is a party after the date such Lender first became a party to this Agreement), withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.16(a). In addition, any amount that otherwise would be considered “Taxes” or “Other Taxes” for purposes of this Section 2.16 shall be excluded therefrom if the U.S. Lender or Non-U.S. Lender has changed the Lending Office and such amount would not have been incurred had such transfer or change not been made.

(e) For any period with respect to which a U.S. Lender or Non-U.S. Lender has failed to provide Borrower with the appropriate form pursuant to Section 2.16(d), such U.S. Lender or Non-U.S. Lender shall not be entitled to indemnification under Section 2.16 with respect to Taxes. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as the case may be), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made in FATCA after the Closing Date.

(f) Each Lender shall promptly notify Borrower and Administrative Agent in writing of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 2.16 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be otherwise disadvantageous in any material respect to such Lender. A certificate of any Lender claiming compensation under this Section 2.16 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods (and such determination shall be consistently applied by such Lender to similarly situated loans and similar borrowers).

(g) If Administrative Agent or a Lender shall become aware that a Lender is entitled to claim a refund from a Governmental Authority in respect of Taxes (including Other Taxes) as to which such Lender has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, Administrative Agent or such Lender shall notify Borrower promptly of the availability of such refund claim and shall make a timely claim to such taxation authority for such refund. If a Lender receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes (including Other Taxes) as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall, within thirty (30) days from the date of such receipt pay over the amount of such refund or permanent net tax benefit to Borrower, net of all reasonable out-of-pocket expenses of such Lender and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that Borrower, upon the request of such Lender agrees to repay the amount paid over to Borrower (plus penalties, interest or other reasonable charges) to such Lender in the event such Lender is required to repay such refund to such taxation authority or loses such net tax benefit.

2.17 Intentionally Omitted.

2.18 Lending Installations. Each Lender may book its Advances at one or more Lending Installations selected by it from time to time, and may change its Lending Installations from time to time by written notice to Borrower, but no such selection or change shall affect the liability of such Lender or result in Borrower being obligated to pay increased costs under this Agreement or the other Loan Documents to Administrative Agent or any Lender in excess of those that would be payable had the Lending Installation not been changed. All terms of this Agreement and of the other Loan Documents shall apply to any such Lending Installation as if it were a Lender hereunder, and, if a Lender so selects Lending Installation(s), this Agreement shall be deemed held by such Lender for the benefit of its selected Lending Installation(s).

2.19 Replacement Lender. If (a) Borrower receives notice from any Lender requesting increased costs or additional amounts under Sections 2.15 or 2.16, (b) any Lender is affected in the manner described in Section 2.13 or 2.14 or (c) a Lender becomes a Defaulting Lender, then in each case, Borrower shall have the right, as long as no Event of Default shall have occurred and be continuing and unless, in the case of clause (a) above, such Lender has removed or cured the conditions which resulted in the obligation to pay such increased costs or additional amounts or agreed to waive and otherwise forego any right it may have to any payments provided for under any such provision in respect of such conditions, to replace in its entirety such Lender (the “Replaced Lender”) upon prior written notice to Administrative Agent and such Replaced Lender, with one or more other Lenders or Eligible Assignee(s) (each, a “Replacement Lender”) reasonably acceptable to Administrative Agent; provided, however, that, at the time of any replacement pursuant to this Section 2.19, the Replaced Lender and the Replacement Lender shall enter into (each Lender hereby unconditionally agreeing to enter into) an Assignment and Acceptance (appropriately completed), pursuant to which (i) the Replacement Lender shall acquire all of the Commitment Percentage and outstanding Advances of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Advances of the Replaced Lender; and (ii) Borrower shall pay to the Replaced Lender any other amounts payable to the Replaced Lender under this Agreement (including amounts payable under Sections 2.13, 2.14, 2.15 or 2.16 which have accrued to the date of such replacement). Upon the execution of the Assignment and Acceptance(s), the payment to Administrative Agent of an administrative fee for processing such assignment in the amount of $3,500 and the delivery to the Replacement Lender of a Note executed by Borrower, the Replacement Lender shall automatically become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to any indemnification provisions under this Agreement, each of which shall survive as to such Replaced Lender. It is understood and agreed that if any Replaced Lender shall fail to enter into an Assignment and Acceptance in accordance with the foregoing, it shall be deemed to have entered into such an Assignment and Acceptance and each Lender hereby irrevocably designates Administrative Agent as its attorney-in-fact, coupled with an interest, to execute such Assignment and Acceptance on its behalf.

2.20 Release on Payment in Full. If Borrower shall pay or cause to be paid and satisfied, the principal of and interest on the Notes in full at maturity or as otherwise permitted in accordance with the terms of the Loan Documents and all other Debt (including, if applicable, the Minimum Multiple) payable to Administrative Agent and the Lenders under the Loan Documents by Borrower or secured by the Pledge Agreement or by the other Loan Documents (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Loan Note(s) in full, then (a) Administrative Agent shall release the Lien of this Agreement and the other applicable Loan Documents upon the Account Collateral and the Rate Cap Collateral (or the portions thereof allocable to the Loan), and (b) Administrative Agent shall satisfy and release of record the Pledge Agreement and all related UCC financing statements and (c) all the other Loan Documents shall be discharged (unless such Loan Document by its terms is expressly intended to survive repayment of the Loan). Concurrently with such release and satisfaction of the Loan Documents, Administrative Agent will return, or cause Lenders to return, to Borrower the original Notes (and all original insurance policies, if any, relating to the Collateral which may be held by Administrative Agent), any amounts held in escrow pursuant to this Agreement or any of the other Loan Documents, or otherwise, and any part of the Collateral, the Account Collateral or the Rate Cap Collateral (or the portions thereof allocable to the Loan) that may be in its possession and, on the written request and at the expense of Borrower, will execute and deliver such instruments of release and satisfaction or assignment, as the case may be, (including appropriate UCC-3 termination statements) in recordable form prepared by Borrower and as may reasonably be requested by Borrower to evidence such release and satisfaction, or assignment, as the case may be, and any such instrument, when duly executed by Administrative Agent and, if appropriate, duly recorded or filed, as the case may be, shall conclusively evidence the release and satisfaction of the liens and security interests and the other applicable Loan Documents.

2.21 Release of Units. Provided that no Event of Default has occurred and is continuing under this Agreement, Borrower shall have the right to cause Mortgage Borrower to obtain the release of any of the Hotel Unit, the Parking Unit, the Residential Unit and/or either of the Retail Units from the Liens of the Security Instrument and the other Loan Documents (if the same have not yet been released) upon satisfaction of each of the following conditions with respect to such Unit proposed to be released:

(a) [intentionally omitted;

(b) Administrative Agent shall have received not less than thirty (30) days’ prior written notice of the proposed release;

(c) Administrative Agent shall have received a copy of the executed Bona Fide Sales Contract with respect to such Unit to be released;

(d) contemporaneous with such release there shall be a sale of such Unit pursuant to the applicable Bona Fide Sales Contract;

(e) the Unit to be released will constitute one or more tax lots separate and distinct from the tax lot or lots applicable to the remaining portion of the Property encumbered by the Liens of the Security Instrument and the other Loan Documents (or, upon recording of the deed in connection with the sale, the Unit to be released will be entitled to and assigned a separate tax folio number under Section 193.0237 of the Florida Statutes as contemplated by Section 14.1 of the Master Declaration);

(f) Administrative Agent shall have received (i) not less than five (5) Business Days’ prior to the proposed closing date for the sale of the applicable Unit, a pro forma settlement statement reflecting (A) the gross consideration to be received by Mortgage Borrower with respect to such sale, (B) the applicable Net Sales Proceeds and (C) the applicable Minimum Release Price (as such term is defined herein and in the Mortgage Loan Agreement) with respect to such Unit, and (ii) on or prior to the closing date for the sale of the applicable Unit, a final signed settlement statement substantially in the form previously provided to Administrative Agent;

(g) Administrative Agent shall have received by wire transfer of immediately available funds the Minimum Release Price for such Unit, which Minimum Release Price shall be applied by Administrative Agent in accordance with Section 2.12(a);

(h) after giving effect to such release, each SPE Entity shall continue to be a Single Purpose Entity;

(i) the Parking Unit shall be subject to a parking and access easement and/or other agreement providing for use by the owners and/or occupants of the Units in form and substance reasonably satisfactory to Administrative Agent (if such use rights are not otherwise addressed in the Master Declaration approved by Administrative Agent);

(j) if the Hotel Unit will remain subject to the Lien of the Security Instrument, then, after giving effect to the application of (1) the applicable Minimum Release Price in accordance with clause (g) above and (2) the applicable Minimum Release Price (as defined in the Mortgage Loan Agreement) in accordance with Section 2.21(g) of the Mortgage Loan Agreement, (i) the Debt Yield shall be equal to or greater than 10.5% and (ii) the Debt Service Coverage Ratio shall be equal to or greater than 1.50:1.00, provided that, for purposes of this clause (j), (x) the Debt Yield and Debt Service Coverage Ratio shall be determined by Administrative Agent using UNCF with respect to the Hotel Unit only, (y) the Debt Yield shall be determined by Administrative Agent using the applicable Allocated Loan Amount for the Hotel Unit as the denominator for such calculation, and (z) for purposes of Administrative Agent’s determination of the Debt Service Coverage Ratio, the Pro Forma Debt Service shall be determined based on the applicable Allocated Loan Amount for the Hotel Unit;

(k) if the Residential Unit will remain subject to the Lien of the Security Instrument, then, after giving effect to any release of a Unit hereunder and the application of (1) the applicable Minimum Release Price in accordance with clause (g) above and (2) the applicable Minimum Release Price (as defined in the Mortgage Loan Agreement) in accordance with Section 2.21(g) of the Mortgage Loan Agreement, (i) the Debt Yield shall be equal to or greater than 8.0% and (ii) the Debt Service Coverage Ratio shall be equal to or greater than 1.25:1.00, provided that, for purposes of this clause (k), (x) the Debt Yield and Debt Service Coverage Ratio shall be determined by Administrative Agent using UNCF with respect to the Residential Unit only, (y) the Debt Yield shall be determined by Administrative Agent using the applicable Allocated Loan Amount for the Residential Unit as the denominator for such calculation, and (z) for purposes of Administrative Agent’s determination of the Debt Service Coverage Ratio, the Pro Forma Debt Service shall be determined based on the applicable Allocated Loan Amount for the Residential Unit;

(l) if either Retail Unit will remain subject to the Lien of the Security Instrument, then, after giving effect to any release of a Unit hereunder and the application of (1) the applicable Minimum Release Price in accordance with clause (g) above and (2) the applicable Minimum Release Price (as defined in the Mortgage Loan Agreement) in accordance with Section 2.21(g) of the Mortgage Loan Agreement, (i) the Debt Yield shall be equal to or greater than 8.5% and (ii) the Debt Service Coverage Ratio shall be equal to or greater than 1.35:1.00, provided that, for purposes of this clause (l), (x) the Debt Yield and Debt Service Coverage Ratio shall be determined by Administrative Agent using UNCF with respect to the Retail Unit(s) remaining subject to the Lien of the Security Instrument only, (y) the Debt Yield shall be determined by Administrative Agent using the applicable Allocated Loan Amount for the Retail Unit as the denominator for such calculation, and (z) for purposes of Administrative Agent’s determination of the Debt Service Coverage Ratio, the Pro Forma Debt Service shall be determined based on the applicable Allocated Loan Amount for the Retail Unit;

(m) if the Parking Unit will remain subject to the Lien of the Security Instrument, then, after giving effect to any release of a Unit hereunder and the application of (1) the applicable Minimum Release Price in accordance with clause (g) above and (2) the applicable Minimum Release Price (as defined in the Mortgage Loan Agreement) in accordance with Section 2.21(g) of the Mortgage Loan Agreement, (i) the Debt Yield shall be equal to or greater than 8.5% and (ii) the Debt Service Coverage Ratio shall be equal to or greater than 1.35:1.00, provided that, for purposes of this clause (m), (x) the Debt Yield and Debt Service Coverage Ratio shall be determined by Administrative Agent using UNCF with respect to the Parking Unit only, (y) the Debt Yield shall be determined by Administrative Agent using the applicable Allocated Loan Amount for the Parking Unit as the denominator for such calculation, and (z) for purposes of Administrative Agent’s determination of the Debt Service Coverage Ratio, the Pro Forma Debt Service shall be determined based on the applicable Allocated Loan Amount for the Parking Unit

(n) all reasonable, out-of-pocket expenses actually incurred by Administrative Agent in connection with the sale and release of such Unit (including, without limitation, the reasonable fees and disbursements of Administrative Agent’s counsel), shall be paid by Borrower on demand.

Notwithstanding anything to the contrary contained herein, to the extent that any of the conditions set forth in clauses (j) through (m) of this Section 2.21 shall fail to be satisfied in connection with any proposed release, if requested by Borrower in writing, Administrative Agent may, in its reasonable discretion, agree to reallocate the applicable Allocated Loan Amounts in a manner that would permit the failed condition to be satisfied, provided that such reallocation shall not cause any other condition in clauses (j) through (m) not to be satisfied.

Upon the release of any Unit from the Liens of the Security Instrument and the other Mortgage Loan Documents pursuant to this Section 2.21 and Section 2.21 of the Mortgage Loan Agreement, any Reserve Funds held in any Reserve Account with respect to such released Unit shall be disbursed to Borrower.

III. CONDITIONS TO CLOSING.

The obligation of Lenders to close the Loan pursuant to the Loan Documents is subject to the fulfillment by, or on behalf of, Borrower or waiver by Administrative Agent in its sole and absolute discretion of the following conditions precedent on the Closing Date, it being agreed that the initial Advance of the Floor Funding shall be conclusive evidence that all conditions set forth in this Article III have been satisfied or waived unless provided to the contrary in a post-closing obligations letter executed and delivered by Borrower to Administrative Agent:

3.1 Loan Documents. Administrative Agent shall have received an original counterpart of this Agreement, and an original of the Notes and all of the other Loan Documents required to be delivered as of the Closing Date, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower and each of the other parties thereto.

3.2 Security Instrument and Recordable Documents. Administrative Agent shall have received original counterparts of the Pledge Agreement and membership certificates (together with duly executed powers in blank) so as to create valid and enforceable first priority Liens upon the Equity Interests in Mortgage Borrower and the other Collateral in favor of Administrative Agent, subject only to the Permitted Encumbrances.

3.3 UCC Financing Statements. Administrative Agent shall have received evidence that the UCC financing statements relating to the Pledge Agreement and other applicable Loan Documents have been delivered to the Title Company for filing in the applicable jurisdictions.

3.4 Guarantees; Indemnities. Guarantor shall have executed and delivered to Administrative Agent the Recourse Guaranty, the Payment Guaranty, the Carry Guaranty and the Environmental Indemnity.

3.5 Representations, Warranties and Compliance. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed as of the Closing Date.

3.6 UCC Insurance; Owner’s Policy. Administrative Agent shall have received the UCC Policy and a copy of the Owner’s Policy, simultaneously issued to Mortgage Borrower each of which shall be dated as of the Closing Date. The UCC Policy shall (a) provide coverage in the amount of the Loan, (b) insure Administrative Agent that the Pledge Agreement creates a valid first priority Lien on the Collateral, in each case free and clear of all exceptions from coverage other than the Permitted Encumbrances, and (c) name Administrative Agent, for the ratable benefit of the Lenders, as the insured. Administrative Agent shall have received from Borrower and Mortgage Borrower an Assignment of Title Insurance Proceeds regarding the Owner’s Policy acknowledged by the Title Company and Commonwealth Land Title Insurance Company and in form and substance acceptable to Administrative Agent. Administrative Agent also shall have received evidence that all premiums in respect of the UCC Policy and the Owner’s Policy have been paid.

3.7 Survey. Administrative Agent shall have received a current Survey for the Property, dated no earlier than sixty (60) days prior to the Closing Date, certified as Administrative Agent may then require.

3.8 Zoning; Governmental Approvals; Building Permits. Administrative Agent shall have received a zoning report concerning applicable zoning approvals, in such form as Administrative Agent may require.

3.9 Intentionally Omitted.

3.10 Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Administrative Agent, for the benefit of the Lenders, has a valid and perfected first Lien on the Collateral as of the Closing Date, subject only to Permitted Encumbrances, and Administrative Agent shall have received satisfactory evidence thereof.

3.11 Related Documents. Each additional document not specifically referenced in this Agreement, but relating to the transactions contemplated herein and required to be executed and/or delivered by Borrower to Administrative Agent pursuant to the terms of this Agreement or the other Loan Documents as of the Closing Date, shall have been duly authorized, executed and delivered by all parties thereto and Administrative Agent shall have received and approved copies thereof.

3.12 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Administrative Agent certified copies of all such organizational documentation related to Borrower, Mortgage Borrower and certain of their Affiliates as have been requested by Administrative Agent, including such good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Administrative Agent.

3.13 Legal Opinions. Administrative Agent shall have received an Opinion of Counsel with respect to the due authorization, execution and enforceability of the Loan Documents executed by Borrower and the Guarantor and opinions with respect to such other matters as Administrative Agent shall reasonably require.

3.14 Appraisal. Administrative Agent shall have received an Appraisal.

3.15 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

3.16 Independent Director Certificate. Administrative Agent shall have received an executed certificate in form and substance satisfactory to Administrative Agent from each Independent Director of an SPE Entity.

3.17 Transaction Costs. Borrower shall have paid or reimbursed Administrative Agent for all title insurance premiums, recording and filing fees, costs of environmental reports, appraisals and other reports, reasonable fees and costs of Administrative Agent’s counsel and all other reasonable, third party, out-of-pocket costs and expenses incurred in connection with the origination of the Loan, including the reasonable, out-of-pocket fees and expenses of the Construction Consultant.

3.18 Other Payments and Fees; Origination Fee. All payments, deposits or escrows required to be made or established by Borrower under this Agreement and the other Loan Documents on or before the Closing Date shall have been paid, and the origination fee payable by Borrower to Administrative Agent on the Closing Date in an amount equal to one percent (1.00%) of the sum of the Loan Amount and the Mortgage Loan Amount shall have been paid to Administrative Agent in connection with the Loan.

3.19 Material Adverse Effect. As of the Closing Date, (a) no event or condition which has had a Material Adverse Effect shall have occurred, and (b) none of Borrower, Mortgage Borrower, any Guarantor or Sponsor shall be the subject of any bankruptcy, reorganization or insolvency proceeding.

3.20 Reports. Administrative Agent shall have received the Environmental Report, the Engineering Report, and a report from Administrative Agent’s insurance consultant, each of which report shall be satisfactory in form and substance to Administrative Agent.

3.21 Financial Statements; Tax Statements; Operating Statements. Administrative Agent shall have received certified copies of financial statements, operating statements, balance sheets and supporting documentation with respect to the Property, Borrower, Mortgage Borrower, Sponsor and Guarantor as requested by Administrative Agent, each in form and substance reasonably satisfactory to Administrative Agent.

3.22 Tax Lot. Administrative Agent shall have received evidence that the Land constitutes one (1) or more separate tax lots, which evidence shall be in form and substance reasonably satisfactory to Administrative Agent.

3.23 Intentionally Omitted.

3.24 Insurance. Administrative Agent shall have received certified policies, valid certificates of insurance or other acceptable evidence with respect to the policies of insurance required to be obtained by Borrower and/or Mortgage Borrower as of the Closing Date pursuant to the terms of this Agreement, and evidence of the payment of all Insurance Premiums then due and payable with respect to such policies.

3.25 Evidence of Utility Service. Administrative Agent shall have received evidence that all utility services and facilities necessary for the operation of the Project are available at or proximate to the boundaries of the Land, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities and means of access between the Land and public ways.

3.26 Mortgage Loan Closing. The closing of the Mortgage Loan shall have been simultaneously consummated, and all of Mortgage Loan Documents to be executed and delivered as of the Closing Date shall have been executed and delivered by each party thereto.

3.27 Compliance with Legal Requirements. Administrative Agent shall have received evidence that the Property complies in all material respects with all applicable Legal Requirements as of the Closing Date.

3.28 Credit Reports and Searches. Administrative Agent shall have received credit reports and UCC, lien, litigation bankruptcy and judgment searches concerning Borrower, Guarantor, Mortgage Borrower, Sponsor and such other Persons as may be required by Administrative Agent.

3.29 Management Agreements. Administrative Agent shall have received and approved of each Management Agreement.

3.30 Conditions in Other Loan Documents. Mortgage Borrower shall have satisfied all of the closing conditions set forth in the Mortgage Loan Agreement and Mortgage Lender shall have made the initial Mortgage Advance simultaneously with the Advance of the Floor Funding by Lenders.

3.31 HVCRE. Borrower shall have demonstrated to Administrative Agent’s satisfaction that Borrower has contributed equity or incurred costs in connection with and allocable entirely to the Property such that the Loan is not classified as HVCRE.

3.32 Miscellaneous. Administrative Agent or its counsel shall have received such other and further approvals, opinions, documents and information as Administrative Agent or its counsel may have reasonably requested, including the Loan Documents in form and substance satisfactory to Administrative Agent and its counsel, together with all reports, certificates, affidavits and other information, in form and substance reasonably satisfactory to Administrative Agent, as each may reasonably require to evidence compliance by Borrower with the terms and conditions to be complied with by Borrower at or prior to the Closing Date.

IV. CONDITIONS TO ALL SUBSEQUENT ADVANCES.

4.1 Conditions Precedent to Advances. Other than any Interest/OpEx Advances made to pay (1) Debt Service due and payable on the Loan or on the Mortgage Loan, (2) any other sums due and payable to Administrative Agent or the Lenders under the Loan Documents, (3) any Impositions due and payable, (4) any Insurance Premiums due and payable, or (5) any other Qualifying Interest/OpEx Payment Obligations, in each case, in accordance with Section 4.4.5 (assuming, in each case, no Event of Default is continuing), no Lender shall be obligated to make an Advance of any portion of the Loan after the Closing Date, unless (x) all of the following conditions are satisfied or (y) Administrative Agent, in its sole discretion, has elected to waive any such conditions, in each case, as of the applicable Advance Date (it being agreed that Borrower shall be entitled to receive the applicable Advance from Lenders upon the satisfaction of the following conditions):

(a) Satisfaction of Conditions for Closing. All conditions set forth in a post-closing letter relating to the conditions in Article III shall have been satisfied by Borrower or unconditionally waived by Administrative Agent in writing.

(b) Representations and Warranties. The representations and warranties made by Borrower in Article VI and in any other Loan Documents shall be true and correct in all material respects as of such Advance Date with the same effect as if made on such date, except in cases where any such representations and warranties (i) were expressly made as of and applicable only to the Closing Date, (ii) are matters that by their nature can no longer be true and correct as a result of the passage of time or (iii) became untrue since last being made and prior to such Advance Date because of a change in facts or circumstances, which change of facts or circumstances does not independently create a Default or would not be reasonably expected to constitute or result in a Material Adverse Effect.

(c) Mortgage Advances. The amount of the Mortgage Loan equal to the applicable Loan Percentage Share of the aggregate advances requested under the Loan and the Mortgage Loan shall be advanced simultaneously by Mortgage Lender to Mortgage Borrower in accordance with the Mortgage Loan Agreement.

(d) Intentionally Omitted.

(e) Pledge Agreement. The Pledge Agreement shall constitute a valid first lien on the Collateral for the full amount of the Loan advanced to and including the date of each such subsequent Advance, free and clear of all Liens except for Permitted Encumbrances.

(f) No Event of Default. As of such Advance Date, (i) no Event of Default hereunder shall have occurred and be continuing and (ii) no Default of which Administrative Agent shall have provided Borrower with written notice shall have occurred and be continuing.

(g) Draw Request. Administrative Agent shall have received a Draw Request in accordance with the requirements of Sections 2.3 and 4.4, together with all documents required to be delivered with such Draw Request pursuant to Section 4.4.

(h) Intentionally Omitted.

(i) Intentionally Omitted.

(j) Intentionally Omitted.

(k) Title Continuation. Administrative Agent shall have received (i) if the Mortgage Loan remains outstanding, a copy of the notice of Title Continuation delivered to Mortgage Administrative Agent pursuant to the Mortgage Loan Agreement or (ii) if the Mortgage Loan is no longer outstanding, a title search showing that there have been no changes in the state of title to the Property except as permitted hereunder.

(l) Environmental Compliance. Administrative Agent shall have received evidence of Borrower’s compliance with all recommendations, if any, set forth in the Environmental Reports or any future environmental report or assessment requested by Administrative Agent under the terms of the Environmental Indemnity. By undertaking any of the measures identified in and pursuant to this Section 4.1(l), Administrative Agent shall not be deemed to be exercising any control over the operations of Mortgage Borrower or the handling of any environmental matter or hazardous wastes or substances of Mortgage Borrower for purposes of incurring or being subject to liability therefor.

(m) Intentionally Omitted.

(n) Intentionally Omitted.

(o) Intentionally Omitted.

(p) Payment of Fees. Administrative Agent shall have received, or will receive from the Advance, payment for all fees payable by Borrower to Administrative Agent with respect to the Advance pursuant to the Loan Documents, including, the reimbursement of reasonable, out-of-pocket fees and expenses of Administrative Agent’s outside legal counsel in connection with such Draw Request, in each case, to the extent then due and payable.

(q) Intentionally Omitted.

(r) Intentionally Omitted.

(s) Intentionally Omitted.

(t) HVCRE. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, Administrative Agent shall not be obligated to authorize any Advance hereunder which could, in Administrative Agent’s or the Lenders’ sole discretion, cause the Loan to be classified as HVCRE.

(u) Miscellaneous. Administrative Agent shall have received all documents, reports, certificates, affidavits and other information, in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent reasonably may require to evidence compliance by Borrower with the terms and conditions to be complied with by Borrower in connection with the disbursement of the applicable Advance.

4.2 Additional TI/LC Funding Requirements.

(a) In addition to the conditions set forth in Section 4.1.1, each of the following must be satisfied (or waived by Administrative Agent in its sole discretion) as a condition to Lenders’ obligation to make any TI/LC Advance hereunder:

(i) The applicable Lease for which such TI/LC Advance is requested shall be a TI/LC Advance Qualified Lease, and Administrative Agent shall have received a copy of such Lease; provided that the foregoing shall not be required in connection with TI/LC Advances requested by Borrower with respect to Preparation Work.

(ii) Such TI/LC Advances shall occur no more frequently than once per month (and shall be made concurrently with any Hotel Unit Work Advance requested by Borrower during the applicable month), and shall not be in increments amounting, in the aggregate with any Hotel Unit Work Advance being made concurrently therewith, to less than $50,000 (with the exception of the final TI/LC Advance with respect to a particular Lease, which may be less).

(iii) In no event shall Lenders be obligated to make any TI/LC Advances with respect to any individual TI/LC Advance Qualified Lease (i) for the payment of Tenant Improvement costs in excess, in the aggregate, of $200 per rentable square foot of space demised pursuant to such TI/LC Advance Qualified Lease or (ii) for the payment of Leasing Commissions in excess, in the aggregate, of an amount equal to six percent (6%) of the aggregate fixed rent payable under such TI/LC Advance Qualified Lease during the term thereof.

(iv) If Borrower is requesting such TI/LC Advance, in whole or in part, to fund any Tenant Improvements, the first disbursement request in respect of such Tenant Improvements shall be accompanied by each of the following:

(A) if applicable and not previously delivered to Administrative Agent, copies of any applicable general construction contract for the design or construction of such Tenant Improvements;

(B) if applicable and not previously delivered to Administrative Agent, Borrower’s budget for such Tenant Improvements; and

(C) if applicable and if not previously delivered to Administrative Agent, the plans and specifications for such Tenant Improvements.

(v) If Borrower is requesting such TI/LC Advance, in whole or in part, to fund any Tenant Improvements, the work and/or materials to be paid for from the proceeds therefrom have been purchased, performed at, will be stored at, and/or are or will be incorporated into the demised premises under the applicable Lease and, if reasonably required by Administrative Agent, the Construction Consultant has verified the same to Administrative Agent.

(vi) If Borrower is requesting such TI/LC Advance, in whole or in part, to fund any Tenant Allowance, Borrower shall provide evidence reasonably acceptable to Administrative Agent that the conditions to Mortgage Borrower’s obligation to pay such Tenant Allowance under the terms of the applicable Lease have been satisfied; provided that Borrower shall only be required to provide such evidence as the applicable tenant is required to deliver to Mortgage Borrower pursuant to the terms of its Lease.

(vii) If Borrower is requesting such TI/LC Advance, in whole or in part, to fund any Leasing Commission, Borrower shall provide evidence reasonably acceptable to Administrative Agent that such Leasing Commission (or the applicable portion thereof to be paid from the requested TI/LC Advance) is due and payable to the applicable broker or leasing agent.

(b) At any time after Administrative Agent shall have determined that the Property has achieved a Debt Yield that is at least seven percent (7.00%) for two (2) consecutive calendar quarters, Borrower shall have the right, exercisable by written notice to Administrative Agent, to receive a final TI/LC Advance in the amount of the remaining TI/LC Allocation, in which event (x) the Lenders shall make such final TI/LC Advance to Borrower (subject to satisfaction of the conditions in Sections 4.1) within ten (10) days following Administrative Agent’s receipt of such notice from Borrower, and (y) Lenders shall have no further obligation to make TI/LC Advances under and pursuant to this Agreement.

(c) At any time after Administrative Agent shall have determined, in its reasonable discretion, that (i) the entirety of the rentable square footage contained in the Retail Units has been leased pursuant to Leases entered into in accordance with this Agreement, (ii) all Tenant Improvements required to be completed pursuant to such Leases have been completed and fully paid for, (iii) all Tenant Allowances provided for in such Leases have been fully funded, and (ii) all Leasing Commissions provided for in such Leases have been fully paid, then Borrower shall have the right, exercisable by written notice to Administrative Agent, to reallocate any amount remaining in the TI/LC Allocation to the Interest/OpEx Allocation and/or the Hotel Unit Work Allocation, without duplication, in which event Lenders shall have no further obligation to make TI/LC Advances under and pursuant to this Agreement.

4.3 Additional Hotel Unit Work Advance Funding Requirements.

(a) In addition to the conditions set forth in Section 4.1.1, each of the following must be satisfied (or waived by Administrative Agent in its sole discretion) as a condition to Lenders’ obligation to make any Hotel Unit Work Advance hereunder:

(i) Such Hotel Unit Work Advance shall be in accordance with the Hotel Unit Work Budget; provided that Borrower shall have the right to reallocate cost savings from any line item to the contingency line item, and from the contingency line item to any other line items in the Hotel Unit Work Budget; provided, further, that no amounts may be reallocated to pay any Affiliate of Borrower without the prior written approval of Administrative Agent.

(ii) Such Hotel Unit Work Advances shall occur no more frequently than once per month (and shall be made concurrently with any TI/LC Advance requested by Borrower during the applicable month), and shall not be in increments amounting, in the aggregate with any TI/LC Advance being made concurrently therewith, to less than $50,000 (with the exception of the final Hotel Unit Work Advance, which may be less).

(iii) In no event shall Lenders be obligated to make any Hotel Unit Work Advance which, taken together with all prior Hotel Unit Advances, would exceed the total Hotel Unit Work Allocation.

(iv) If Borrower is requesting such Hotel Unit Work Advance, in whole or in part, to fund any hard costs in connection with Hotel Unit Work, the first disbursement request in respect of such hard costs shall be accompanied by copies of any applicable construction contracts entered into by Borrower, construction proposals, design drawings, conceptual drawings and/or scopes of work, in any such case, which reasonably describe the Hotel Unit Work to be performed in respect of such Hotel Unit Work Advance;

(v) If Borrower is requesting such Hotel Unit Work Advance, in whole or in part, to fund any soft costs in connection with Hotel Unit Work, the work and/or materials to be paid for from the proceeds therefrom have been purchased, performed at, will be stored at, and/or are or will be incorporated into the Hotel Unit and, if reasonably required by Administrative Agent, the Construction Consultant has verified the same to Administrative Agent.

(b) At any time after Administrative Agent shall have determined that the Property has achieved a Debt Yield that is at least seven percent (7.00%) for two (2) consecutive calendar quarters, Borrower shall have the right, exercisable by written notice to Administrative Agent, to receive a final Hotel Unit Work Advance in the amount of the remaining Hotel Unit Work Allocation, in which event (x) the Lenders shall make such final Hotel Unit Work Advance to Borrower (subject to satisfaction of the conditions in Sections 4.1) within ten (10) days following Administrative Agent’s receipt of such notice from Borrower, and (y) Lenders shall have no further obligation to make Hotel Unit Work Advances under and pursuant to this Agreement.

(c) At any time after Administrative Agent shall have determined, in its reasonable discretion, that all Hotel Unit Work has been fully completed and all Hotel Unit Work Costs have been fully paid, then Borrower shall have the right, exercisable by written notice to Administrative Agent, to reallocate any amount remaining in the Hotel Unit Work Allocation to the Interest/OpEx Allocation and/or the TI/LC Allocation, without duplication, in which event Lenders shall have no further obligation to make Hotel Unit Work Advances under and pursuant to this Agreement.

4.4 Borrowing Procedures.

4.4.1 Draw Requests. Borrower shall submit to Administrative Agent draw requests (each, a “Draw Request”) substantially in the form required pursuant to Section 4.4.2 not less than ten (10) Business Days prior to the applicable Advance Date and no more frequently than once in each calendar month. All Draw Requests shall have been approved by Borrower. If Administrative Agent shall determine that one or more requirements of this Agreement are not satisfied with respect to any Draw Request submitted by Borrower, Administrative Agent will promptly deliver written notice to Borrower detailing any such requirements that have not been satisfied. Notwithstanding anything to the contrary contained herein, Administrative Agent and Lenders acknowledge that Borrower may submit, on behalf of both Borrower and Mortgage Borrower, a single Draw Request (as such term is defined hereunder and under the Mortgage Loan Agreement) addressed to both Administrative Agent and Mortgage Administrative Agent, rather than separate Draw Requests as contemplated under the terms of this Agreement and the Mortgage Loan Agreement.

4.4.2 Required Documentation. Each Draw Request submitted hereunder shall include the following:

(a) a requisition letter in the form set forth in Exhibit C-1, which shall be executed by an Authorized Representative of Borrower;

(b) a requisition spreadsheet in the form set forth in Exhibit C-2, setting forth the purposes and amounts of the TI/LC Costs and/or Hotel Unit Work Costs, as applicable, to be included in the applicable TI/LC Advance and/or the Hotel Unit Work Advance, as applicable;

(c) an executed borrowing certificate in the form set forth in Exhibit C-5;

(d) conditional or final lien waivers, as applicable, for any work performed prior to the applicable Advance Date for (i) any Hotel Unit Work, Tenant Improvement work or Preparation Work performed by Borrower, and (ii) any Tenant Improvement work performed under a Lease by Tenant or other party that permits Borrower, as landlord, to request such lien waivers; and

(e) for any Draw Request relating to the final 10% of Tenant Improvement work to be performed under a TI/LC Advance Qualified Lease, Borrower shall request and otherwise use commercially reasonable efforts to obtain a tenant estoppel letter, in form and substance reasonably satisfactory to Administrative Agent; provided, however, that obtaining such tenant estoppel letter shall not be a condition precedent to the funding of such final Draw Request, so long as Borrower shall deliver a certificate executed by an Authorized Representative of Borrower certifying as to the matters to be contained in such tenant estoppel letter, including, without limitation, that such Tenant Improvements were completed and paid for (or will be paid for with proceeds from such requested TI/LC Advance) in accordance with the terms of the applicable TI/LC Advance Qualified Lease.

4.4.3 Intentionally Omitted.

4.4.4 One Advance Per Month. Other than Interest/OpEx Advances to pay Debt Service in accordance with this Agreement, Administrative Agent and Lenders shall have no obligation to make Advances more often than once in each calendar month except that Administrative Agent, in its sole discretion, shall have the right but not the obligation, to make and to require Lenders to make Advances more than once per month for Administrative Agent’s third party expenses (including fees and expenses of Construction Consultant and reasonable attorneys’ fees and disbursements), Impositions and Insurance Premiums when due under the Loan Documents as more particularly described in Section 4.4.5.

4.4.5 Advances to Pay Interest, Fees and Operating Expenses.

(a) Subject to the terms of this Agreement, including Section 4.4.5(b), the Interest/OpEx Allocation may be used to pay interest on the Loan and the Mortgage Loan and any other sums due and payable by Borrower or Mortgage Borrower with respect to the Loan or the Mortgage Loan pursuant to any of the Loan Documents or Mortgage Loan Documents. The foregoing authorization shall apply both to the period prior to the satisfaction of the conditions set forth in Section 4.1 and the period thereafter. Interest/OpEx Advances shall be subject to the terms and conditions of this Section 4.4.5 and such other provisions of this Agreement specifically relating to the Interest/OpEx Allocation (including Section 2.5(b)(i)). Subject to Section 4.4.5(b), Borrower hereby irrevocably requests that Administrative Agent and the Lenders make an Interest/OpEx Advance, on each Payment Date, to pay (A) Debt Service due hereunder on such Payment Date, (B) fees, costs, expenses and other amounts that are then due and payable by Borrower or Mortgage Borrower pursuant to the Loan Documents or the Mortgage Loan Documents on such Payment Date (including Impositions and Insurance Premiums), provided that Borrower or Mortgage Borrower have not otherwise paid (or notified Administrative Agent that it will pay) such amounts when due and payable, (C) Operating Expense deficits in accordance with the Approved Annual Operating Budget, (D) Permitted Operating Expense Deficits and (E) Extraordinary Expenses reasonably approved by Administrative Agent (collectively, “Qualifying Interest/OpEx Payment Obligations”). Notwithstanding the foregoing, Borrower shall have the right, but not the obligation, to directly pay from its own funds any Qualifying Interest/OpEx Payment Obligations (any such direct payment made by Borrower, an “Interest/OpEx Borrower Payment”). If Borrower shall make an Interest/OpEx Borrower Payment, then, at Borrower’s election, the Interest/OpEx Allocation shall be reduced by the amount of such Interest/OpEx Borrower Payment (each such amount, a “Reallocated Interest/OpEx Amount”) and any Reallocated Interest/OpEx Amount shall in turn be available to Borrower as TI/LC Advances and/or Hotel Unit Work Advances. Administrative Agent shall give Borrower notice of any Interest/OpEx Advance made on any Payment Date pursuant to this Section 4.4.5(a) promptly following such Payment Date, and any Interest/OpEx Advance so made shall be deemed to be an Advance made to and received by Borrower and shall be added to the unpaid principal balance of the Notes. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent and the Lenders shall have no obligation to make any Interest/OpEx Advances with respect to Qualifying Interest/OpEx Payment Obligations if an Event of Default is continuing. No such Interest/OpEx Advance shall be deemed to cure or waive any Default or Event of Default that may then exist. The authorization hereby granted shall be irrevocable, and no further direction or authorization from Borrower shall be necessary for Administrative Agent and/or Lenders to make any Interest/OpEx Advances in accordance with the terms of this Section 4.4.5(a). Neither Administrative Agent nor any Lender shall be deemed to be authorized to make any Interest/OpEx Advance on any Payment Date with respect to any Qualifying Interest/OpEx Payment Obligations that have otherwise been paid by Borrower when due and payable and nothing contained in this Section 4.4.5(a) shall be deemed to prevent Borrower from paying Qualifying Interest/OpEx Payment Obligations from its own funds.

(b) Subject to Borrower’s right to pay the same directly as provided in Section 4.4.5(a), Administrative Agent agrees that Debt Service due and payable on the Loan on any Payment Date and budgeted Operating Expense deficits and Permitted Operating Expense Deficits shall be paid as follows: (A) first, as an Interest/OpEx Advance to the extent of amounts remaining in the Interest/OpEx Allocation, (B) second, subject to the terms of Section 17.6, from the Excess Cash Flow Reserve Account, to the extent of the amount then on deposit therein, and (C) third, from a current payment from Borrower as and when monthly interest payments are due.

(c) At any time after Administrative Agent shall have determined that the Property has achieved a Debt Yield that is at least seven percent (7.00%) for two (2) consecutive calendar quarters, Borrower shall have the right, exercisable by written notice to Administrative Agent, to receive a final Interest/OpEx Advance in the amount of the remaining Interest/OpEx Allocation, in which event (x) the Lenders shall make such final Interest/OpEx Advance to Borrower (subject to satisfaction of the conditions in Sections 4.1) within ten (10) days following Administrative Agent’s receipt of such notice from Borrower, and (y) Lenders shall have no further obligation to make Interest/OpEx Advances under and pursuant to this Agreement.

V. CASH MANAGEMENT.

5.1 Cash Management.

5.1.1 Collateral Accounts.

(a) Borrower shall cause Mortgage Borrower and Hotel Lessee to comply with the obligations of Mortgage Borrower set forth in Article V of the Mortgage Loan Agreement.

(b) Borrower shall not, nor shall Borrower permit or cause Mortgage Borrower or Hotel Lessee to, further pledge, assign or grant any security interest in the Collection Account, the Cash Management Account, the Mortgage Reserve Accounts or any of the other Mezzanine Collateral Accounts or the monies deposited therein, or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, except for the security interests granted by Mortgage Borrower and Hotel Lessee in favor of Mortgage Administrative Agent pursuant to the Mortgage Loan Documents or in favor of Administrative Agent pursuant to the Loan Documents, or any UCC-1 Financing Statements, except those naming Administrative Agent or Mortgage Administrative Agent as the secured party, to be filed with respect thereto.

(c) If the Mortgage Loan is no longer outstanding or if Mortgage Administrative Agent waives the requirement of Mortgage Borrower and Hotel Lessee to maintain the Collection Account, the Cash Management Account, the Mortgage Reserve Accounts or any other Collateral Accounts established and maintained by Mortgage Borrower, Hotel Lessee or Mortgage Administrative Agent under the Mortgage Loan Documents, or if the Mortgage Loan has been repaid in full, (i) Administrative Agent shall establish and maintain, in the name of Borrower, as debtor, for the benefit of Administrative Agent on behalf of the Lenders, as secured party, a collection account, a cash management account, reserve accounts and any other collateral accounts, as applicable, that would operate in the same way as the Collection Accounts, the Cash Management Account, all Mortgage Reserve Accounts and other Collateral Accounts under the Mortgage Loan Agreement or shall use the applicable Collateral Accounts for such purpose, (ii) Borrower and Administrative Agent shall execute and deliver account control agreements with respect to such accounts in the form of the account control agreements executed and delivered by Mortgage Borrower or Hotel Lessee, as applicable, and Mortgage Administrative Agent with respect to the applicable Collateral Accounts, and (iii) Borrower, Administrative Agent and the Lenders shall execute and deliver an amendment to this Agreement, in form and substance reasonably acceptable to all parties, which shall incorporate herein the provisions of the applicable Sections of Article V of the Mortgage Loan Agreement, in each case, in substantially the form set forth in the Mortgage Loan Agreement, with such changes as are necessary if the Mortgage Loan has been paid in full.

5.1.2 Intentionally Deleted.

5.1.3 Pledge of Account Collateral.

(a) To secure the full and punctual payment and performance of the Debt in connection with the Loan, upon creation of the Mezzanine Collateral Accounts, Borrower shall collaterally assign, grant a security interest in and pledge to Administrative Agent for the benefit of Lenders, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(i) the Mezzanine Collateral Accounts and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including all deposits and/or wire transfers, from time to time deposited or held in, credited to or made to the Mezzanine Collateral Accounts;

(ii) all interest, dividends, cash, instruments, securities entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Mezzanine Collateral Accounts; and

(iii) to the extent not covered by clauses (i) or (ii) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

(b) In addition to the rights and remedies herein set forth, Administrative Agent shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(c) This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law. Borrower agrees to confirm the provisions hereof and enter into any other agreements, financing statements and documents reasonably requested by Administrative Agent to further evidence, secure and perfect its interests in the Mezzanine Collateral Accounts, the Account Collateral, the Pledge Agreement and all other assets of Borrower.

5.1.4 Maintenance of Mezzanine Collateral Accounts.

(a) Borrower and Administrative Agent agree that each of the accounts established pursuant to Section 5.1.1(c) will be and will be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Administrative Agent shall have “control” (within the meaning of Section 9-104(a)(2) of the UCC) over such accounts, and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from such accounts and, except as provided herein, no Account Collateral shall be released to Borrower from such accounts. Without limiting Borrower’s obligations under the immediately preceding sentence, such accounts shall only be established with a financial institution that has executed an agreement substantially in the form of the Account Control Agreement or in such other form acceptable to Administrative Agent in its sole discretion.

(b) Borrower and Administrative Agent agree that the Extension Account will be and will be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Administrative Agent shall have “control” (within the meaning of Section 9-104(a)(2) of the UCC) over the Extension Account, and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Extension Account and, except as provided herein, no Account Collateral shall be released to Borrower from the Extension Account. Without limiting Borrower’s obligations under the immediately preceding sentence, Administrative Agent shall only establish and maintain the Extension Account with a financial institution that has executed an agreement substantially in the form of the Account Control Agreement or in such other form acceptable to Administrative Agent in its sole discretion.

5.1.5 Eligible Accounts. The Mezzanine Collateral Accounts shall be Eligible Accounts. The Mezzanine Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Mezzanine Collateral Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Account Control Agreement. Borrower shall be the beneficial owner of the Mezzanine Collateral Accounts for federal income tax purposes and shall report all income on the Mezzanine Collateral Accounts.

5.1.6 Intentionally Deleted.

5.1.7 Intentionally Deleted.

5.1.8 Intentionally Deleted.

5.1.9 Intentionally Deleted.

5.1.10 Account Collateral and Remedies Upon Event of Default.

(a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from Administrative Agent to Borrower, Administrative Agent may, in addition to and not in limitation of Administrative Agent’s other rights, make any and all withdrawals from, and transfers between and among, the Mezzanine Collateral Accounts as Administrative Agent shall determine in its sole and absolute discretion to pay the Debt, Operating Expenses and/or Capital Expenditures for the Property.

(b) Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Administrative Agent as Borrower’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could or might do and which Administrative Agent may deem necessary or desirable to more fully vest in Administrative Agent the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. During the continuance of an Event of Default, Administrative Agent may exercise any of the rights granted to Administrative Agent pursuant to this Section 5.1.10, and any reasonable out-of-pocket expenses of Administrative Agent incurred in connection with the exercise of its rights pursuant to this Section 5.1.10 shall be paid by Borrower.

(c) Except as otherwise provided herein or in any of the other Loan Documents, Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with the Account Collateral. Borrower acknowledges and agrees that ten (10) Business Days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.

5.1.11 Transfers and Other Liens. Borrower agrees that it will not, nor will it cause or permit Mortgage Borrower to, (a) sell or otherwise dispose of any of the Account Collateral or (b) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, other than the Liens and security interests created by the Loan Documents, the Mortgage Loan Documents and other Permitted Encumbrances.

5.1.12 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Administrative Agent shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property, it being understood that Administrative Agent shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Administrative Agent, its Affiliates, officers, directors, agents, employees or bailees, except to the extent of the gross negligence or willful misconduct of Administrative Agent or its Affiliates, officers, directors, agents, employees or bailees. In no event shall Administrative Agent be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Administrative Agent’s reasonable control or for indirect, special or consequential damages, in each case, except to the extent of Administrative Agent’s gross negligence or willful misconduct.

5.1.13 Administrative Agent’s Liability.

(a) Administrative Agent shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 5.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Administrative Agent shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Administrative Agent, its employees and officers harmless from and against any actual, out-of-pocket loss, cost or damage (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent in connection with the transactions contemplated hereby with respect to the Account Collateral, except as such actual, out-of-pocket loss, cost or damage may be caused by the gross negligence or willful misconduct of Administrative Agent or its Affiliates, employees, officers or agents. Borrower shall have no indemnity obligation pursuant to this Section 5.1.13(a) for any indirect, special or consequential damages.

(b) Administrative Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature reasonably and in good faith believed by it to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Administrative Agent may consult with outside counsel, and the written opinion of such outside counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

5.1.14 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full). Upon the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full), this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Administrative Agent shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.

VI. REPRESENTATIONS AND WARRANTIES.

6.1 Borrower General Representations. Borrower represents and warrants, as of the Closing Date, that:

6.1.1 Organization. Borrower is a limited liability company formed under the laws of the State of Delaware, has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware, with requisite power and authority to own its assets and to transact the businesses in which it is now engaged. Borrower has duly qualified to do business and is in good standing in the State. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership of the Collateral and management of Mortgage Borrower and Hotel Lessee and activities related thereto. As of the Closing Date, the organizational and ownership structure of Borrower, Hotel Lessee and Mortgage Borrower is accurately depicted by the schematic diagram attached hereto as Schedule I up to the highest level of ownership depicted thereon. Borrower shall not change its name, identity, jurisdiction of organization, or entity form, unless it shall have given Administrative Agent thirty (30) days prior written notice of any such change and shall have taken all steps reasonably requested by Administrative Agent to grant, perfect, protect and/or preserve the security interest granted hereunder to Administrative Agent.

6.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution and delivery of this Agreement by Borrower and performance of Borrower’s obligations under this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws generally affecting rights of creditors and the enforcement of debtors’ obligations, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.1.3 No Conflicts. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is a party will not result (a) in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower, Hotel Lessee or Mortgage Borrower is a party or to which any of Borrower’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), or (b) in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

6.1.4 Litigation. Except as set forth on Schedule V, as of the Modification Date there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s Knowledge, threatened in writing against or affecting Borrower, Mortgage Borrower, Hotel Lessee, any Guarantor or the Property. The actions, suits or proceedings identified or disclosed, if any, in each case, if determined adversely to Borrower, Mortgage Borrower, Hotel Lessee or the Property, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

6.1.5 Agreements. Neither Borrower, Hotel Lessee nor Mortgage Borrower has received any written notice that Borrower, Hotel Lessee or Mortgage Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Hotel Lessee, Mortgage Borrower, the Collateral or the Property is bound and which would reasonably be expected to have a Material Adverse Effect. Neither Borrower, Hotel Lessee nor Mortgage Borrower has any financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower, Mortgage Borrower, Hotel Lessee, the Collateral or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of (i) with respect to Mortgage Borrower, owning, leasing, developing, constructing, managing, maintaining, marketing, designing, selling and operating the Property and owning the equity interests in Hotel Lessee, (ii) with respect to Hotel Lessee, acquiring and owning its interest in the Hotel Unit Lease and managing and operating the Hotel Unit, and (iii) with respect to Borrower, owning the Collateral and managing Mortgage Borrower and Hotel Lessee, and (b) obligations under the Loan Documents, the Mortgage Loan Documents, the Permitted Encumbrances and the Permitted Debt. Schedule VIII contains a true, complete and accurate list of all Material Agreements in effect as of the Modification Date. True, complete and correct copies of all Material Agreements listed on such Schedule VIII have been delivered to Administrative Agent and Borrower has delivered true, complete and correct copies of all Material Agreements to Administrative Agent made subsequent to the Modification Date.

6.1.6 Collateral. Borrower is the record and beneficial owner of, and has good title to, the Collateral, free and clear of all Liens whatsoever, and Mortgage Borrower has insurable fee simple title to the Property, free and clear of all Liens whatsoever, in each case, other than the Liens created by the Loan Documents, the Mortgage Loan Documents and other Permitted Encumbrances. The Pledge Agreement, together with the UCC-1 financing statements relating to the Collateral when properly filed in the appropriate records, will create a valid, perfected first priority security interests in and to such portion of the Collateral for which a Lien can be perfected by filing a UCC-1 financing statement, subject only to Permitted Encumbrances. The Pledge Agreement, together with Borrower’s delivery to Administrative Agent of the membership certificates evidencing the Pledged Company Interests, together with powers executed in blank, as required under the Pledge Agreement, creates a first priority valid and perfected security interest in the Pledged Company Interests.

6.1.7 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and to Borrower’s Knowledge, no Person is contemplating the filing of any such petition against Borrower or Mortgage Borrower.

6.1.8 Full and Accurate Disclosure. To Borrower’s Knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or intentionally omits to state any material fact necessary to make statements contained herein or therein not materially misleading. To Borrower’s Knowledge, there is no fact which has not been disclosed to Administrative Agent or its counsel which would be reasonably likely to have a Material Adverse Effect. The Persons listed in the definition of “Borrower’s Knowledge” in Section 1.1 hereof includes the Persons charged with the management and development and day-to-day operations of the Property and are Persons who would have knowledge of the subject matter in question, unless such Persons are replaced with advance (or simultaneous) written notice of same as delivered by Borrower to Administrative Agent (except in cases of death, incapacity or immediate termination in which case advance written notice shall not be required).

6.1.9 All Property. The “Property” as defined in the Security Instrument constitutes all of the real property, personal property, equipment and fixtures owned or leased by Mortgage Borrower as of the Closing Date.

6.1.10 No Plan Assets.

(a) Borrower does not maintain a Plan which is subject to Title IV of ERISA; and

(b) Borrower is not a Plan that is subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute Plan assets of one or more such Plans within the meaning of 29 C.F.R. Section 2510.3 101 and Borrower is not a governmental plan within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

6.1.11 Compliance. To Borrower’s Knowledge and except as set forth on any zoning reports or other third party reports delivered to Administrative Agent, each of Borrower, Mortgage Borrower, Hotel Lessee and the Property complies in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Neither Borrower nor Mortgage Borrower is in default or in violation in any material respect of any order, writ, injunction, decree or demand which Borrower, Hotel Lessee or Mortgage Borrower has received from any Governmental Authority. To Borrower’s Knowledge, neither Borrower, Hotel Lessee nor Mortgage Borrower has committed any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s, Hotel Lessee’s or Mortgage Borrower’s obligations under any of the Loan Documents or Mortgage Loan Documents.

6.1.12 Financial Information. All financial data including the statements of cash flow and income and operating expense, that have been delivered by or on behalf of Borrower to Administrative Agent in respect of the Property (a) are true, complete and correct in all material respects as of the respective dates thereof and (b) fairly represent the financial condition of the Property as of the date of such reports. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements which has not been disclosed in writing to Administrative Agent.

6.1.13 Condemnation. To Borrower’s Knowledge, no Taking has been commenced or, to Borrower’s Knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

6.1.14 Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. Borrower does not own any “margin stock.”

6.1.15 Not a Foreign Person. Borrower is not a foreign person within the meaning of § 1445(f)(3) of the Code.

6.1.16 Separate Lots. The Property is comprised of one parcel or several parcels which constitutes a separate tax lot or separate tax lots and does not constitute or include a portion of any other tax lot not a part of the Property.

6.1.17 Assessments. There are no pending or, to Borrower’s Knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property.

6.1.18 Enforceability. The Loan Documents are not subject to any existing right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

6.1.19 No Prior Assignment. There are no prior sales, transfers or assignments of the Leases or any portion of the Revenues due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those granted to Mortgage Administrative Agent concurrently with the execution and delivery of the Mortgage Loan Documents.

6.1.20 Insurance. Borrower, Hotel Lessee or Mortgage Borrower has obtained and has delivered to Administrative Agent full and accurate copies of all certificates or Policies reflecting the insurance coverages, amounts and other requirements required to be maintained pursuant to this Agreement and the Mortgage Loan Documents. Neither Borrower, Hotel Lessee nor Mortgage Borrower has, and to Borrower’s Knowledge, no other Person has, done by act or omission anything which reasonably would be expected to impair the coverage of any such Policy.

6.1.21 Permits; Licenses. All certifications, permits, licenses and approvals required in connection with the current development and operation of the Property (collectively, the “Licenses”) have been obtained and are in full force and effect, and true, correct and complete copies of same have been delivered to Administrative Agent.

6.1.22 Flood Zone. Except as disclosed on the Survey, no portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, any flood insurance required under Section 8.1 is in full force and effect.

6.1.23 Boundaries. Except as disclosed on the Survey or permitted by Permitted Encumbrances, all of the Improvements lie wholly within the boundaries and building restriction lines of the Property, and, as of the Closing Date, no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of the Property except those which are insured against by the Title Policy or constitute Permitted Encumbrances.

6.1.24 Leases. As of the Modification Date, except as set forth on Schedule X, the Property is not subject to any Leases. Except as set forth in the Title Policy, to Borrower’s Knowledge, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases and Permitted Encumbrances. As of the Closing Date and as of each date on which this representation is deemed remade and except as otherwise disclosed in writing to Administrative Agent by Borrower, the then current Leases are in full force and effect and, to Borrower’s Knowledge, there are no material defaults (beyond applicable notice and cure periods) thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. Except with respect to the collection of first and last month’s rental payments and/or security deposits under Apartment Leases, no Revenues which constitute rent in respect of the Property have been paid more than one (1) month in advance of its due date, unless Mortgage Borrower or Hotel Lessee has deposited such advance rent with Mortgage Administrative Agent as additional security for the obligations of Mortgage Borrower and Hotel Lessee in accordance with the Mortgage Loan Documents.

6.1.25 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes, if any, required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the granting and recording of the Security Instrument and the related UCC financing statements have been paid or will be paid or have been or will be delivered to the Title Company for payment on or prior to the Closing Date.

6.1.26 Single Purpose Entity/Separateness. Until the Loan has been paid in full, Borrower hereby represents, warrants and covenants that each SPE Entity is, shall be, and shall continue to be, a Single Purpose Entity.

6.1.27 Management Agreements; Development Management Agreement.

(a) Management Agreement. Borrower has delivered to Administrative Agent a true, correct and complete copy of each Management Agreement in effect as of the Closing Date. As of the Closing Date, each such Management Agreement is in full force and effect and there are no monetary defaults or material non-monetary defaults (beyond applicable notice and cure periods) thereunder by Borrower or Hotel Lessee or, to Borrower’s Knowledge, by the other party and, to Borrower’s Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a monetary default or a material non-monetary default thereunder.

(b) Development Management Agreement. Borrower has delivered to Administrative Agent a true, correct and complete copy of the Development Management Agreement. As of the Closing Date, the Development Management Agreement is in full force and effect and there are no monetary defaults or material non-monetary defaults (beyond applicable notice and cure periods) thereunder by Mortgage Borrower or, to Borrower’s Knowledge, by the other party and, to Borrower’s Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a monetary default or a material non-monetary default thereunder.

6.1.28 Illegal Activity. No portion of the Property has been or will be purchased by Borrower, Hotel Lessee or Mortgage Borrower with proceeds of any illegal activity.

6.1.29 No Change in Facts or Circumstances; Disclosure. All financial statements and rent rolls submitted by Borrower to Administrative Agent in connection with the Loan are accurate, complete and correct in all material respects as of the respective dates thereof. All other material written information, reports, certificates and other documents submitted by Borrower to Administrative Agent in connection with the Loan are, to Borrower’s Knowledge, accurate, complete and correct in all material respects as of the respective dates thereof. To Borrower’s Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects Mortgage Borrower or the Property or the business operations or the financial condition of Borrower, Hotel Lessee or Mortgage Borrower, in each case, other than as has been disclosed to Administrative Agent. Borrower has disclosed to Administrative Agent all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that is likely to cause any representation or warranty made herein to be materially misleading. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect.

6.1.30 Tax Filings. Borrower, Hotel Lessee and Mortgage Borrower have filed or caused to be filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments shown to be due and payable by Borrower, Hotel Lessee or Mortgage Borrower on such returns, other than any taxes, fees or other charges the amount or validity of which is being contested in good faith by appropriate proceedings or as otherwise disclosed in the Title Policy.

6.1.31 Solvency/Fraudulent Conveyance. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. As of the date this representation is made or deemed remade, Borrower’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Other than the obligations under the Guarantees by Guarantor, no Borrower Party (other than Borrower) is obligated to make any equity or capital contributions to satisfy the obligations of Borrower under this Agreement, except as otherwise required pursuant to the operating agreement of any Constituent Member.

6.1.32 Investment Company Act. Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended; (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

6.1.33 Labor. No organized work stoppage or labor strike is pending or, to Borrower’s Knowledge, threatened (in writing) by employees and other laborers at the Property. Neither Borrower, Hotel Lessee nor Mortgage Borrower (a) is involved in or to Borrower’s Knowledge, threatened (in writing) with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints; (b) has knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act at the Property; or (c) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property except as disclosed by Borrower to Administrative Agent in advance and in writing and as approved in advance by Administrative Agent (collectively, the “Labor Agreements”).

6.1.34 Brokers. No financial advisors, brokers, underwriters, placement agents, agents or finders have been dealt with by Borrower, Hotel Lessee or Mortgage Borrower in connection with the Loan or the Mortgage Loan.

6.1.35 No Other Indebtedness. Borrower has not borrowed or received debt financing or other Indebtedness that has not been heretofore repaid in full, other than the Permitted Debt.

6.1.36 Taxpayer Identification Number. Borrower’s Federal taxpayer identification number is 82-2900444.

6.1.37 Principal Place of Business. Borrower’s principal place of business and chief executive office is 1340 South Dixie Highway, Suite 612, Coral Gables, Florida 33146, or as updated and disclosed by Borrower to Administrative Agent in advance and in writing.

6.1.38 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. Borrower hereby represents, warrants, covenants and agrees as follows:

(a) none of the Borrower Group or, to the Knowledge of Borrower, any Person who owns any equity interest in or Controls any of the foregoing currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns any equity interest in Borrower is a Prohibited Person or Controlled by a Prohibited Person, in each case, provided that no representation is made as to any holders of shares traded in a public market;

(b) none of the Borrower Group or, to the Knowledge of Borrower, any Person who owns any equity interest in or Controls any of the foregoing is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107 56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time, in each case, provided that no representation is made as to any holders of shares traded in a public market; and

(c) if Mortgage Borrower or Hotel Lessee enters into any Lease at the Property in accordance with the terms of this Agreement, Borrower will cause Mortgage Borrower or Hotel Lessee, as applicable (or Manager on Mortgage Borrower’s or Hotel Lessee’s behalf) to implement reasonable procedures to ensure that no Tenant at the Property is a Prohibited Person or owned or Controlled by a Prohibited Person, in each case, provided that no representation is made as to any holders of shares traded in a public market.

6.1.39 Hotel Matters. The Hotel Management Agreement is in full force and effect and to Borrower’s knowledge, there is no event of default thereunder (beyond all applicable notice and cure periods) by any party thereto and, no event has occurred that, with the passage of time and/or giving of notice, would constitute an event of default thereunder. As of the date hereof, no management fees under the Hotel Management Agreement are due and payable and now delinquent, and neither Mortgage Borrower nor Hotel Lessee, as of the Closing Date, has any obligations to undertake any capital improvement projects with respect to the Property or otherwise upgrade or alter the Property in any material respect in order to comply with any obligations under the Hotel Management Agreement (in connection with a “property improvement plan” under the Hotel Management Agreement or otherwise). The Hotel Management Agreement represents the full and complete terms and provisions of the contracts entered into between the Hotel Manager and Hotel Lessee (as successor-in-interest to Mortgage Borrower) which are in effect as of the date hereof, and there are no other amendments, modifications, or other agreements relating thereto. There are no management or similar agreements affecting the Hotel Unit other than the Hotel Management Agreement, and there are no other fee or payment arrangements in connection with the management rights for the Hotel Unit except as set forth in the Hotel Management Agreement.

6.1.40 Mortgage Loan Matters. As of the Closing Date, no Default or Event of Default (each as defined in the Mortgage Loan Agreement) has occurred under the Mortgage Loan Documents which remains uncured or unwaived. Each and every representation and warranty of Mortgage Borrower, Hotel Lessee and Guarantor contained in any one or more of the Mortgage Loan Documents is true, correct and complete in all material respects.

6.1.41 Material Contracts. None of Borrower, SPE Constituent Entity, Hotel Lessee, Mortgage Borrower, or Mortgage Borrower SPE Constituent Entity has entered into or is bound by any Material Contract which continues in existence except those listed on Schedule VI attached hereto. Each such Material Contract listed on Schedule VI is in full force and effect, there are no monetary or other material defaults (beyond applicable notice and cure periods) by Borrower, SPE Constituent Entity, Hotel Lessee, Mortgage Borrower, or Mortgage Borrower SPE Constituent Entity thereunder (as applicable) and, to the knowledge of Borrower, there are no monetary or other material defaults thereunder (beyond applicable notice and cure periods) by any other party thereto. Borrower has delivered a true, correct and complete copy of each such Material Contract (including all amendments and supplements thereto) to Lender.

6.2 Intentionally Omitted.

6.3 Survival of Representations. Borrower agrees that (i) all of the representations and warranties of Borrower set forth in Section 6.1 and Section 6.2 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the Closing Date and (ii) unless such representations and warranties (a) were expressly made as of and applicable only to the Closing Date, (b) are matters that by their nature can no longer be true and correct as a result of the passage of time or (c) became untrue since last being made and prior to such Advance Date because of a change in facts or circumstances, which change of facts or circumstances does not independently create a Default or would not be reasonably expected to constitute or result in a Material Adverse Effect, the funding of any Advance shall constitute an affirmation that the same remain true and correct in all material respects on the applicable Advance Date, and shall survive for as long as any amount remains owing by Borrower to Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents, unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, the same shall survive for such longer period. All representations and warranties made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or on its behalf.

VII. BORROWER COVENANTS.

7.1 Affirmative Covenants. From the Closing Date and until payment in full of the Loan, Borrower hereby covenants and agrees with Administrative Agent as follows:

7.1.1 Performance by Borrower and Mortgage Borrower.

(a) Borrower shall in a timely manner observe, perform and fulfill, in all material respects, each and every covenant, term and provision of each Loan Document executed and delivered by Borrower in accordance with the applicable terms thereof.

(b) Borrower shall cause Mortgage Borrower and Hotel Lessee to comply with all obligations with which Mortgage Borrower and/or Hotel Lessee have covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including those certain affirmative and negative covenants set forth in Article VII of the Mortgage Loan Agreement) whether the Mortgage Loan has been repaid or the Mortgage Loan Documents have otherwise terminated, unless otherwise consented to in writing by Administrative Agent; provided, however, that, from and after such time as the Mortgage Loan has been repaid in full or the Mortgage Loan Documents have otherwise been terminated, Mortgage Borrower and Hotel Lessee shall not be required to provide any notices or documents or pay any amount to or obtain any consents or approvals from Mortgage Administrative Agent or any Mortgage Lender.

7.1.2 Existence; Compliance with Legal Requirements. Subject to Borrower’s right of contest (and to cause Mortgage Borrower or Hotel Lessee to contest) in accordance with Section 9.3, Borrower shall at all times comply and cause the Mortgage Borrower, Hotel Lessee and the Property to be in compliance in all material respects with all Legal Requirements applicable to Borrower, Hotel Lessee, Mortgage Borrower and the Property and the uses permitted upon the Property. Borrower shall, or shall cause Mortgage Borrower or Hotel Lessee to, do or cause to be done all things reasonable and necessary to preserve, renew and keep in full force and effect its existence, and all rights, licenses, permits and franchises to the extent necessary for Borrower, Hotel Lessee and Mortgage Borrower to comply in all material respects with all Legal Requirements applicable to Borrower, Hotel Lessee, Mortgage Borrower and the Property. Borrower shall not commit, and shall not knowingly permit any other Person in occupancy of or responsible for the operation or use of the Property to commit, any act or omission which would reasonably be expected to afford the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right.

7.1.3 Litigation. Borrower shall give prompt written notice to Administrative Agent (after Borrower obtains knowledge of same) of any litigation, investigation or governmental proceedings which are pending and of which Borrower is aware or has been notified or, to Borrower’s Knowledge, which have been threatened in writing against (a) Borrower, Hotel Lessee, Mortgage Borrower or, to Borrower’s Knowledge, the Property which, if determined adversely to such Person or the Property, would be reasonably likely to have a Material Adverse Effect, or (b) any Guarantor which, if determined adversely to such Guarantor, would be reasonably likely to have a Material Adverse Effect.

7.1.4 Single Purpose Entity. Each SPE Entity has been, since the date of its formation, and shall at all times remain a Single Purpose Entity. No SPE Entity shall remove or replace any Independent Director or Independent Manager except for Cause, and in any event not without providing at least five (5) Business Days’ advance written notice thereof to Administrative Agent, in each case, unless such removal or replacement occurs as a result of the death or incapacity of such Independent Director or Independent Manager, or the termination of such individual’s employment with the applicable service provider, in which case Borrower shall provide written notice of the removal and replacement of such Independent Director or Independent Manager promptly following such removal and replacement.

7.1.5 Consents. If Borrower or any other SPE Entity is a corporation, the board of directors of such Person may not take any Material Action unless all of the directors, including the Independent Director shall have participated in such vote. If Borrower or any other SPE Entity is a limited liability company, (a) if such Person is managed by a board of managers or directors, the board of managers or directors of such Person may not take any Material Action unless all of the managers or directors, including the Independent Director or Independent Manager, shall have participated in such vote, (b) if such Person is not managed by a board of managers, the members of such Person may not take any Material Action unless all of the members, including the Independent Directors or Independent Managers, shall have participated in such vote. Furthermore, Borrower’s and each other SPE Entity’s formation documents shall expressly state that, for as long as the Loan is outstanding, none of Borrower nor any other SPE Entity shall be permitted to (y) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s or any other SPE Entity’s assets other than in connection with the repayment (or prepayment) of the Loan or (z) engage in any other business activity in violation of the Single Purpose Entity requirements set forth in this Agreement, and such restrictions shall not be modified or violated for as long as the Loan is outstanding.

7.1.6 Access to Property. Borrower shall cause Mortgage Borrower and Hotel Lessee to permit agents, representatives and employees of Administrative Agent to inspect the Property or any part thereof, at Administrative Agent’s expense, during normal business hours on Business Days upon reasonable advance notice, subject to the rights of Tenants and occupants of the Hotel Unit (other than Mortgage Borrower, Hotel Lessee and their Affiliates) and provided that such inspections do not unreasonably interfere with the operation of the Property and such agents, representatives and employees of Administrative Agent comply with all safety and other reasonable rules and requirements instituted by Mortgage Borrower or Hotel Lessee with respect to the Project and the Property or the then existing Tenants at the Property.

7.1.7 Notices of Events of Default. In addition to all other notices required to be given by Borrower hereunder, Borrower shall give notice to Administrative Agent promptly upon Borrower obtaining actual knowledge of the occurrence of any Event of Default.

7.1.8 Cooperate in Legal Proceedings. Borrower shall reasonably cooperate with Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which may affect the rights of Administrative Agent hereunder or under any of the other Loan Documents and, in connection therewith, permit Administrative Agent, at its election, to participate in any such proceedings which may have a Material Adverse Effect.

7.1.9 Perform Loan Obligations. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents to which Borrower is a party.

7.1.10 Insurance.

(a) Subject to the rights of Mortgage Administrative Agent and Mortgage Lender in any Proceeds under the Mortgage Loan Documents, Borrower shall cooperate with Administrative Agent in obtaining for Administrative Agent the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Administrative Agent shall be reimbursed for any reasonable, out-of-pocket expenses actually incurred by Administrative Agent in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.

(b) Borrower shall comply in all material respects with all Insurance Requirements and shall not bring or keep or knowingly permit to be brought or kept any article upon any of the Property or cause or knowingly permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Mortgage Borrower or Hotel Lessee on or with respect to any part of the Property pursuant to Section 8.1.

7.1.11 Further Assurances; Substitute Notes.

(a) Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Administrative Agent all documents, and take all actions, reasonably required by Administrative Agent from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder. Borrower agrees that it shall, reasonably promptly after written notice from Administrative Agent, reasonably cooperate with Administrative Agent in connection with any request by Administrative Agent to sever any Note into two (2) or more separate substitute notes in an aggregate principal amount up to the aggregate principal amount of the Note being severed and to reapportion the Loan among such separate substitute notes, and Borrower hereby agrees to execute and deliver to Administrative Agent, reasonably promptly after written demand therefor from Administrative Agent, new substitute notes substantially in the same form as the existing Notes to replace the Notes and amendments to or replacements of existing Loan Documents substantially in the same form as such existing Loan Documents to reflect such severance (including if required by Administrative Agent, an amendment to the Pledge Agreement). Upon receipt of such substitute Notes, Administrative Agent shall mark the replaced Notes with a legend indicating they have been substituted and replaced by such substitute Notes and, upon release of the Lien of the Pledge Agreement, shall return (or cause the Lenders to return, as the case may be) the same to Borrower as more particularly set forth in this Agreement. Borrower hereby further agrees, reasonably promptly after written demand therefor from Administrative Agent, to cause such Opinions of Counsel with respect to such substitute notes, amendments and/or replacements (consistent with the scope and substance of those Opinions of Counsel as delivered in connection with the closing of the Loan) to be delivered to Administrative Agent, and Administrative Agent shall be responsible for all reasonable out-of-pocket fees and expenses incurred in connection therewith. Any such combination of substitute notes may have different principal amounts and interest rates (as long as the weighted average of the interest rates on such substitute Notes is equal to the Spread plus the LIBOR Rate); provided, however, that (i) the maturity date of any such substitute note shall be the same as the scheduled Maturity Date of the Note immediately prior to the issuance of such substitute notes, (ii) there shall be no other changes in the terms of the Loan in a manner which is adverse to Borrower, and (iii) such substitute notes shall not increase Borrower’s obligations or decrease its rights under the Loan Documents.

(b) In addition, Borrower shall, at Borrower’s sole cost and expense (except as otherwise expressly provided for in this Agreement):

(i) execute and deliver, from time to time, such further instruments (including any financing statements under the UCC) as may be reasonably requested by Administrative Agent to confirm the lien of the Pledge Agreement on the Collateral;

(ii) execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, in each case as Administrative Agent may reasonably require; and

(iii) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time.

(c) If any Note is mutilated, destroyed, lost or stolen, upon Administrative Agent’s furnishing to Borrower a lost note affidavit to such effect from the affected Lender reasonably satisfactory to Borrower, Borrower shall deliver to Administrative Agent for the benefit of such affected Lender, in substitution therefor, a new promissory note containing the same terms and conditions as the mutilated, destroyed, lost or stolen Note with a notation thereon (i) of the unpaid principal and accrued and unpaid interest, and (ii) stating that such promissory note is a duplicate original of the mutilated, destroyed, lost or stolen Note, intended to replace the mutilated, destroyed, lost or stolen Note.

7.1.12 Intentionally Deleted.

7.1.13 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it or contemplated to be conducted by it in accordance with the terms of this Agreement as and to the extent the same are necessary for Mortgage Borrower’s and Hotel Lessee’s ownership, leasing, development, construction, maintenance, management and operation of the Property. Borrower will cause Mortgage Borrower and Hotel Lessee to qualify to do business and remain in good standing under the laws of each applicable jurisdiction as and to the extent the same are required for the ownership, leasing, development, construction, maintenance, management and operation of the Property.

7.1.14 Title to the Property and Collateral. Borrower will warrant and defend title to the Collateral and the validity and priority of the Lien of the Pledge Agreement on the Collateral, and will cause Mortgage Borrower and Hotel Lessee to warrant and defend (a) its title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (b) the validity and priority of the Lien of the Security Instrument and the Assignment of Leases on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Administrative Agent for any actual losses, out-of-pocket costs, actual damages or out-of-pocket expenses (including reasonable attorneys’ fees and court costs) incurred by Administrative Agent within ten (10)  Business Days of written demand by Administrative Agent if an interest in the Property, other than as permitted hereunder, is claimed by any Person other than pursuant to a Permitted Encumbrance, or if an interest in the Collateral is claimed by any Person, except to the extent that the Title Company agrees to indemnify Administrative Agent and the Lenders under the Title Policy or the UCC Policy and Administrative Agent actually receives such amounts from the Title Company.

7.1.15 Costs of Enforcement. If (a) this Agreement or the Pledge Agreement is foreclosed upon in whole or in part or this Agreement or any Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) a foreclosure occurs with respect to any security agreement prior to or subsequent to this Agreement in which proceeding Administrative Agent is made a party, or a pledge prior to or subsequent to the Pledge Agreement in which proceeding Administrative Agent is made a party, or (c) the bankruptcy, insolvency, rehabilitation or other similar proceeding occurs with respect to Borrower or an assignment by Borrower for the benefit of its creditors, then, in each case, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable, out-of-pocket costs of collection and defense, including reasonable attorneys’ fees and costs, actually incurred by Administrative Agent or Lenders in connection therewith and in connection with any appellate proceeding or post judgment action involved therein.

7.1.16 Estoppel Statement.

(a) Borrower shall, from time to time, upon ten (10) Business Days’ prior written request from Administrative Agent, execute, acknowledge and deliver to Administrative Agent, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and listing such modifications), stating, to Borrower’s Knowledge, the principal amount outstanding under the Loan and the Mortgage Loan, accrued and unpaid interest thereon and containing such other information with respect to Borrower, Mortgage Borrower, Hotel Lessee, the Collateral, the Property, the Loan and the Mortgage Loan as Administrative Agent may reasonably request. The estoppel certificate shall also state either that no Event of Default or Mortgage Loan Event of Default exists hereunder or under the Mortgage Loan Documents or, if any Event of Default or Mortgage Loan Event of Default shall exist, specifying such Event of Default or Mortgage Loan Event of Default and the steps being taken to cure such Event of Default or Mortgage Loan Event of Default.

(b) Upon prior written request from Administrative Agent, Borrower shall cause Mortgage Borrower and Hotel Lessee to request, and use commercially reasonable efforts to obtain, estoppel certificates from (i) each Tenant under a Retail Lease, (ii) any Manager and (iii) the Development Manager, in each case in form and substance reasonably acceptable to Administrative Agent, provided that Borrower shall not be required to cause Mortgage Borrower or Hotel Lessee to request such certificates more frequently than two (2) times in any calendar year.

7.1.17 No Joint Assessment. Borrower shall not cause or permit Mortgage Borrower or Hotel Lessee to suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

7.1.18 No Further Encumbrances. Borrower shall cause Mortgage Borrower and Hotel Lessee to do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for Permitted Encumbrances.

7.1.19 Leases.

(a) Subject to Section 7.1.19(b), without the prior written consent of Administrative Agent, Borrower shall not cause or permit Mortgage Borrower or Hotel Lessee to: (i) enter into any Lease; (ii) cancel or terminate (including by exercise of any landlord recapture rights) any Lease; (iii) approve any assignment of any Lease that releases the original Tenant from its obligations under such Lease, (iv) amend or modify in any material respect or waive any material provisions of any Lease (including any amendment, modification or waiver reducing the fixed initial term of any Lease, reducing the rent payable under any Lease, materially changing any renewal provisions of any Lease or materially increasing the obligations of the landlord or materially decreasing the obligations of the Tenant under any Lease or pursuant to which any premises covered by such Lease is surrendered); or (v) cancel or materially modify any guaranty, or, except as may be required under the terms of the applicable Lease, release any security deposit, letter of credit, or other item constituting security pertaining to any Lease.

(b) Notwithstanding the provisions of Section 7.1.19(a) above, provided that no Event of Default shall have occurred and be continuing, after the Closing Date, Administrative Agent’s consent shall not be required as provided above for the execution by Mortgage Borrower or Hotel Lessee of any Qualified Lease or any assignment, termination, amendment or modification of any Qualified Lease that is not a Qualified Lease Prohibited Amendment, provided that:

(i) on or before the tenth (10th) Business Day of each calendar month, Borrower shall have delivered to Administrative Agent a certificate of Borrower certifying that any applicable Lease (or amendment or modification of a Lease if such amendment or modification adjusts or otherwise affects rent) entered into during the previous calendar month is a Qualified Lease and providing evidence reasonably satisfactory to Administrative Agent that such Lease is a Qualified Lease and satisfies the conditions of this Section 7.1.19(b); provided, however, with respect to Apartment Leases, Borrower shall only be required to deliver to Administrative Agent any reports received by Mortgage Borrower under the Residential Management Agreement and otherwise use commercially reasonable efforts to cause the Residential Manager to comply with its obligations thereunder;

(ii) a copy of such Lease, amendment or modification is delivered to Administrative Agent promptly after execution thereof together with Borrower’s certification that such Lease satisfies the conditions of this Section 7.1.19(b); provided, however, that solely with respect to Apartment Leases, such certification and copies of the Apartment Leases entered into during the preceding two (2) calendar quarters need only be delivered within ten (10) days after the end of each second and fourth calendar quarter as and to the extent such copies are provided to Mortgage Borrower by the Residential Manager;

(iii) such Lease, amendment or modification does not contain any options to purchase or other similar rights with respect to the ownership of the Property, does not contain any unreasonable restrictions on Mortgage Borrower’s or Hotel Lessee’s rights to lease remaining portions of the Property or to operate the Hotel Unit as a limited service hotel and does not contain any options for the Tenant thereunder to terminate such Lease prior to the expiration thereof, other than upon a default by Mortgage Borrower or Hotel Lessee as landlord thereunder or in the event of a substantial Casualty or Taking or other cause;

(iv) such Lease, amendment or modification is entered into on an arm’s-length basis;

(v) such amendment or modification of the applicable Lease is required to be entered into pursuant to the terms of such Lease or each of the following conditions are satisfied: (A) such Lease, as so amended or modified, would continue to satisfy the conditions of this Section 7.1.19(b), including, to the extent that any additional space is demised pursuant to such amendment or modification, with respect to such additional demised space; and (B) such amendment or modification does not otherwise have a Material Adverse Effect.

(c) Except as provided in Section 7.1.19(b), all Leases shall be subject to the prior approval of Administrative Agent, such approval to be in Administrative Agent’s sole discretion. Borrower shall promptly send Administrative Agent copies of any written notices of default received by Borrower, Hotel Lessee or Mortgage Borrower from the Tenant under any Lease, and will use commercially reasonable efforts to enforce (short of terminating such Lease, unless Administrative Agent consents thereto, which consent shall not be unreasonably withheld or unduly delayed) the performance by each Tenant of its obligations under its Lease.

(d) Any request for approval of a Lease, or assignment, termination, amendment or modification of any Lease requiring approval as set forth above shall be made to Administrative Agent in writing and shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL WHICH REQUIRES A RESPONSE WITHIN SEVEN (7) BUSINESS DAYS AFTER YOUR RECEIPT.” (a “First Lease Approval Request”). Together with any such First Lease Approval request Borrower shall also furnish to Administrative Agent: (i) such biographical and financial information about the proposed tenant and any guarantor of such proposed Lease as Administrative Agent may require, (ii) a copy of the proposed form of Lease (or amendment or modification), and (iii) a summary of the material terms of such proposed Lease (or amendment or modification) including rental terms and the term of the proposed Lease and any options. Administrative Agent shall endeavor to respond promptly to any such request for approval transmitted by Borrower to Administrative Agent. If Borrower shall submit a First Lease Approval Request with the material provided for above in this Section 7.1.19(d), and Administrative Agent shall have failed to approve or disapprove such First Lease Approval Request within seven (7) Business Days after the Administrative Agent’s receipt of such First Lease Approval Request, then Borrower may deliver to the Administrative Agent a second copy of such First Lease Approval Request (a “Second Lease Approval Request”), which Second Lease Approval Request shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “SECOND NOTICE: THIS IS BORROWER’S SECOND AND FINAL REQUEST. IF YOU FAIL TO EXPRESSLY GRANT OR DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” In the event that the Administrative Agent shall have failed to approve or disapprove such Second Lease Approval Request within five (5) Business Days after the Administrative Agent’s receipt of such Second Lease Approval Request, then such Second Lease Approval Request shall be deemed to have been approved by the Administrative Agent.

(e) Except for security deposits, Borrower shall not cause or permit Mortgage Borrower or Hotel Lessee to collect rent more than one month in advance. Borrower, at Administrative Agent’s request, shall furnish Administrative Agent with executed copies of all Leases hereafter made (to the extent not theretofore provided to Administrative Agent).

(f) [Intentionally Deleted]

(g) Borrower (i) shall cause Mortgage Borrower and Hotel Lessee to use commercially reasonable efforts to observe and perform all the obligations imposed upon the landlord under the Leases and shall use commercially reasonable efforts to not do or permit to be done anything to impair the value of the Leases as security for the Debt; (ii) shall cause Mortgage Borrower and Hotel Lessee to use commercially reasonable efforts to enforce all of the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed, short of termination thereof; and (iii) shall not cause or permit Mortgage Borrower or Hotel Lessee to execute any other assignment of the landlord’s interest in the Leases or the Revenues other than pursuant to the Mortgage Loan Documents.

7.1.20 Management Agreements .

(a) Management Agreements.

(i) Borrower shall, or shall cause Mortgage Borrower or Hotel Lessee, as applicable, to: (A) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by Mortgage Borrower or Hotel Lessee under each Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (B) promptly notify Administrative Agent of any material default under any Management Agreement of which Borrower, Hotel Lessee or Mortgage Borrower is aware; (C) promptly deliver to Administrative Agent a copy of each material financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Management Agreement, including any material notice that Mortgage Borrower or Hotel Lessee is required to undertake any capital improvements; and (D) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Manager under each Management Agreement, in a commercially reasonable manner. If any Management Agreement expires or is terminated (without limiting any obligation of Borrower, if any, to obtain Administrative Agent’s consent to any termination prior to the expiration of the applicable term or modification of the applicable Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall cause Mortgage Borrower or Hotel Lessee, as applicable, to promptly enter into a replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(ii) If Mortgage Borrower or Hotel Lessee shall be in default (beyond the expiration of any applicable notice or cure periods thereunder) under any Management Agreement or any replacement Management Agreement entered into by Mortgage Borrower or Hotel Lessee pursuant to the terms and conditions hereof which could reasonably be expected to allow Manager to terminate such Management Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower or from any of its obligations under the Loan Documents, but subject to the terms of any comfort letter, tri-party agreement or similar agreement then in effect and to which Administrative Agent is a party, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Management Agreement on the part of Mortgage Borrower or Hotel Lessee to be performed or observed. Administrative Agent and any Person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If the Manager shall deliver to Administrative Agent a copy of any written notice sent to Mortgage Borrower or Hotel Lessee concerning a default under any Management Agreement, such notice shall constitute full protection to Administrative Agent and its designees for any action taken or omitted to be taken thereby in good faith, in reliance thereon. Any sums expended by Administrative Agent pursuant to this Section 7.1.20(a) shall be deemed to constitute a portion of the Debt, shall be secured by the Lien of the Pledge Agreement and the other Loan Documents, shall be immediately due and payable upon demand by Administrative Agent therefor and shall bear interest at the Default Rate from the date such cost is so demanded to the date of payment to Administrative Agent.

(iii) Borrower shall promptly upon written request of Administrative Agent (but not more than twice in any twelve (12) month period, unless an Event of Default exists, in which case the foregoing limitation shall not apply), cause Mortgage Borrower and Hotel Lessee to use commercially reasonable efforts to obtain an estoppel certificate from each Manager stating that (A) each Management Agreement is in full force and effect and has not been modified, amended or assigned, (B) neither the Manager thereunder nor Mortgage Borrower or Hotel Lessee, as applicable, is in default under any of the terms, covenants or provisions of such Management Agreement and such Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Management Agreement, (C) neither such Manager nor Mortgage Borrower or Hotel Lessee, as applicable, has commenced any action or given or received any notice for the purpose of terminating such Management Agreement, (D) all sums due and payable to such Manager under such Management Agreement, have been paid in full, and (E) such other matters as Administrative Agent may reasonably request.

(iv) Subject to the terms of any tri-party agreement or similar agreement then in effect to which Administrative Agent is a party and the applicable Management Agreement, if (A) any Manager shall become bankrupt or insolvent, or (B) a material default occurs under the applicable Management Agreement on the part of such Manager, after the expiration of any applicable notice and/or cure period, then Borrower shall, at the request of Administrative Agent, but subject to the limitations and restrictions of any Bankruptcy Action and the rights of any Manager under any Management Agreement, including any rights to arbitrate or mediate a default, cause Mortgage Borrower or Hotel Lessee, as applicable, to terminate the Management Agreement and replace such Manager with a Qualified Manager pursuant to a replacement management agreement approved of by Administrative Agent.

7.1.21 Manager.

(a) From and after the opening and operation of any Element of the Project, Borrower shall cause Mortgage Borrower and Hotel Lessee to provide competent and responsible management for such Element by a Qualified Manager (or a Manager otherwise approved by Administrative Agent) pursuant to the applicable Management Agreement, in each case satisfying the criteria set forth herein. Unless waived by Administrative Agent in writing, which waiver may be withheld in Administrative Agent’s sole discretion, each Manager shall be a Qualified Manager. Without Administrative Agent’s prior written consent (which consent Administrative Agent shall not unreasonably withhold, condition or delay) both as to the form of any Management Agreement and the identity of a Manager, Borrower shall not cause or permit Mortgage Borrower or Hotel Lessee to enter into, modify or amend any Management Agreement, or consent to any change in control or identity of any Manager (to the extent such change in control or identity requires Mortgage Borrower’s or Hotel Lessee’s consent under the terms of the applicable Management Agreement), or otherwise retain the services of any company to provide property management services at the Project. Administrative Agent and Lenders hereby acknowledge and agree that each of the Management Agreements in effect as of the Closing Date have been approved by Administrative Agent and Lenders.

(b) Without limitation of the foregoing, and except to the extent provided to the contrary in any Management Agreement approved by Administrative Agent, each Management Agreement (or the Assignment of Management executed and delivered by the Manager to Administrative Agent) shall provide (x) for a Management Fee that shall not exceed, in the aggregate, four percent (4%) of Revenues for the Project, and (y) that the Management Agreement shall be terminable at Mortgage Borrower’s or Hotel Lessee’s option without penalty or premium (A) if an Event of Default shall occur, (B) if a change in control of Manager occurs in violation of the terms of the applicable Management Agreement, (C) subject to any applicable notice and cure periods, if Manager breaches any of its obligations under the Management Agreement, (D) subject to any applicable notice and cure periods, upon the gross negligence, malfeasance or willful misconduct of Manager or (E) if Manager shall become bankrupt or insolvent (each, a “Manager Replacement Event”). If any of the foregoing Manager Replacement Events shall occur, then, subject to the terms, restrictions and conditions of the applicable Management Agreement, if requested in writing by Administrative Agent, Borrower shall cause Mortgage Borrower or Hotel Lessee, as applicable, to terminate the applicable Management Agreement. Upon termination of a Manager in accordance with the foregoing, Borrower shall cause Mortgage Borrower or Hotel Lessee, as applicable, to retain the services of a substitute Qualified Manager acceptable to Administrative Agent. Borrower shall cause Mortgage Borrower and Hotel Lessee to cause each Manager to execute and deliver a subordination agreement reasonably satisfactory to Administrative Agent at the time of execution and delivery of any Management Agreement. Further, if Manager is an Affiliate of Borrower, Hotel Lessee or Mortgage Borrower, then the Management Agreement shall satisfy the requirements set forth in this Agreement applicable to transactions between Borrower and its Affiliates. Any delegation of duties to Manager under the Management Agreement shall not stay, relieve or modify any of Borrower’s obligations under this Agreement and the other Loan Documents.

(c) Upon the retention of a Qualified Manager, Administrative Agent shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any new management agreement with a Qualified Manager. Any request for approval of a new management agreement shall be made to Administrative Agent in writing and shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL WHICH REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS AFTER YOUR RECEIPT.” If Administrative shall have failed to approve or disapprove any such first written request for approval delivered in accordance with this Section 7.1.21(c) within ten (10) Business Days after the Administrative Agent’s receipt of such request, then Borrower may deliver to the Administrative Agent a second copy of such initial request for approval, which shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “SECOND NOTICE: THIS IS BORROWER’S SECOND AND FINAL REQUEST. IF YOU FAIL TO EXPRESSLY GRANT OR DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” In the event that the Administrative Agent shall have failed to approve or disapprove such second request within five (5) Business Days after the Administrative Agent’s receipt of such second request, then such request shall be deemed to have been approved by the Administrative Agent.

7.1.22 Development Manager. From and after the Closing Date through the end of the “Term,” as such term is defined in the Development Management Agreement, Borrower shall cause Mortgage Borrower to provide competent and responsible development management for the Project by a Qualified Development Manager pursuant to the Development Management Agreement, in each case satisfying the criteria set forth herein. Unless waived by Administrative Agent in writing, which waiver may be withheld in Administrative Agent’s sole discretion, Development Manager shall be a Qualified Development Manager. Without Administrative Agent’s prior written consent (which consent Administrative Agent shall not unreasonably withhold, condition or delay) both as to the form of the Development Management Agreement and the identity of the Development Manager, Borrower shall not cause or permit Mortgage Borrower to enter into, modify or amend the Development Management Agreement, or consent to any change in control or identity of the Development Manager (to the extent such change in control or identity requires Mortgage Borrower’s consent under the terms of the Development Management Agreement), or otherwise retain the services of any company to provide development management services for the Project.

(a) Without limitation of the foregoing, and except to the extent provided to the contrary in any Development Management Agreement approved by Administrative Agent, the Development Management Agreement (or the Assignment of Development Management executed and delivered by the Development Manager to Administrative Agent) shall provide (x) for a development management fee that shall not exceed the prevailing amount for compensation for development management of comparable properties in the market where the Property is located, and (y) that the Development Management Agreement shall be terminable at Mortgage Borrower’s option without penalty or premium (A) if an Event of Default shall occur, (B) if a change in control of Development Manager occurs in violation of the terms of the Development Management Agreement, (C) subject to any applicable notice and cure periods, if Development Manager breaches any of its obligations under the Development Management Agreement, (D) subject to any applicable notice and cure periods, upon the gross negligence, malfeasance or willful misconduct of Development Manager or (E) if Development Manager shall become bankrupt or insolvent (each, a “Development Manager Replacement Event”). If any of the foregoing Development Manager Replacement Events shall occur, then if requested by Administrative Agent, Borrower shall cause Mortgage Borrower to terminate the Development Management Agreement. Upon termination of the Development Manager in accordance with the foregoing, Borrower shall cause Mortgage Borrower to retain the services of a substitute Qualified Development Manager acceptable to Administrative Agent. Borrower shall cause Mortgage Borrower to cause Development Manager to execute and deliver a subordination agreement reasonably satisfactory to Administrative Agent at the time of execution and delivery of the Development Management Agreement. Further, if Development Manager is an Affiliate of Borrower, then the Development Management Agreement shall satisfy the requirements set forth in this Agreement applicable to transactions between Borrower and its Affiliates. Any delegation of duties to Development Manager under the Development Management Agreement shall not stay, relieve or modify any of Borrower’s obligations under this Agreement and the other Loan Documents. The Development Management Agreement in effect as of the Closing Date is hereby approved by the Administrative Agent.

(b) Upon the retention of a Qualified Development Manager, Administrative Agent shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any new development management agreement with such Qualified Development Manager. Any request for approval of a new development management agreement shall be made to Administrative Agent in writing and shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL WHICH REQUIRES A RESPONSE WITHIN SEVEN (7) BUSINESS DAYS AFTER YOUR RECEIPT.” If Administrative shall have failed to approve or disapprove any such first written request for approval delivered in accordance with this Section 7.1.22(b) within seven (7) Business Days after the Administrative Agent’s receipt of such request, then Borrower may deliver to the Administrative Agent a second copy of such initial request for approval, which shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “SECOND NOTICE: THIS IS BORROWER’S SECOND AND FINAL REQUEST. IF YOU FAIL TO EXPRESSLY GRANT OR DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” In the event that the Administrative Agent shall have failed to approve or disapprove such second request within five (5) Business Days after the Administrative Agent’s receipt of such second request, then such request shall be deemed to have been approved by the Administrative Agent.

7.1.23 Termination Fee. If Administrative Agent has the right hereunder to terminate or cause Borrower to cause Mortgage Borrower or Hotel Lessee to terminate any Management Agreement or the Development Management Agreement and a termination fee is required to be paid in connection therewith, Borrower shall, or shall cause Mortgage Borrower or Hotel Lessee to, pay such fee when due and payable.

7.1.24 Approval of Material Agreements. Borrower shall be required to obtain Administrative Agent’s prior written approval of any and all Material Agreements affecting the Property or the Project entered into after the Closing Date and of any material modification of a Material Agreement, which approval shall not be unreasonably withheld, conditioned, or delayed. Any request for approval of a proposed Material Agreement (or material modification to any Material Agreement) shall be made to Administrative Agent in writing and shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL WHICH REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS AFTER YOUR RECEIPT.” If Administrative shall have failed to approve or disapprove any such first written request for approval delivered in accordance with this Section 7.1.24 within ten (10) Business Days after the Administrative Agent’s receipt of such request, then Borrower may deliver to the Administrative Agent a second copy of such initial request for approval, which shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “WARNING: THIS IS BORROWER’S SECOND AND FINAL REQUEST. IF YOU FAIL TO EXPRESSLY GRANT OR DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” In the event that the Administrative Agent shall have failed to approve or disapprove such second request within five (5) Business Days after the Administrative Agent’s receipt of such second request, then such request shall be deemed to have been approved by the Administrative Agent.

7.1.25 Intentionally Omitted.

7.1.26 HVCRE. Borrower shall, and shall cause Mortgage Borrower to, at all times maintain sufficient equity in the Property to ensure that the Loan is not categorized as HVCRE.

7.2 Labor; Environmental Covenants; Vertical Subdivision Covenants.

7.2.1 Vertical Subdivision of the Project.

(a) The Vertical Subdivision Documents shall comply with all applicable Legal Requirements.

(b) Without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed, Borrower shall not cause or permit Mortgage Borrower to:

(i) amend, modify, supplement or terminate any of the Vertical Subdivision Documents;

(ii) sell or offer for sale any Unit except in compliance with the Loan Documents, the Vertical Subdivision Documents and all applicable Legal Requirements; or

(iii) (A) enter into any contract of sale for any Unit except in connection with release of a Unit pursuant to and in accordance with Section 2.21 hereof, unless (1) the same is a bona fide contract in form and substance acceptable to Administrative Agent in its reasonable discretion, (2) the purchaser thereunder is not an Affiliate of Borrower, Hotel Lessee, Mezzanine Borrower or any Guarantor, (3) the sale price will result in Administrative Agent receiving upon the sale an amount greater than or equal to the applicable Minimum Release Price for such Unit, and (4) except for the down payment, the sales price is payable in full by wire transfer of immediately available funds at closing (a contract of sale for any Unit which satisfies all of the foregoing requirements, a “Bona Fide Sales Contract”).

(c) Borrower shall cause Mortgage Borrower and Hotel Lessee to comply in all material respects with all of the terms, covenants and conditions of the Vertical Subdivision Documents.

(d) Borrower shall promptly notify Administrative Agent of any written notices received by Mortgage Borrower alleging a default by Mortgage Borrower as declarant or seller, respectively, under, or variance from, or noncompliance with any Vertical Subdivision Document or any Bona Fide Sales Contract exists or is about to occur, and Borrower shall cause Mortgage Borrower to (i) do all such commercially reasonable acts and undertake all such commercial reasonable steps and institute all such commercially reasonable proceedings as may be necessary to cure or avert such default, variance or noncompliance or (ii) dispute the veracity of such allegations and diligently pursue a resolution to such dispute following which, if necessary, Borrower shall take the actions required under clause (c), and Borrower will promptly forward to Administrative Agent copies of any such notices Mortgage Borrower receives in regard to any of the foregoing matters.

7.2.2 Labor.

(a) Borrower will cause Mortgage Borrower and Hotel Lessee to, in a timely manner, pay (or cause to be paid), or satisfy (or cause to be satisfied) when due all bills, costs, or other obligations incurred by or on behalf of Mortgage Borrower or Hotel Lessee in connection with the employees employed by Mortgage Borrower or Hotel Lessee in connection the operation of the Property, including but not limited to any obligations under ERISA, the Multiemployer Pension Plan Amendments Act, the Internal Revenue Code, federal or state wage and hour law, the Labor Agreements, or applicable State or Federal plant closing laws (any such bills, costs, or liabilities a “Labor Liability”). Borrower further covenants and agrees to deliver to Administrative Agent promptly, and in any event within ten (10) Business Days after receipt thereof by Borrower, Hotel Lessee or Mortgage Borrower or any of their Affiliates, a copy of each notice concerning a claim of Labor Liability.

(b) Borrower will cause Mortgage Borrower and Hotel Lessee to comply in all material respects with all applicable state and federal anti-discrimination laws and all applicable state and federal laws regarding the payment of wages and benefits to its employees in connection with the operation of the Property.

7.2.3 Environmental Compliance. Borrower shall cause Mortgage Borrower and Hotel Lessee to at all times diligently perform and complete all required recommendations set forth in the Environmental Reports. By undertaking any of the measures identified in and pursuant to this Section 7.2.3, Administrative Agent shall not be deemed to be exercising any control over the operations of Borrower, Hotel Lessee or Mortgage Borrower or the handling of any environmental matter or hazardous wastes or substances of Borrower, Hotel Lessee or Mortgage Borrower for purposes of incurring or being subject to liability therefor.

7.3 Negative Covenants. From the Closing Date until the payment and performance in full of all of the obligations of Borrower under the Loan Documents (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the indefeasible satisfaction of the Loan Note(s) in full), Borrower covenants and agrees with Administrative Agent that neither Borrower, Hotel Lessee nor Mortgage Borrower will do, directly or indirectly, or suffer or permit, any of the following:

(a) Incur Indebtedness. Incur, create, assume or permit any Indebtedness other than Permitted Debt and Indebtedness secured by the Mortgage Loan Documents or incur, create, assume or permit any other encumbrances other than Permitted Encumbrances;

(b) Encumbrances. Other than Permitted Debt and Permitted Encumbrances, incur, create or assume or permit the incurrence, creation or assumption of any Indebtedness secured by any direct or indirect interest in Borrower, Hotel Lessee or Mortgage Borrower, except in connection with the Loan and the Mortgage Loan;

(c) Engage in Different Business. Engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents and the Mortgage Loan Documents and the acquisition, ownership, use, management, leasing renovation, financing, development, construction, operation and maintenance of the Property, Borrower’s Equity Interests in Mortgage Borrower, and Mortgage Borrower’s Equity Interests in Hotel Lessee and, to the extent permitted hereunder, the subdivision and sale thereof, and activities related thereto;

(d) Make Advances. Make advances (other than payments to Contractors, subcontractors or other service providers) or make loans to any Person, or hold any investments, except as permitted under this Agreement and the other Loan Documents;

(e) Partition. Partition the Property, other than in connection with the Vertical Subdivision Documents or as expressly permitted under the Loan Documents;

(f) Guarantee Obligations. Guarantee any obligations of any Person;

(g) Transfer Assets. Transfer any material asset other than in the ordinary course of business, or Transfer all or any portion of the Property or any interest therein or permit the Transfer of any direct or indirect interest in Borrower, Hotel Lessee or Mortgage Borrower, except in each case as permitted pursuant to the terms of this Agreement or any of the other Loan Documents (including Permitted Debt and Permitted Encumbrances);

(h) Amend Organizational Documents. Other than to reflect Permitted Transfers, amend or modify any organizational documents of any SPE Entity without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed with respect to any amendment or modification that does not affect the status of such SPE Entity as a Single Purpose Entity;

(i) Dissolve. Any SPE Entity to dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person;

(j) Bankruptcy. (i) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to Borrower, Hotel Lessee or Mortgage Borrower, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s, Hotel Lessee’s or Mortgage Borrower’s assets other than in connection with the repayment of the Loan and the Mortgage Loan, (iii) engage in any other business activity not expressly permitted under the Loan Documents or (iv) solicit the filing of an involuntary bankruptcy petition against Borrower, Hotel Lessee or Mortgage Borrower, without in each instance obtaining the prior consent of all of the members, directors and managers of Borrower, Hotel Lessee and Mortgage Borrower, including the Independent Director or Independent Manager;

(k) ERISA. Engage in any activity that would subject it to regulation under ERISA or qualify as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to ERISA (each, a “Plan”) and Borrower’s, Hotel Lessee’s or Mortgage Borrower’s assets do not and will not constitute Plan assets;

(l) Distributions. Make any distributions to or for the benefit of any of its partners or members or its or their respective Affiliates, other than (i) payments under Affiliate Agreements permitted under Section 7.3(s) (which agreements were expressly approved by Administrative Agent after disclosure to Administrative Agent of such Affiliate’s fees), (ii)  cash distributions to Borrower by Mortgage Borrower to the extent permitted hereunder to satisfy the portion of Aggregate Debt Service payable under the Loan, and any other disbursements by Mortgage Administrative Agent to Administrative Agent pursuant to the terms of the Loan Documents, and (iii) distributions of final Advances made from (x) the TI/LC Allocation pursuant to Section 4.2(b), (y) the Hotel Unit Work Allocation pursuant to Section 4.3(b) and (z) the Interest/OpEx Allocation pursuant to Section 4.4.5(c);

(m) Modify Control Agreements. Without the prior consent of Administrative Agent (which consent Administrative Agent may grant or withhold in its sole discretion), execute any modification to the Account Control Agreement;

(n) Zoning Reclassification. Other than with respect to the current zoning approvals which have been obtained by Mortgage Borrower prior to the date hereof, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) initiate or consent to any zoning reclassification of any portion of the Property, (ii) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (iii) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;

(o) Change of State of Formation. Change the state in which it is formed without first giving Administrative Agent thirty (30) days prior written notice (but in any event, within the period required pursuant to the UCC) and there shall have been taken such action, reasonably satisfactory to Administrative Agent, as may be necessary to maintain fully the effect, perfection and priority of the security interest of Administrative Agent hereunder in the Account Collateral and the Rate Cap Collateral at all times or otherwise reorganize in a different jurisdiction without the prior written consent of Administrative Agent.

(p) Debt Cancellation. Cancel or otherwise forgive or release any material claim or material Indebtedness owed to it by any Person, except for adequate consideration or in the ordinary course of its business, other than termination of any Leases to the extent permitted under Section 7.1.19;

(q) Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement and the Mortgage Loan Documents, fail to remit amounts to the Collection Account as required by this Agreement and the Mortgage Loan Documents, misappropriate any security deposit or portion thereof or intentionally misapply the proceeds of the Loan or the Mortgage Loan;

(r) Single Purpose Entity. Fail to be a Single Purpose Entity or take or suffer any action or inaction the result of which would be to cause any SPE Entity to cease to be a Single Purpose Entity;

(s) Affiliate Agreements. Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into or materially modify, change, supplement, alter or amend any agreement between Borrower, Hotel Lessee or Mortgage Borrower and any Affiliate of Borrower, Hotel Lessee or Mortgage Borrower (an “Affiliate Agreement”), other than any contracts for the providing of goods and services in the ordinary course of Borrower’s, Hotel Lessee’s or Mortgage Borrower’s business and pursuant to the reasonable requirements of Borrower’s, Hotel Lessee’s or Mortgage Borrower’s business and upon fair and reasonable terms which are fully disclosed to Administrative Agent and are no more onerous to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate. Administrative Agent has approved of the Development Management Agreement; or

(t) Name Change. Change its name or otherwise do anything which would make the information set forth in the financing statements covering any of the Collateral governed by the Uniform Commercial Code materially misleading without immediately notifying Administrative Agent of the same.

(u) Management Agreements; Development Management Agreement. Borrower shall not, without Administrative Agent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), cause or permit Mortgage Borrower or Hotel Lessee to: (i) surrender, terminate or cancel any Management Agreement or the Development Management Agreement; provided, that Borrower may, without Administrative Agent’s consent, cause Mortgage Borrower or Hotel Lessee to replace any Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and Administrative Agent is provided with at least sixty (60) days’ prior written notice; (ii) reduce or consent to the reduction of, or increase or extend or consent to the increase or extension of, the term of any Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under any Management Agreement or the Development Management Agreement; (iv) otherwise materially modify, change, supplement, alter or amend, or waive or release any of Mortgage Borrower’s or Hotel Lessee’s rights and remedies, or increase Mortgage Borrower’s or Hotel Lessee’s obligations, under, any Management Agreement in any material respect; (v) suffer or permit the occurrence of continuance a default beyond any applicable cure period under any Management Agreement (or any successor management agreement) if such default permits the manager to terminate or cancel a Management Agreement (or any successor management agreement). Borrower shall not cause or permit Mortgage Borrower or Hotel Lessee to (i) consent to any Manager’s assignment or subcontracting such Manager’s rights, duties or responsibilities under the Management Agreement to any other Person without the express written consent of Administrative Agent, except to the extent expressly permitted without the consent of Mortgage Borrower or Hotel Lessee under the terms of the Management Agreement, or (ii) grant Mortgage Borrower’s consent to the Development Manager under the Development Management Agreement to assign or subcontract its rights, duties or responsibilities under the Development Management Agreement to any other Person without the express written consent of Administrative Agent, except to the extent expressly permitted without the consent of Mortgage Borrower under the terms of the Development Management Agreement. During the continuance of an Event of Default, Borrower shall not cause or permit Mortgage Borrower or Hotel Lessee to exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement or the Development Management Agreement without the prior written consent of Administrative Agent, which consent may be granted, conditioned or withheld in Administrative Agent’s sole discretion.

(v) Labor Matters. Except as may be required by Legal Requirements applicable to the Borrower, Hotel Lessee, Mortgage Borrower or the Property, Borrower shall not, and shall not cause or permit Mortgage Borrower or Hotel Lessee to, enter into or otherwise permit the Property to be affected by any collective bargaining agreements (or modify any collective bargaining agreements in effect as of the date hereof or subsequently approved by Administrative Agent) with employees at the Property without the prior written consent of Administrative Agent.

(w) Trade Names. Borrower shall not, and shall not cause or permit Mortgage Borrower or Hotel Lessee to, change the trade name or names under which Mortgage Borrower or Hotel Lessee operates the Property as of the Closing Date without Administrative Agent’s prior written consent.

(x) Hotel Budget. Borrower shall not cause or permit Mortgage Borrower or Hotel Lessee to approve (or otherwise cause to be in effect as between Mortgage Borrower or Hotel Lessee and Manager) any operating, capital, or other expense budget pursuant to the terms and conditions of the Management Agreement unless such budget is consistent in all material respects with the Approved Annual Operating Budget in effect pursuant to this Agreement.

VIII. INSURANCE; CASUALTY; CONDEMNATION; RESTORATION.

8.1 Insurance Requirements.

8.1.1 Coverage and Premiums. Borrower shall cause Mortgage Borrower and/or Hotel Lessee to obtain and maintain, or cause to be maintained, insurance for Mortgage Borrower, Hotel Lessee and the Property satisfying the requirements of Article VIII of the Mortgage Loan Agreement.

8.1.2 Policies. All insurance provided for in Section 8.1.1 of the Mortgage Loan Agreement shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Administrative Agent as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P, or “A3” or better by Moody’s, or “A-X” or better by A.M. Best (but in such case only to the extent that such Rating Agency rates the applicable insurer) or such other insurance company as may be reasonably acceptable to Administrative Agent. Notwithstanding the foregoing, Administrative Agent shall accept James River Insurance Company, rated “A-:XI” by A.M. Best as the insurer for the general liability Policy, provided that the rating of such insurer is not withdrawn or downgraded below the date hereof. The Policies described in Section 8.1.1(a), (c), (d) and (f) of the Mortgage Loan Agreement (other than those strictly limited to liability protection) shall designate Administrative Agent as a loss payee, subject to the rights of Mortgage Administrative Agent and Mortgage Lender under the Mortgage Loan Documents. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Administrative Agent. Complete copies of the Policies shall be submitted to Administrative Agent upon written request; provided that if such Policies have not been issued by the insurers, Borrower shall request and diligently pursue such Policies and submit to Administrative Agent the Policies upon issuance.

8.1.3 Blanket Policy. Except with respect to the insurance coverage required in Section 8.1.1(d) of the Mortgage Loan Agreement, Borrower, Hotel Lessee or Mortgage Borrower shall be permitted to obtain the Policies required under the Mortgage Loan Agreement under a “blanket” insurance Policy in compliance with the provisions of Section 8.1.3 of the Mortgage Loan Agreement.

8.1.4 Insureds. All Policies provided for or contemplated by Section 8.1.1 of the Mortgage Loan Agreement shall name Mortgage Borrower and/or Hotel Lessee as a named insured and, in the case of liability coverages (except for the Policies referenced in Section 8.1.1(e) and (h) of the Mortgage Loan Agreement), and shall name Administrative Agent as an additional insured, as its interests may appear.

8.1.5 No Cancellation. All Policies provided for in Section 8.1.1 of the Mortgage Loan Agreement shall: (i) provide that no act or negligence of Mortgage Borrower or Hotel Lessee, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned; (ii) provide that the Policies shall not be canceled without at least thirty (30) days’ notice to Administrative Agent, except ten (10) days’ notice for non-payment of premium; (iii) provide that the issuers thereof shall give notice to Administrative Agent if the issuers of such Policies elects not to renew ten (10) days prior to its expiration; and (iv) not contain provisions that would make Administrative Agent liable for any Insurance Premiums thereon or subject to any assessments thereunder except to the extent provided by the standard New York mortgage clause.

8.1.6 Right to Cure. If at any time Administrative Agent is not in receipt of written evidence that all Policies are in full force and effect, Administrative Agent shall have the right, without prior notice to Borrower, to take such action as Administrative Agent deems necessary to protect its interest in the Property, including the obtaining of such insurance coverages as are required pursuant to Section 8.1 of the Mortgage Loan Agreement (provided that Administrative Agent shall have first consulted with Mortgage Administrative Agent and received written confirmation from Mortgage Administrative Agent that it has elected not to procure such insurance); and if such action is taken, Administrative Agent shall promptly deliver written notice of same to Borrower. All premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and, until paid, shall be secured by the Pledge Agreement and shall bear interest at the Default Rate. If Borrower, Hotel Lessee or Mortgage Borrower thereafter obtains such Policies acquired by Administrative Agent, Borrower may give notice of same and upon Administrative Agent’s reasonable determination that such Policies acquired by Borrower, Hotel Lessee or Mortgage Borrower meet the terms of this Agreement, Administrative Agent shall cause the Policies it acquired to be terminated and shall deposit any refunded premiums into the Insurance Reserve Account. Borrower shall promptly forward to Administrative Agent a copy of each written notice received by Borrower, Hotel Lessee or Mortgage Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

8.2 Condemnation and Insurance Proceeds.

8.2.1 Notification. Borrower shall promptly notify Administrative Agent in writing upon obtaining knowledge of (a) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (b) the occurrence of any Casualty to the Property or any portion thereof. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such Casualty or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.

8.2.2 Proceeds. Subject to Mortgage Administrative Agent’s rights under Section 8.2 of the Mortgage Loan Agreement, in the event of any Casualty or any Taking, Borrower’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the Closing Date) and payments which Borrower may receive or to which Borrower may become entitled with respect to the Property or any part thereof other than payments received in connection with any liability or loss of rental value or business interruption insurance (collectively, “Proceeds”), in connection with any such Taking of, or Casualty to, the Property or any part thereof are hereby assigned by Borrower to Administrative Agent and, except as otherwise herein provided, shall be paid to Administrative Agent, subject to Mortgage Borrower’s and Hotel Lessee’s obligation to deposit such amounts with Mortgage Administrative Agent pursuant to Section 8.2 of the Mortgage Loan Agreement. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Proceeds as herein provided and Mortgage Borrower’s and Hotel Lessee’s right to receive direct payment of any Proceeds as provided in Section 8.2 of the Mortgage Loan Agreement, shall cause the same to be paid directly to Administrative Agent to be held and applied in accordance with the provisions of this Agreement, subject to Mortgage Borrower’s and Hotel Lessee’s obligation to deposit such amounts with Mortgage Administrative Agent pursuant to Section 8.2 of the Mortgage Loan Agreement. Except upon the occurrence and during the continuance of a monetary Default or an Event of Default, Borrower may, or may cause Mortgage Borrower or Hotel Lessee to, settle any insurance claim with respect to Proceeds which does not exceed the Casualty Amount. Whether or not a monetary Default or an Event of Default shall have occurred and be continuing, Administrative Agent shall have the right to approve, such approval not to be unreasonably withheld, conditioned or delayed, any settlement which might result in any Proceeds in excess of the Casualty Amount and Borrower shall deliver or cause to be delivered to Administrative Agent all instruments reasonably requested by Administrative Agent to permit such approval. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses actually incurred by Administrative Agent (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within ten (10) Business Days after delivery of a written request for reimbursement by Administrative Agent, in connection with the settlement of any claim for Proceeds and seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 8.2, subject to Mortgage Administrative Agent’s rights under the Mortgage Loan Documents, such Proceeds shall, until the completion of the related Restoration, be held in trust for Administrative Agent, and shall be segregated from other funds of Borrower to be used to pay for the cost of the Restoration in accordance with the terms hereof and the Mortgage Loan Documents, and in the event such Proceeds exceed the Casualty Amount, such Proceeds shall be forthwith paid directly to and held by Mortgage Administrative Agent in accordance with the terms of the Mortgage Loan Agreement, or, if the Mortgage Loan is no longer outstanding, to and held by Administrative Agent in the proceeds reserve account established pursuant to Section 5.1.1(c) in trust for Borrower, Hotel Lessee and Mortgage Borrower, in each case to be applied or disbursed in accordance with this Section 8.2. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file and/or prosecute any insurance claim for a period of fifteen (15) Business Days following Borrower’s receipt of written notice from Administrative Agent, Borrower hereby irrevocably empowers Administrative Agent, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Administrative Agent and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Administrative Agent pursuant to this Section 8.2), in each case, subject to the rights of Mortgage Administrative Agent under the Mortgage Loan Documents. Notwithstanding anything to the contrary set forth in this Agreement, and excluding situations requiring prepayment of the Notes, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to the Property) do not exceed the Casualty Amount, such Proceeds are to be paid directly to Mortgage Borrower or Hotel Lessee as set forth in Section 8.2 of the Mortgage Loan Agreement or, if the Mortgage Loan is no longer outstanding, to Borrower to be applied to Restoration of the Property in accordance with the terms hereof.

8.2.3 Administrative Agent to Take Proceeds. Notwithstanding anything to the contrary contained herein, as long as the Mortgage Loan remains outstanding, all Proceeds shall be held, disbursed and applied as set forth in Section 8.2 of the Mortgage Loan Agreement. From and after such time that the Mortgage Loan is no longer outstanding and Proceeds are held by Administrative Agent and not Mortgage Administrative Agent, Administrative Agent agrees to make Proceeds actually received by Administrative Agent available to Borrower, Hotel Lessee and Mortgage Borrower for purposes of paying for the cost of Restoration in accordance with the provisions of this Section 8.2.3 and Sections 8.2.4 and 8.2.5 below; provided, however, if the Proceeds are less than the Casualty Amount, then such Proceeds (other than the proceeds of any business interruption insurance) will be disbursed to Borrower, Hotel Lessee or Mortgage Borrower in one payment for purposes of paying for the costs of Restoration (or, if no Restoration is feasible or necessary, for such purposes as Borrower shall determine:

(a) no Event of Default shall have occurred and be continuing;

(b) solely with respect to a Casualty for which the Proceeds received by Mortgage Borrower or Hotel Lessee are insurance proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property shall have been damaged, destroyed or rendered unusable as a result of such Casualty;

(c) if the Proceeds are condemnation proceeds, less than ten percent (10%) of the land constituting the Property is taken, such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land or is being taken;

(d) the Hotel Management Agreement shall either remain in full force or, if terminated, shall have been replaced with a replacement Hotel Management Agreement in accordance with the terms of this Agreement;

(e) Administrative Agent shall have determined, in its reasonable judgment, that the proceeds of any applicable business interruption insurance (together with any projected revenues and any additional funds on deposit, or to be deposited, with Administrative Agent, other funds of Borrower and any remaining Advances and Mortgage Advances allocated for such purposes) are sufficient to pay all (i) Aggregate Debt Service coming due under the Loan Documents and the Mortgage Loan Documents through the end of the Restoration, and (ii) Operating Expenses through the end of the Restoration, unless Borrower or Mortgage Borrower deposits into the Cash Management Account any such shortfall;

(f) Administrative Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (i) three (3) months prior to the Maturity Date, (ii) such time as may be required under applicable Legal Requirements, and (iii) the expiration of any business interruption insurance coverage required hereunder, unless Borrower or Mortgage Borrower deposits into the Cash Management Account any such shortfall;

(g) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements in all material respects;

(h) such Casualty or Taking, as the case may be, does not result in the loss of access to the Property or the related Improvements;

(i) the Debt Yield, after giving effect to the Restoration, shall be equal to or greater than the Debt Yield in effect immediately prior to the applicable Casualty or Taking; provided, however, that Borrower shall have the right to satisfy the foregoing requirement by depositing collateral with Administrative Agent in the form of Cash or a Letter of Credit in an amount which, if it were applied to prepay the Loan, would reduce the Loan Amount to an amount which satisfies the foregoing requirement;

(j) the Loan-to-Value Ratio, after giving effect to the Restoration, shall be equal to or less than the Loan-to-Value Ratio in effect immediately prior to the applicable Casualty or Taking; provided, however, that Borrower shall have the right to satisfy the foregoing requirement by depositing collateral with Administrative Agent in the form of Cash or a Letter of Credit in an amount which, if it were applied to prepay the Loan, would reduce the Loan Amount to an amount which satisfies the foregoing requirement;

(k) Borrower shall deliver to Administrative Agent for Administrative Agent’s reasonable approval a reasonably detailed budget certified by Mortgage Borrower’s or Hotel Lessee’s architect or engineer to accurately describe the entire projected cost of completing the Restoration; and

(l) the Proceeds, together with any cash or cash equivalent deposited by Borrower or Mortgage Borrower with Administrative Agent, are sufficient in Administrative Agent’s reasonable discretion to cover the cost of Restoration.

Any Proceeds not made available to Borrower, Hotel Lessee or Mortgage Borrower for Restoration due to the foregoing conditions not being satisfied, shall be paid over to Administrative Agent (if not paid directly to Administrative Agent) and any Proceeds remaining after reimbursement of Administrative Agent’s or its Administrative Agent’s reasonable out-of-pocket costs and expenses actually incurred in connection with recovery of any such Proceeds (including reasonable out-of-pocket administrative costs and inspection fees) shall be applied by Administrative Agent to prepay the Mortgage Notes in accordance with the provisions of the Mortgage Loan Agreement, and the balance, if any shall be paid to the Administrative Agent for the benefit of Lenders (without any prepayment fee, premium, penalty or Minimum Multiple), or if the Loan shall no longer be outstanding or if there is a balance after such application, shall be paid to Borrower. In addition to the foregoing, if the Proceeds from a Casualty or Taking exceed the Casualty Amount and Administrative Agent elects to apply such Proceeds to prepay the Notes in accordance with the foregoing sentence, then Borrower shall have the right, within ninety (90) days following the date that Administrative Agent applies such Proceeds, to prepay the Loan in full without payment of any prepayment fee, penalty or premium (including any Minimum Multiple) that would otherwise be applicable to such prepayment.

8.2.4 Mortgage Borrower or Hotel Lessee to Restore.

(a) As long as the Mortgage Loan remains outstanding, Borrower shall cause Mortgage Borrower and Hotel Lessee to comply with the terms and conditions of Section 8.2.4(a) of the Mortgage Loan Agreement. If the Mortgage Loan is no longer outstanding and if Proceeds are made available to Borrower, Hotel Lessee or Mortgage Borrower by Administrative Agent in accordance with the terms of this Agreement if Administrative Agent is required to make Proceeds available to Borrower, Hotel Lessee or Mortgage Borrower pursuant to the terms of this Agreement, promptly after the occurrence of any damage or destruction to all or any portion of the Property or a Taking of a portion of the Property, Borrower shall commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delays, the repair, restoration and rebuilding of the Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are sometimes hereinafter collectively referred to as the “Restoration”). The plans and specifications for the Restoration shall require that the Restoration be done, and Borrower shall cause Mortgage Borrower or Hotel Lessee to cause the work to be done, in a commercially reasonable manner substantially similar or better to the quality and character prior to the damage or destruction (provided, however, that in the case of a partial Taking, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to cause Mortgage Borrower or Hotel Lessee to restore the Property to the precise condition of the Property prior to any partial Taking of, or Casualty to, the Property, if the Restoration actually performed, if any, or failed to be performed, shall have no Material Adverse Effect on the value of the Property from the value that the Property would have had if the same had been restored to its condition immediately prior to such Taking or Casualty (after taking into account the consequences of the partial Taking). Subject to Borrower’s right to prepay the Loan in full, in the event of a Casualty or a partial Taking affecting the Property, Borrower shall be obligated to cause Mortgage Borrower or Hotel Lessee to restore the Property in accordance with the provisions of this Section 8.2 whether or not the Proceeds shall be sufficient, provided that the Proceeds shall be made available to Borrower, Hotel Lessee or Mortgage Borrower by Administrative Agent in accordance with this Agreement or by Mortgage Administrative Agent to Mortgage Borrower or Hotel Lessee in accordance with the Mortgage Loan Agreement, as applicable.

(b) As long as the Mortgage Loan remains outstanding, all Proceeds shall be held, disbursed and applied as set forth in Section 8.2.4(b) of the Mortgage Loan Agreement. If the Mortgage Loan is no longer outstanding and if Proceeds are not required to be applied toward payment of the Debt pursuant to the terms hereof, then Administrative Agent shall make the Proceeds which it is holding pursuant to the terms hereof (after deduction of any reasonable out-of-pocket expenses actually incurred by Administrative Agent in connection with the collection thereof and, to the extent the same are not paid within ten (10) Business Days after written request for reimbursement by Administrative Agent, after deduction of an amount equal to interest on such reimbursement amounts at the Default Rate from the date advanced through the date of reimbursement) available to Borrower, Hotel Lessee or Mortgage Borrower for payment of or reimbursement of Mortgage Borrower’s or Hotel Lessee’s expenses incurred with respect to the Restoration, upon the terms and subject to the conditions set forth in paragraphs (i), (ii) and (iii) below and in Section 8.2.5:

(i) at the time of loss or damage or at any time thereafter while Borrower, Hotel Lessee or Mortgage Borrower is holding any portion of the Proceeds, there shall be no continuing monetary Default or Event of Default;

(ii) each of Administrative Agent and an Independent Architect shall have reasonably approved the plans and specifications for the Restoration and any change orders in connection with such plans and specifications; and

(iii) Administrative Agent shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the Restoration accompanied by Independent Architect’s certification as to such costs and the appropriate plans and specifications for the Restoration. Upon Administrative Agent’s reasonable approval of said costs and any modifications to such plans and specifications, as the case may be, Borrower shall cause Mortgage Borrower or Hotel Lessee to restore all Improvements such that when they are materially restored and/or repaired, such Improvements and their contemplated use comply in all material respects with all applicable Legal Requirements, including zoning, environmental and building laws, codes, ordinances and regulations.

8.2.5 Disbursement of Proceeds.

(a) As long as the Mortgage Loan remains outstanding, all Proceeds shall be held, disbursed and applied as set forth in Section 8.2.5(a) of the Mortgage Loan Agreement. If the Mortgage Loan is no longer outstanding, subject to the introductory paragraph proviso of Section 8.2.3, disbursements of the Proceeds to Borrower, Hotel Lessee or Mortgage Borrower hereunder shall be made from time to time (but not more frequently than once in any month) by Administrative Agent but only for as long as no monetary Default or Event of Default shall have occurred and be continuing, as the Restoration progresses upon receipt by Administrative Agent of (i) an Officer’s Certificate dated not more than ten (10) Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the Restoration performed that is the subject of such request, the parties that performed such Restoration and the actual cost thereof, and also certifying that such Restoration and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) evidence reasonably satisfactory to Administrative Agent that (A) all materials installed and work and labor performed in connection with such Restoration that was the subject of the prior disbursement of Proceeds have been paid for in full or will be paid upon receipt of such disbursement, and (B) there exists no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by State law as a condition to the payment of a contractor) or any Liens, other than Permitted Encumbrances, on the Property arising out of the Restoration which, subject to Borrower’s, Hotel Lessee’s and Mortgage Borrower’s right of contest set forth in Section 9.3, have not been either fully bonded to the reasonable satisfaction of Administrative Agent and discharged of record, and (iii) an Independent Architect’s certificate certifying performance of the Restoration together with an estimate of the cost to complete the Restoration. No payment made prior to the final completion of the Restoration, as certified by the Independent Architect, except for payment made to contractors whose Restoration shall have been fully completed and from which final lien waivers have been received, shall exceed ninety percent (90%) of the value of the Restoration performed and materials furnished and incorporated into the Improvements from time to time, and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 8.2.4(b) above, shall be at least sufficient to pay for the estimated cost of completion of the Restoration. Final payment of all Proceeds remaining with Administrative Agent shall be made upon receipt by Administrative Agent of a certification by the Independent Architect, as to the completion of the Restoration substantially in accordance with the plans and specifications approved by Administrative Agent, final lien releases, and delivery of a temporary or permanent certificate of occupancy with respect to the Restoration, or, if not applicable, an Officer’s Certificate to the effect that a certificate of occupancy is not required.

(b) As long as the Mortgage Loan remains outstanding, all Proceeds shall be held, disbursed and applied as set forth in Section 8.2.5(b) of the Mortgage Loan Agreement. If the Mortgage Loan is no longer outstanding, after the Restoration is completed and all costs of completion have been paid, there are excess Proceeds, Administrative Agent shall apply such excess Proceeds with respect to the Taking of or Casualty to the Property to the payment or prepayment of all or any portion of the Debt in accordance with Section 2.11.2 of this Agreement without penalty or premium and any balance thereof shall be disbursed to Borrower.

IX. IMPOSITIONS, LIENS AND OTHER ITEMS.

9.1 Borrower to Pay Impositions.

(a) Borrower shall cause Mortgage Borrower and Hotel Lessee to pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. If at any time Administrative Agent reasonably determines, based on applicable Legal Requirements, that any applicable mortgage recording taxes (or payments in lieu thereof) have not been paid with respect to the Property, Borrower agrees that Borrower shall, on demand, cause Mortgage Borrower or Hotel Lessee to pay any such additional mortgage recording taxes. Borrower will deliver to Administrative Agent receipts for payment or other evidence reasonably satisfactory to Administrative Agent that the Impositions have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Impositions would otherwise be delinquent if not paid. Notwithstanding the foregoing, Borrower’s obligation to cause Mortgage Borrower and Hotel Lessee to directly pay Impositions for which Administrative Agent or Mortgage Administrative Agent is reserving funds pursuant to Section 17.1 hereof or Section 17.1 of the Mortgage Loan Agreement (and to provide evidence of the same) shall be suspended for as long as Borrower, Hotel Lessee or Mortgage Borrower complies with the terms and provisions of Section 17.1 hereof or Section 17.1 of the Mortgage Loan Agreement, as applicable. Nothing contained in this Agreement or any other Loan Document shall be construed to require Administrative Agent to pay any tax, assessment, levy or charge imposed on Borrower in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

(b) Nothing contained in this Agreement shall be deemed to require Borrower, Hotel Lessee or Mortgage Borrower to pay any amount, as long as Borrower, Hotel Lessee or Mortgage Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof in accordance with Section 9.3. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this Section 9.1(b) or under Section 9.3 to enter into a note or other instrument for borrowed money.

9.2 No Liens. Subject to its right of contest set forth in Section 9.3, Borrower shall cause Mortgage Borrower and Hotel Lessee to at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from Administrative Agent, the lienor or any other Person) thereof. Upon the occurrence of an Event of Default with respect to its obligations as set forth in this Article IX, Administrative Agent may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Administrative Agent on demand for all such advances pursuant to Section 20.12 (together with interest thereon at the Default Rate).

9.3 Contest. Borrower, at its own expense, may, or may cause Mortgage Borrower or Hotel Lessee to, contest (after prior written notice to Administrative Agent) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Impositions, any Liens imposed on the Property, and the application of any Legal Requirement, provided that:

(a) no Event of Default shall exist and be continuing hereunder;

(b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument and any applicable Legal Requirements to which Borrower, Mortgage Borrower, Hotel Lessee or the Property is subject;

(c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost;

(d) Borrower shall keep Administrative Agent informed of the status of such contest at reasonable intervals;

(e) if Borrower, Hotel Lessee or Mortgage Borrower is not providing security as provided in clause (g) below or in accordance with the Mortgage Loan Agreement, adequate reserves with respect thereto are maintained on Borrower’s, Hotel Lessee’s or Mortgage Borrower’s books (as determined by an Independent Accountant);

(f) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded; provided, however, that with respect to any Lien filed by any Contractor in respect of work or services performed or materials supplied to the Property, the same shall be required to be discharged of record (whether by bonding, payment or otherwise) regardless of amount within forty-five (45) days from the date such Lien first encumbers the Property; and

(g) in the case of Impositions and Liens which are not bonded (other than those required to be discharged of record pursuant to subclause (f) hereof or which have been paid in full), during such contest, (i) if the Mortgage Loan remains outstanding. Borrower shall cause Mortgage Borrower or Hotel Lessee to deposit with or deliver to Mortgage Administrative Agent, and (ii) if the Mortgage Loan is no longer outstanding, Borrower, Hotel Lessee or Mortgage Borrower shall deposit with or deliver to Administrative Agent either Cash and Cash Equivalents or Letter(s) of Credit in an amount equal to one hundred twenty-five percent (125%) of (i) the amount of Borrower’s obligations being contested plus (ii) any additional interest, charge, or penalty arising from such contest.

Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower, Hotel Lessee or Mortgage Borrower promptly shall comply with any contested Legal Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Administrative Agent’s reasonable judgment, in imminent danger of being forfeited or lost or Administrative Agent is likely to be subject to civil or criminal damages as a result thereof (and Administrative Agent shall make any deposit held by it in connection therewith available for such compliance by Borrower and Mortgage Borrower). Borrower shall, or shall cause Mortgage Borrower or Hotel Lessee, as applicable, to, promptly upon final determination thereof pay the amount of any such Impositions, or Lien, together with all costs, interest and penalties which may be payable in connection therewith, and comply with any such contested Legal Requirement.

X. TRANSFERS.

10.1 Reliance by Administrative Agent and Lenders. Borrower acknowledges that Administrative Agent and the Lenders have examined and relied on the experience of Borrower and its members and principals in owing the Collateral, and the expertise of Mortgage Borrower and certain of its members and principals in owning, leasing, developing, constructing and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s owning the Collateral and Mortgage Borrower’s owning, leasing, development and construction of the Property as a means of maintaining the value of the Collateral and the Property as security for repayment of the Debt and the performance of the Obligations under the Loan Documents. Borrower acknowledges that Administrative Agent and the Lenders have a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Obligations, Administrative Agent on behalf of the Lenders can recover the Debt by a sale of the Collateral.

10.2 No Transfers. Except for Permitted Transfers, without the prior written consent of Administrative Agent, Borrower shall not, and shall not permit to occur, any (a) Transfer of (i) the Property or the Collateral, any part thereof, or any legal or beneficial interest therein, or (ii) any direct or indirect Equity Interest in Borrower, Mortgage Borrower, Hotel Lessee or Guarantor, or (b) change of Control of Borrower, Mortgage Borrower, Hotel Lessee or Guarantor which would result in the Control Requirement not being satisfied. Administrative Agent shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Administrative Agent’s consent in violation of this Article X that constitutes an Event of Default. The provisions of this Section 10.2 shall apply to every such Transfer (other than a Permitted Transfer) regardless of whether voluntary or not, or whether or not Administrative Agent has consented to any previous such Transfer.

10.3 Permitted Transfers.

(a) Notwithstanding the foregoing provisions of Section 10.2 or anything else to the contrary contained in this Agreement, the following Transfers (each, a “Permitted Transfer” and, collectively, the “Permitted Transfers”) shall be permitted without Administrative Agent’s prior written consent thereto, but shall be subject to the satisfaction of the terms and conditions precedent set forth below:

(i) The acquisition of the Property (or any portion thereof) by any Person in connection with the exercise of remedies by Mortgage Administrative Agent or Mortgage Lenders under the Mortgage Loan Documents;

(ii) (A) The pledge by Borrower of its direct Equity Interest in Mortgage Borrower to Administrative Agent pursuant to the Loan Documents; and (B) the acquisition of such Equity Interests by any Person in connection with the exercise by Administrative Agent or any Lender of remedies under the Loan Documents in accordance with the terms of the Intercreditor Agreement;

(iii) [Intentionally Omitted];

(iv) Leases entered into in accordance with the terms and conditions of the Loan Documents and the Mortgage Loan Documents;

(v) Transfers that occur upon the death or incapacity of a natural person that was the holder of such interest by will or devise, or by operation of law to a member of the immediate family of such interest holder or a trust (or other entity) or family conservatorship established for the benefit of such immediate family member; and

(vi) Transfers (but not pledges, collateral assignments, hypothecations, or encumbrances) (A) of up to forty-nine percent (49%) (in the aggregate) of the direct or indirect Equity Interests in Borrower, Hotel Lessee or Mortgage Borrower (excluding managing member and general partner interests, if applicable) to one or more Persons who did not own direct or indirect Equity Interests in Borrower, Hotel Lessee or Mortgage Borrower as of the Closing Date; (B) for bona fide estate planning purposes to any trust or trusts for the benefit of any one or more of the foregoing persons described in this clause (v); (C) necessary for compliance with ERISA; (D) of direct or indirect Equity Interests in Borrower, Hotel Lessee or Mortgage Borrower to and among Persons owning direct or indirect Equity Interests in Borrower, Hotel Lessee or Mortgage Borrower as of the Closing Date; (E) of preferred interests in any real estate investment trust owning a direct or indirect interest in Borrower, Hotel Lessee or Mortgage Borrower required in order to maintain such Person’s status as a real estate investment trust; or (F) of non-controlling limited partnership or membership interests in an investment fund.

(b) Any Transfer (other than a Permitted Transfer described in Section 10.3(a)(ii)(B) above) that would cause a transferee (together with its Affiliates) who did not previously own 20% or more of the indirect Equity Interests in Borrower, Hotel Lessee or Mortgage Borrower to own twenty percent (20%) or more of the indirect Equity Interests in Borrower, Hotel Lessee or Mortgage Borrower shall be subject to Administrative Agent’s customary “Know Your Customer” searches and requirements (including credit history check, litigation, bankruptcy, judgment and other customary searches, which searches shall be satisfactory to Administrative Agent in its reasonable discretion).

(c) With respect to the applicable Permitted Transfers described in Section 10.3(a) above, the following conditions must also be satisfied:

(A) no Event of Default shall then exist and be continuing;

(B) subsequent to each such Transfer, the following conditions have been satisfied: (a) the Control Requirement shall be satisfied, and (b) any transferee shall satisfy each Lenders’ Patriot Act/Know-Your Customer compliance requirements;

(C) each SPE Entity will continue to be a Single Purpose Entity, Borrower will continue to own one hundred percent (100%) of the direct Equity Interests in Mortgage Borrower (except as otherwise set forth in Section 10.3(a)(ii)), Mortgage Borrower will continue to own one hundred percent (100%) of the direct Equity Interests in Hotel Lessee, and such Transfer will not result in the termination or dissolution of Borrower, Hotel Lessee or Mortgage Borrower, by operation of law or otherwise;

(D) Borrower shall have reimbursed Administrative Agent for all reasonable, out-of-pocket expenses (including reasonable attorneys’ fees and expenses) actually incurred by Administrative Agent in connection with such Transfer;

(E) upon request from Administrative Agent, Borrower shall promptly provide Administrative Agent with a revised version of the organizational chart delivered to Administrative Agent in connection with the closing of the Loan to the extent necessary to reflect changes thereto;

(F) if notice to Administrative Agent is not otherwise required pursuant to separate provisions under this Agreement, Borrower shall give Administrative Agent written notice of such Transfer together with an Officer’s Certificate certifying that the requirements of this Section 10.3 have been satisfied, not less than ten (10) Business Days prior to the date of such Transfer; provided, however, that the foregoing requirement shall not apply to any Transfer described in clause (iv) of Section 10.3(a) above; provided, further, that if Borrower fails to so notify Administrative Agent of any such Transfer, such failure may be remedied by Borrower by providing Administrative Agent with written notice of such Transfer and such other materials required pursuant to this subclause (F) promptly upon notice of such failure from Administrative Agent.

XI. INTEREST RATE CAP AGREEMENT.

11.1 Interest Rate Cap Agreement. Borrower shall, within thirty (30) days after the occurrence of a Springing LIBOR Event, (a) obtain an Interest Rate Cap Agreement with a term continuing for the remaining Term until the Initial Maturity Date, with an Approved Counterparty and having a strike rate (the “Strike Price”) equal to (or, at Borrower’s option, lower than) two percent (2.0%), and (b) collaterally assign to Administrative Agent, for the benefit of the Lenders, pursuant to an Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under such Interest Rate Cap Agreement. Upon the occurrence of an Alternative Rate Trigger, Borrower shall, within ten (10) Business Days after conversion of all or a portion of the Loan to an Alternative Rate Loan: (i) provide an Interest Rate Cap Agreement which has the effect of capping the Alternative Rate Index rate at a strike price equal to the no greater than the Alternative Rate Strike Price; and (ii) collaterally assign to Administrative Agent, for the benefit of the Lenders, pursuant to an Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under such Interest Rate Cap Agreement. Notwithstanding the foregoing, if the Alternative Rate Index is not publicly recognized by ISDA as an alternative to LIBOR (or any other then-applicable Rate Index) and/or ISDA has not approved an amendment to hedge agreements generally providing such Alternative Rate Index as a standard alternative to LIBOR (or any other then-applicable Rate Index), Borrower shall purchase such other hedging product as reasonably determined by Administrative Agent or, in the event such product is not commercially available, Borrower and Administrative Agent shall cooperate to find a mutually agreeable alternative to an Interest Rate Cap Agreement that would afford the applicable Lender(s) substantially equivalent protection from increases in the interest rate.

11.2 Pledge. As security for the full and punctual payment and performance of the Debt when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Administrative Agent and hereby grants to Administrative Agent a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrower in and to (a) any Interest Rate Cap Agreement; (b) all payments, distributions, disbursements or proceeds due or to become due to Borrower in respect of any Interest Rate Cap Agreement or arising out of any Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (c) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of any Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing.

11.3 Covenants.

(a) Borrower shall comply with all of its obligations under the terms and provisions of any Interest Rate Cap Agreement. All amounts paid by the Counterparty under any Interest Rate Cap Agreement to Borrower or Administrative Agent shall be deposited immediately into an account designated by Administrative Agent in a written notice to the Counterparty and shall constitute collateral for the Debt which Borrower hereby irrevocably authorizes Administrative Agent to be applied by Administrative Agent to pay interest then due and payable under the Loan. Subject to terms hereof, provided that no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, any Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Administrative Agent to enforce Administrative Agent’s rights under any Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b) Borrower shall defend Administrative Agent’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below “A-” by S&P or Fitch (if Fitch rates such counterparty) or “A3” by Moody’s, or in the event of any default by the Approved Counterparty under an Interest Rate Cap Agreement, Borrower shall replace the applicable Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement within ten (10) Business Days of notice of such downgrade, withdrawal, qualification or default from Administrative Agent.

(d) If Borrower fails to purchase, maintain and deliver to Administrative Agent an Interest Rate Cap Agreement as and when required hereunder, Administrative Agent may purchase the Interest Rate Cap Agreement and the actual cost incurred by Administrative Agent in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is paid by Borrower to Administrative Agent.

(e) Borrower shall not sell, assign, or otherwise dispose of, or encumber, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, encumbrance, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Administrative Agent, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f) Borrower shall not (i) without the prior written consent of Administrative Agent, modify, amend or supplement the terms of any Interest Rate Cap Agreement, (ii) without the prior written consent of Administrative Agent, except in accordance with the terms of the applicable Interest Rate Cap Agreement, cause the termination of any Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Administrative Agent, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to an Interest Rate Cap Agreement) under any Interest Rate Cap Agreement, (iv) without the prior written consent of Administrative Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to an Interest Rate Cap Agreement), which, without such consent or agreement, would constitute a default under the applicable Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under any Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under any Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to an Interest Rate Cap Agreement), to payment, and (vii) fail to give prompt notice to Administrative Agent of any notice of default given by or to Borrower under or with respect to any Interest Rate Cap Agreement, together with a complete copy of such notice.

(g) In connection with any Interest Rate Cap Agreement, upon written request from Administrative Agent, Borrower shall obtain and deliver to Administrative Agent, within ten (10) days of the issuance date of the Interest Rate Cap Agreement, a legal opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Administrative Agent and its successors and assigns may rely (the “Counterparty Opinion”) which shall provide, in relevant part, that:

(i) the Counterparty and, if applicable, any guarantor of the Counterparty’s obligations, are each duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement, the Acknowledgment and any guaranty of the Interest Rate Cap;

(ii) the execution and delivery of the Interest Rate Cap Agreement and the Acknowledgment by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, the Acknowledgment and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, the Acknowledgment and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

In addition, the Counterparty Opinion shall contain opinions on such other matters relating to the Interest Rate Cap Agreement and the Acknowledgment as are customary and as Administrative Agent shall reasonably require.

XII. MAINTENANCE OF PROPERTY

12.1 Maintenance of Property. Borrower shall cause Mortgage Borrower and Hotel Lessee to keep and maintain, or cause to be kept and maintained, the Property and every part thereof it owns or controls in reasonably good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by Casualty or Takings, shall not permit or commit any waste, impairment, or deterioration of any portion of the Property in any material respect. Borrower further covenants to cause Mortgage Borrower and Hotel Lessee to do or cause to be done all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. Borrower shall not cause or permit Mortgage Borrower or Hotel Lessee to remove or demolish any Improvement on the Property, except as the same may be necessary in connection with (i) the Project, (ii) an Alteration, (iii) a Restoration in connection with a Taking or Casualty, (iv) activities of operating the Property in the ordinary course or (v) as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.

12.2 Conditions to Alterations. Other than as provided herein with respect to the Improvements, and provided that no Event of Default shall have occurred and be continuing hereunder, Borrower shall have the right to cause Mortgage Borrower or Hotel Lessee to undertake any alteration, improvement, demolition or removal of the Property or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) as long as (a) such Alteration is undertaken in compliance with all applicable Legal Requirements and otherwise in accordance with the applicable provisions of the Loan Documents, the Mortgage Loan Documents and each Management Agreement, (b) any Material Alteration shall be conducted under the supervision of an Independent Architect and, in connection with any Material Alteration, Borrower shall deliver to Administrative Agent, for approval by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, reasonably detailed plans and specifications and cost estimates therefor, prepared by such Independent Architect, and (c) in the case of any Material Alteration, Administrative Agent shall have given its written consent thereto prior to the commencement thereof (which consent Administrative Agent agrees not to unreasonably withhold, condition or delay, but which may be subject to Administrative Agent’s customary conditions with respect to Alterations (including for example, evidence of required insurance coverage, reimbursement of Administrative Agent’s out-of-pocket review costs and compliance with applicable law)). Such plans and specifications may be revised at any time and from time to time by such Independent Architect, provided that, in the case of any Material Alteration, material revisions of such plans and specifications are approved by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner. All materials used in connection with any Alteration, unless otherwise approved by Administrative Agent, shall not be less than the standard of quality of the materials used at the Property and all materials used shall be in compliance with all applicable Legal Requirements and Insurance Requirements.

XIII. BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION.

13.1 Books and Records. Borrower shall keep and maintain books and records separate from any other Person in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Notes, the Property, and the business and affairs of Borrower, Hotel Lessee and Mortgage Borrower relating to the Property, which shall reflect, on a Fiscal Year basis, all items of income and expense in connection with the operation on an individual basis of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Administrative Agent and its authorized representatives shall have the right at reasonable times on a Business Day and upon reasonable notice to examine the books and records of Borrower, Hotel Lessee and Mortgage Borrower relating to the operation of the Property and to make such copies or extracts thereof as Administrative Agent may reasonably require. Borrower shall pay any reasonable, out-of-pocket costs and expenses actually incurred by Administrative Agent to examine Borrower’s, Hotel Lessee’s and Mortgage Borrower’s accounting records with respect to the Property, as Administrative Agent shall determine to be necessary or appropriate in the protection of Administrative Agent’s and Lenders’ interests under the Loan Documents. Upon Administrative Agent’s reasonable request, Borrower shall, and shall cause Mortgage Borrower and Hotel Lessee to, provide such other information necessary and sufficient to fairly represent the financial condition of Borrower, Hotel Lessee, Mortgage Borrower and the Property.

13.2 Reporting.

13.2.1 Annual Reports. Within one hundred twenty (120)  days following the end of each calendar year (beginning with fiscal year 2021), Borrower shall provide or cause to be provided to Administrative Agent the following: (a) a complete copy of Borrower’s, Hotel Lessee’s and Mortgage Borrower’s annual financial statements setting forth the financial condition of Borrower, Hotel Lessee and Mortgage Borrower, which shall be audited by an Independent Accountant or other Independent certified public accountant reasonably acceptable to Administrative Agent (including an unqualified opinion) in accordance with GAAP (or such other accounting basis acceptable to Administrative Agent and consistently applied), and (b) an Officer’s Certificate from Borrower certifying that such annual financial statements are true and correct in all material respects and fairly present the financial condition of Borrower, Hotel Lessee and Mortgage Borrower. Borrower shall deliver Administrative Agent copies of all federal income tax returns filed by Borrower, Hotel Lessee and Mortgage Borrower within forty-five (45) days after the filing thereof.

13.2.2 Quarterly and Monthly Reports. Borrower shall provide or cause to be provided to Administrative Agent, reported separately as indicated below:

(a) Quarterly Reporting. Within forty five (45) days following the end of each calendar quarter (i) quarterly and year-to-date operating statements prepared for each prior quarter, noting Net Operating Income, Operating Income (and any other revenues not already included therein, including all accounts receivables, bad debts and collections), Operating Expenses, and Capital Expenditures (and, upon Administrative Agent’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such prior quarter), and containing a comparison of budgeted income and expenses and the actual income and expenses, together with a detailed explanation of any variances of five percent (5%) or more, all in form satisfactory to Administrative Agent; (ii) a copy of the quarterly statements for the Collection Account and the Cash Management Account; and (iii) a certified rent roll as of the end of the prior calendar quarter; and (iv) an Officer’s Certificate certifying (A) that such statements are true and correct in all material respects and fairly present the financial condition and the results of operations of Mortgage Borrower, Hotel Lessee and the Property (subject to normal year-end adjustments), and (B) whether any Events of Default then exist (and if so, the nature thereof, the period of time it has existed, and the action then being taken to remedy the same).

(b) Monthly Reporting. Not later than twenty (20) days following the end of each calendar month during the Term, Borrower shall deliver to Administrative Agent:

(i) unaudited financial statements, internally prepared in accordance with GAAP including a balance sheet as of the end of such calendar month and a statement of revenues and expenses for such calendar month and for the year to date. Such statements for such calendar month shall be accompanied by an Officer’s Certificate certifying that such statements fairly represent the financial condition and results of operations of Mortgage Borrower and Hotel Lessee in all material respects. Such financial statements shall contain such other information as shall be reasonably requested by Administrative Agent for purposes of calculations to be made by Administrative Agent pursuant to the terms hereof;

(ii) a rent roll for the Property, dated as of the last month of such fiscal quarter, showing the current annualized rent for the Property (as of the date of such rent roll), and the expiration date of each Lease. Such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date;

(iii) a schedule of receivables, bad debts and collections;

(iv) a schedule of any Leases entered into during the calendar month; and

(v) with respect to the Hotel Unit, a report of occupancy for the subject month (including, without limitation, the occupancy rates, average daily room rates and room revenues for such month, a STAR benchmarking report, and, upon Administrative Agent’s request, such other information necessary and sufficient to fairly represent in all material respects the financial position and results of operation of the Hotel Unit during such calendar month.

13.3 Management Agreements; Development Management Agreement. Borrower shall deliver to Administrative Agent, within ten (10) Business Days of the receipt thereof by Borrower, Hotel Lessee or Mortgage Borrower, a copy of all material reports prepared by (i) each Manager pursuant to each Management Agreement (including the Annual Operating Budget and any inspection reports, and reports of monthly revenues and fees payable to the Manager and the basis for the calculation thereof), and (ii) Development Manager pursuant to the Development Management Agreement (including reports of monthly revenues and fees payable to the Development Manager and the basis for the calculation thereof).

13.4 Predevelopment Updates. Upon written request of Administrative Agent, Borrower shall deliver to Administrative Agent reasonable monthly updates of the status of all material approvals or licenses (including changes to zoning status) by, or permit applications with, any Governmental Authorities concerning the Project.

13.5 Copies of Documents Relating to Property. Borrower shall deliver to Administrative Agent, within ten (10) Business Days of the receipt thereof by Borrower, Hotel Lessee or Mortgage Borrower, copies of all material filings, material correspondence, approvals, proposals and similar materials relating or delivered to applicable Governmental Authorities which relate to the Property.

13.6 Other Information. Borrower shall furnish to Administrative Agent, within thirty (30) days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Hotel Lessee or Mortgage Borrower (including a rent roll) as may be reasonably requested by Administrative Agent. Borrower shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against Borrower, Hotel Lessee, Mortgage Borrower or Guarantor which would reasonably be expected to have a Material Adverse Effect.

13.7 Annual Operating Budget. For any partial year period commencing on the Closing Date, and for each Fiscal Year thereafter, Borrower shall submit to Administrative Agent an Annual Operating Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Administrative Agent. The Annual Operating Budget submitted shall be subject to Administrative Agent’s written approval (each such Annual Operating Budget, an “Approved Annual Operating Budget”), which approval shall not be unreasonably withheld, conditioned or delayed. In the event that Administrative Agent objects to a proposed Annual Operating Budget submitted by Borrower, Administrative Agent shall advise Borrower of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such reasonable objections), and Borrower shall promptly revise such Annual Operating Budget and resubmit the same to Administrative Agent. Administrative Agent shall advise Borrower of any objections to such revised Annual Operating Budget within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this Section 13.7 until Administrative Agent approves the Annual Operating Budget. If Administrative Agent transmits in writing any request by Administrative Agent for such additional information as may be reasonable under the circumstances within said ten (10) Business Day Period, then Administrative Agent shall be deemed to have responded on a timely basis. Until such time that Administrative Agent and, as long as the Mortgage Loan is outstanding, Mortgage Administrative Agent, approves a proposed Annual Operating Budget, the most recently Approved Annual Operating Budget shall apply; provided, however, that such Approved Annual Operating Budget shall be adjusted to reflect actual increases in Impositions, Insurance Premiums and utilities expenses.

XIV. INTENTIONALLY OMITTED.

XV. SECONDARY MARKET TRANSACTIONS

15.1 Secondary Market Transactions.

(a) Borrower acknowledges and agrees that any Lender may, subject to the provisions of this Section 15.1(a), Section 15.1(b) and Article XVI, (i) sell, transfer or assign all or any portion of its interest in the Loan and/or the Loan Documents, (ii) grant or issue one or more participations therein, and/or (iii) create within the Loan Documents one or more senior and subordinate notes or multiple components of such note or notes, and thereafter sell, assign, participate or syndicate all or any part of any variant of the Notes (together with any other such sales, transfers and/or participations, collectively, a “Secondary Market Transaction”); provided, however, that:

(A) after giving effect to such Secondary Market Transaction, the total maximum principal amount of the Loan and the Mortgage Loan and/or any Tranches therein created by a Secondary Market Transaction shall not exceed the sum of the Loan Amount and the Mortgage Loan Amount;

(B) except to the extent set forth in Section 15.2, the Secondary Market Transaction shall not increase (other than with respect to ministerial and other de minimis matters) Borrower’s or any Guarantor’s obligations or decrease (other than with respect to ministerial and other de minimis matters) their rights under the Loan Documents;

(C) provided that no Event of Default then exists, prior to the funding in full by a Lender of its Commitment, any assignee or transferee of the unfunded any portion such Lender’s Commitment shall be an Eligible Assignee;

(D) provided no Event of Default then exists, the portion of the Loan subject to each Secondary Market Transaction shall not be less than $25,000,000 or such lesser amount held by the assigning Lender, unless Borrower otherwise consents; and

(E) except to the extent set forth in Section 15.2(c), Borrower shall not be obligated to incur any cost and expense in connection therewith.

If any Lender determines at any time to participate in a Secondary Market Transaction, then at such Lender’s request, Administrative Agent may forward to each actual or potential purchaser, transferee, assignee, servicer, participant or investor in the Loan, and their counsel, and accountants, all documents and information which Administrative Agent now has or may hereafter acquire relating to the Loan, Borrower, any Guarantor, and any direct or indirect equity owner of Borrower, which shall have been furnished to Administrative Agent in connection with the Loan, as such Lender in its reasonable discretion determines necessary or desirable to complete the Secondary Market Transaction; provided that, in each case Administrative Agent shall require that each recipient of such information execute with Administrative Agent a commercially reasonable confidentiality agreement to which Borrower and Guarantor are express third party beneficiaries (a “Confidentiality Agreement”).

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing herein shall prohibit Administrative Agent and Lenders from selling, assigning or otherwise transferring all or any portion of their respective interests in the Loan at any time in the event that Administrative Agent or Lenders are required to sell all or any portion of their respective interests in the Loan in order to comply with applicable Legal Requirements; provided that the foregoing shall not absolve Administrative Agent and/or the applicable Lenders of their obligations to comply with conditions (A) through (C) and (E) above.

(b) Administrative Agent, acting solely for this purpose as non-fiduciary agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of each of the Notes (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, including the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Any assignment or sale of all or part of such Note may be effected only by registration of such assignment or sale on the Register. In addition, each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name of all participants in the Notes held by it and the principal amount (and stated interest thereon) of the portion of the Note which is the subject of the participation (the “Participant Register”). A Note may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Note may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

15.2 Borrower Cooperation.

(a) In connection with any Secondary Market Transaction, upon written request, Borrower shall, at no out-of-pocket cost to Borrower in excess of $5,000 unless promptly reimbursed by the Lenders, execute and deliver to Administrative Agent such reasonable documents, instruments, certificates, financial statements and assignments and use commercially reasonable efforts to do such other reasonable acts and provide such reasonable information, and participate in such meetings and discussions, in each case that are reasonably necessary to facilitate the consummation of each Secondary Market Transaction, including executing and delivering such documents and agreements (and delivering such opinions of counsel with respect thereto as Administrative Agent may reasonably require) necessary to (i) restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or reduce the number of notes, and/or (ii) establish different interest rates between the Loan and the Mortgage Loan and to require the payment of the Loan and the Mortgage Loan in such order or priority as may be designated by Administrative Agent (collectively, “Tranches”), and/or (iii) modify the Payment Dates, the Interest Determination Date, and the Interest Period under the Loan Documents; provided, however, that (A) the aggregate principal amount of such Tranches as of their date of creation shall comply with the conditions in clauses (A)-(C) of Section 15.1(a), (B) absent an Event of Default or the application of Proceeds in reduction of the Loan or a voluntary partial prepayment by Borrower, the interest rate of all such Tranches on both the Loan and the Mortgage Loan shall be set such that, taking into account the then current projected draw schedule, amounts actually funded under each of the Loan and the Mortgage Loan, and the aggregate amount of interest projected to be paid on the Loan and the Mortgage Loan, interest on the Loan and the Mortgage Loan shall be equal to the aggregate amount of the Minimum Multiple and interest that would be paid on a loan which funded on the same draw schedule and had an interest rate equal to the Blended Rate, and (C) Borrower shall not be required to take any action that would cause a breach of any term or provision of the Mortgage Loan Documents. If Borrower fails to cooperate with Administrative Agent within fifteen (15) Business Days of written request by Administrative Agent, Administrative Agent is hereby appointed as Borrower’s attorney in fact, coupled with an interest, to execute any and all documents necessary to accomplish such modifications (but in any event the Loan Documents shall be deemed to have been modified to incorporate any such modifications as Administrative Agent may so notify Borrower of in writing) and at Administrative Agent’s option, declare such failure to be an Event of Default.

(b) At no out-of-pocket cost to Borrower in excess of $5,000 unless promptly reimbursed by the Lenders, and at the request of Administrative Agent, Borrower shall provide information, regarding Borrower, Guarantor or the Property which is not in the possession of Administrative Agent and which may be reasonably required by Administrative Agent on behalf of a Lender in order to satisfy the market standards to which Administrative Agent or such Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies or required by applicable Legal Requirements in connection with any such Secondary Market Transaction, including to: (i) provide additional and/or updated information concerning Borrower, any Guarantor, each Manager, Development Manager or the Property, together with appropriate verification and/or consents related to such information through letters of auditors reasonably acceptable to Administrative Agent (the “Updated Information”); (ii) work with third-party service providers engaged by Administrative Agent (subject to Borrower’s right to limit expenditures or be reimbursed for same by Administrative Agent, as provided in this Article XV) to obtain, collect, and deliver information requested or required by Administrative Agent; (iii) use commercially reasonable efforts to deliver such additional tenant estoppel letters with respect to Retail Leases or, if applicable, estoppels from parties to agreements that affect the Property and who are required to provide the same, which estoppel letters shall be reasonably satisfactory to Administrative Agent; (vi) if requested by Administrative Agent, review any information specifically identified by Administrative Agent for review by Borrower regarding the Property, Borrower, any Guarantor, each Manager, Development Manager and the Loan which is contained in a disclosure document to be used by Administrative Agent; and (v) supply to Administrative Agent updates to such documentation, financial statements and reports which were delivered at or prior to the Closing Date in form and substance reasonably required in order to comply with any applicable securities laws (the “Financial Information”).

(c) Borrower shall not be obligated to incur any cost and expense in excess of $5,000 in connection with complying with the requests made under Section 15.1 or this Section 15.2 and under Sections 15.1 and 15.2 of the Mortgage Loan Agreement, it being agreed that the reasonable fees and expenses of Borrower’s counsel incurred in connection with a Secondary Market Transaction shall be paid by the Lenders.

15.3 Intentionally Omitted.

15.4 Intentionally Omitted.

15.5 Servicer. At the option of Administrative Agent, the Loan may be serviced by a servicer (any such servicer, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Administrative Agent and Administrative Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Administrative Agent and Servicer. Borrower shall not be responsible for payment of any set up fees or any other initial costs relating to or arising under the Servicing Agreement or the monthly non-special servicing fee due to Servicer under the Servicing Agreement; provided, however, Borrower shall be responsible for the payment of any “special servicing”, “workout”, and “liquidation” fees incurred pursuant to the Servicing Agreement in connection with any default or workout of the Loan.

XVI. ASSIGNMENTS AND PARTICIPATIONS.

16.1 Assignment and Acceptance. The parties to each Secondary Market Transaction assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, with (and subject to) the subscribed consent of Administrative Agent. Upon the consummation of any assignment pursuant to this Section 16.1, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements in accordance with Section 7.1.11 so that, if required, a new Note or Notes are issued to the assignee. In connection with any such assignment, the transferor Lender shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 (and Borrower shall not be liable for any portion of such $3,500 fee). If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.16. No assignee, participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.16 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with Borrower’s prior written consent or by reason of the provisions of Section 2.16 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist. Subject to the provisions of Section 2.16, each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

16.2 Effect of Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the assigning Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (b) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, the assigning Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Acceptance.

16.3 Content. By executing and delivering an Assignment and Acceptance, Administrative Agent and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than as provided in such Assignment and Acceptance, Administrative Agent makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (b) Administrative Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (e) such assignee appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Administrative Agent by the terms hereof together with such powers and discretion as are reasonably incidental thereto; and (f) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by Administrative Agent.

XVII. RESERVE ACCOUNTS.

17.1 Tax Reserve Account. As long as the Mortgage Loan remains outstanding, Borrower shall cause Mortgage Borrower to comply with its obligations under Section 17.1 of the Mortgage Loan Agreement. Subject to Section 4.4.5(a), if any Borrower elects to make any portion of any such payment from an Advance, Borrower shall request Advances to pay for Impositions not later than the Payment Date immediately preceding each date on which an installment of Impositions shall be due and payable. Solely to the extent required pursuant to Section 17.7, from and after the Payment Date first occurring after (x) written notice from Administrative Agent to Borrower instructing Borrower to begin making deposits to the Tax Reserve Account and (y) the establishment of a tax reserve account pursuant to and in accordance with Section 5.1.1(c) (such tax reserve account, the “Tax Reserve Account”), and on each Payment Date thereafter, Borrower shall deposit into the Tax Reserve Account, first as set forth in Section 5.1.6(a) and, to the extent such funds are insufficient, second from Interest/OpEx Advances under this Agreement and third from funds provided by Borrower, an amount equal to one-twelfth of the annual Impositions that Administrative Agent reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Administrative Agent sufficient funds to pay all such Impositions at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof (hereinafter called the “Monthly Tax Reserve Amount”, and the aggregate amount of funds held in the Tax Reserve Account being the “Tax Reserve Amount”). Notwithstanding the foregoing, but subject to and in accordance with the terms of Section 4.4.5 and 17.6, (i) Interest/OpEx Advances from the Interest/OpEx Allocation shall first be used to make deposits of the Monthly Tax Reserve Amount, (ii) then amounts available in the Excess Cash Flow Reserve Account shall be utilized to make deposits of the Monthly Tax Reserve Amount, and (iii) then, to the extent such funds are insufficient to fully fund the Monthly Tax Reserve Amount, Borrower shall deposit the balance from its own funds. Administrative Agent will apply the Monthly Tax Reserve Amount to payments of Impositions required to be made by Borrower or Mortgage Borrower pursuant to this Agreement and the Mortgage Loan Agreement, subject to Borrower’s and Mortgage Borrower’s right to contest Impositions in accordance with Section 9.3. In making any payment relating to the Tax Reserve Account, Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof until such time as Borrower shall notify Administrative Agent of a potential inaccuracy in any bill, statement or estimate or challenge the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions pursuant to this Agreement, Administrative Agent shall credit such excess against future payments to be made to the Tax Reserve Account. Upon payment of the Impositions, Administrative Agent shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account. Any Tax Reserve Amount remaining on deposit in the Tax Reserve Account upon the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full) shall be disbursed to Borrower.

17.2 Insurance Reserve Account. As long as the Mortgage Loan remains outstanding, Borrower shall cause Mortgage Borrower to comply with its obligations under Section 17.2 of the Mortgage Loan Agreement. Subject to Section 4.4.5(a), if Borrower elects to make any portion of any such payment from an Advance, Borrower shall request Advances to pay for Insurance Premiums payable by Borrower not later than the Payment Date immediately preceding each date on which the Insurance Premiums will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof. Solely to the extent required pursuant to Section 17.7, from and after the Payment Date first occurring after (x) written notice from Administrative Agent to Borrower instructing Borrower to begin making deposits to the Insurance Reserve Account and (y) the establishment of a tax reserve account pursuant to and in accordance with Section 5.1.1(c) (such tax reserve account, the “Insurance Reserve Account”), and on each Payment Date thereafter, Borrower shall deposit into the Insurance Reserve Account, first as set forth in Section 5.1.6(a) and, to the extent such funds are insufficient, second from Interest/OpEx Advances under this Agreement and third from funds provided by Borrower, an amount equal to one-twelfth of the Insurance Premiums payable by Borrower or Mortgage Borrower that Administrative Agent reasonably estimates, based on the most recent bill, will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Administrative Agent sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies required to be maintained by Borrower or Mortgage Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the “Monthly Insurance Reserve Amount”, and the aggregate amount of funds held in the Insurance Reserve Account being the “Insurance Reserve Amount”). Notwithstanding the foregoing, but subject to and in accordance with the terms of Section 4.4.5 and 17.6, (i) Interest/OpEx Advances from the Interest/OpEx Allocation shall first be used to make deposits of the Monthly Insurance Reserve Amount, (ii) then amounts available in the Excess Cash Flow Reserve Account shall be utilized to make deposits of the Monthly Insurance Reserve Amount, and (iii) then, to the extent such funds are insufficient to fully fund the Monthly Insurance Reserve Amount, Borrower shall deposit the balance from its own funds. Administrative Agent will apply the Monthly Insurance Reserve Amount to payments of Insurance Premiums required to be made by Borrower pursuant to this Agreement and under the Security Instrument. In making any payment relating to the Insurance Reserve Account, Administrative Agent may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof until such time as Borrower shall notify Administrative Agent of a potential inaccuracy in any bill, statement or estimate or challenge the validity of such bill, statement or estimate. If the amount of funds in the Insurance Reserve Account shall exceed the amounts due for Insurance Premiums pursuant to this Agreement, Administrative Agent shall credit such excess against future payments to be made to the Insurance Reserve Account. If at any time Administrative Agent reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay Insurance Premiums by the dates set forth above, Administrative Agent shall notify Borrower of such determination and Borrower shall increase its monthly payments to Administrative Agent by the amount that Administrative Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable Policies. Upon payment of such Insurance Premiums, Administrative Agent shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account. Any Insurance Reserve Amount remaining on deposit in the Insurance Reserve Account upon the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full) shall be disbursed to Borrower.

17.3 FF&E Reserve Account.

(a) As long as the Mortgage Loan remains outstanding, Borrower shall cause Mortgage Borrower and Hotel Lessee to comply with their respective obligations under Section 17.3 of the Mortgage Loan Agreement. Commencing on the earlier of (i) the Cash Management Start Date and (ii) the date FF&E reserve contributions are required under the Hotel Management Agreement, and on each Payment Date thereafter, Borrower shall deposit with Administrative Agent the applicable percentage of Revenues for each applicable period as set forth in the Hotel Management Agreement and the Franchise Agreement, which such amounts will be held in an Eligible Account established by Administrative Agent for the benefit of the Lenders from time to time (the “FF&E Reserve Account”). Amounts so deposited with Administrative Agent shall be disbursed (if at all) as provided in Section 17.3(b) below only for the payment of Approved FF&E Expenditures. Notwithstanding the foregoing, during such period as the Management Condition is satisfied with respect to the Hotel Unit and Hotel Manager is collecting reserves for the payment of Approved FF&E Expenditures pursuant to the Hotel Management Agreement, the requirement for Borrower, Hotel Lessee or Mortgage Borrower to make deposits to the FF&E Reserve Account shall be waived. Notwithstanding the foregoing, but subject to and in accordance with the terms of Section 17.6, (i) Interest/OpEx Advances from the Interest/OpEx Allocation shall first be used to make any required deposits in the FF&E Reserve Account, (ii) then amounts available in the Excess Cash Flow Reserve Account for shall be utilized to make any required deposits in the FF&E Reserve Account, and (iii) then, to the extent such funds are insufficient, Borrower shall make such deposits from its own funds.

(b) During any period in which Borrower is required to make deposits to the FF&E Reserve Account pursuant to Section 17.3(a) above, Administrative Agent shall disburse funds from the FF&E Reserve Account for the payment of Approved FF&E Expenditures, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Administrative Agent (together with evidence reasonably required by Administrative to evidence satisfaction of the conditions set forth in this Section 17.3(b)) at least ten (10) Business Days prior to the date on which Borrower requests such payment be made; (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default exists; (iii) Administrative Agent shall have received an Officer’s Certificate with all blanks completed and applicable attachments included; (iv) Borrower shall have delivered to Administrative Agent copies of all applicable bills, invoices, receipts and other documentation required by Administrative Agent with respect to Approved FF&E Expenditures for which the disbursement is sought; and (v) at Administrative Agent’s option, Borrower shall furnish Administrative Agent with a title search indicating that the Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances and other exceptions to title specifically set forth in the Title Insurance Policy. Administrative Agent shall not be required to make disbursements from the FF&E Reserve Account unless such requested disbursement is in an amount greater than $10,000 (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made). Any amount remaining in the FF&E Reserve Account after the Debt has been paid in full shall be returned to Borrower.

17.4 Replacements and Replacement Funds.

17.4.1 Replacement Reserve. As long as the Mortgage Loan remains outstanding, Borrower shall cause Mortgage Borrower to comply with its obligations under Section 17.4 of the Mortgage Loan Agreement. Solely to the extent required pursuant to Section 17.7, commencing on the Payment Date immediately following the Initial Maturity Date, and on each Payment Date thereafter, Borrower shall pay to Administrative Agent the Replacement Monthly Deposit, which is the amount reasonably estimated by Administrative Agent to be due for replacements and repairs required to be made to the Property (collectively, the “Replacements”). The amounts required to be deposited in this Section shall be hereinafter referred to collectively as the “Replacement Reserve,” and shall be held by Administrative Agent in an Eligible Account owned or maintained by Administrative Agent (or its Servicer) entitled “251 S Dixie LLC for the benefit of Starwood Property Mortgage Sub-12-A, L.L.C., administrative agent for the Lenders – Replacement Reserve” (the “Replacement Reserve Account”).

17.4.2 Disbursements from Replacement Reserve Account. Administrative Agent shall disburse to Borrower the Replacement Reserve from the Replacement Reserve Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Administrative Agent at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid, (b) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Administrative Agent shall have received an Officer’s Certificate (i) stating that all Replacements to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, (ii) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Administrative Agent, (d) at Administrative Agent’s option, Borrower shall furnish Administrative Agent with a title search indicating that the Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances and other exceptions to title specifically set forth in the Title Insurance Policy, (e) Borrower shall furnish Administrative Agent with a certificate, qualified to the best of knowledge, reaffirming all representations and warranties of Borrower set forth in this Agreement (or indicating how such have changed) and in the other Loan Documents as of the date of the written request for payment of the Replacement Reserve, and (f) Administrative Agent shall have received such other evidence as Administrative Agent shall reasonably request. Administrative Agent shall not be required to make disbursements from the Replacement Reserve Account unless such requested disbursement is in an amount greater than $10,000 (or a lesser amount if the total amount in the Replacement Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 17.4.

17.4.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

17.5 Intentionally Omitted.

17.6 Excess Cash Flow Reserve Account. From and after the establishment of a cash management system pursuant to and in accordance with Section 5.1.1(c), all Excess Cash Flow shall be collected by Administrative Agent for the ratable benefit of the Lenders in the excess cash flow reserve account established pursuant to Section 5.1.1(c) and all such amounts shall be held by Administrative Agent as additional security for the Loan (the account in which such amounts are held, the “Excess Cash Flow Reserve Account”) and shall be applied in accordance with Section 5.1.6 hereof. Upon the occurrence of a Cash Management Termination Event with respect to any Cash Management Period, any amounts remaining in the Excess Cash Flow Reserve Account shall be released to Borrower. If an Event of Default has occurred and remains outstanding, then Administrative Agent shall apply such funds as determined by Administrative Agent. Any Excess Cash Flow remaining on deposit in the Excess Cash Flow Reserve Account upon the satisfaction in full of the Debt (exclusive of any indemnification or other obligations which are expressly stated in any of the Loan Documents to survive the satisfaction of the Note(s) in full, shall be disbursed to Borrower. Notwithstanding anything to the contrary contained herein, Borrower shall not be entitled to receive any disbursements of amounts on deposit in the Excess Cash Flow Reserve Account as long as any portions of the TI/LC Allocation, the Hotel Unit Work Allocation and/or the Interest/OpEx Allocation remain to be advanced by Lenders hereunder.

17.7 Waiver of Required Deposits; Transfer of Reserve Funds Under Mortgage Loan; Grant of Lien. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall be relieved of its obligation to make deposits to the Reserve Accounts pursuant to Sections 17.1 through 17.6 above for so long as (i) Mortgage Borrower or Hotel Lessee is required to and does make the all such required pursuant to Sections 17.1 through 17.6 of the Mortgage Loan Agreement, and (b) Administrative Agent receives evidence of the making of such deposits and of the payment of all Property Taxes and premiums for required Policies hereunder. Borrower shall not cause or permit Mortgage Borrower or Hotel Lessee to use the Reserve Funds (as defined in the Mortgage Loan Agreement) for any purpose other than as expressly permitted by Article XVII of the Mortgage Loan Agreement. If Mortgage Administrative Agent waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement, which reserves or escrow accounts are also required in accordance with the terms of this Section 17.7, or if the Mortgage Loan is refinanced or paid in full (without a prepayment in full of the Loan) and Reserve Funds that are required hereunder are not required under the new mortgage loan approved by Administrative Agent, if any, then Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Agreement to be transferred to and deposited with Administrative Agent in accordance with the terms of this Section 17.7 (and Borrower shall enter into supplemental agreements that are similar in form and substance to the Mortgage Loan Documents, as Administrative Agent may require in connection therewith), and, if any letters of credit have been substituted by Mortgage Borrower or Hotel Lessee for any such reserves or escrows as may be specifically permitted by the Mortgage Loan Agreement, then Borrower shall also cause such letters of credit to be transferred to Administrative Agent to be held by Administrative Agent upon the same terms and provisions as set forth in the Mortgage Loan Agreement. Subject to the prior rights of Mortgage Administrative Agent under the Mortgage Loan Documents, Borrower hereby grants to Administrative Agent a first-priority perfected security interest in Borrower’s right, title and interest, if any, in each of the Clearing Account, Cash Management Account, and each Reserve Account established pursuant to (and as defined in) the Mortgage Loan Documents, and Borrower’s interest, if any, in any and all monies now or hereafter deposited in each such account, and all proceeds and products thereof, as additional security for payment of the Debt.

XVIII. DEFAULTS.

18.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Debt is not paid in full on the Maturity Date; (B) any regularly scheduled monthly payment of interest hereunder is not paid, provided, that a failure by Borrower to pay any regularly scheduled monthly payment of interest shall not constitute an Event of Default if there are sufficient amounts remaining in the Interest/OpEx Allocation to make such payment in full on the applicable Payment Date and Administrative Agent is required to advance such amount pursuant to this Agreement and fails to advance or pay the same when due; or (C) any prepayment of principal due under this Agreement or the Notes is not paid when due;

(ii) if any deposit to any Collateral Account (other than the Collection Account) required to be made by Borrower pursuant to the terms of this Agreement is not made within ten (10) Business Days after Administrative Agent delivers written notice thereof to Borrower;

(iii) subject to Borrower’s, Hotel Lessee’s and Mortgage Borrower’s right to contest as set forth in Section 9.3, if any of the Impositions are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof; provided, that no Event of Default under this clause (iii) shall be deemed to have occurred if no other Event of Default then exists and the funds reserved hereunder for the payment of Impositions are sufficient to pay the same and Administrative Agent fails to pay the same when due;

(iv) if any amount payable by Borrower pursuant to this Agreement, the Notes or any other Loan Document (excluding (A) any of the deposits or payments set forth in clauses (i) through (iii) above and (B) any amount payable by Borrower pursuant to this Agreement, the Notes or any other Loan Document that has an established written notice period or grace or cure period for such payment amount that is separate from this clause (iv)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document and such failure continues for ten (10) Business Days after Administrative Agent delivers written notice thereof to Borrower provided, that any failure by Borrower to make a payment hereunder resulting from a Lender’s failure to fund any Advance where all of the conditions to make such Advance set forth in the Loan Documents have been satisfied and such Advance or portion thereof is specifically to be used to make such payment shall not constitute an Event of Default hereunder;

(v) if (A) the Policies required by Section 8.1 are not kept in full force and effect, or (B) certified copies of any of such Policies or certificates of insurance are not delivered to Administrative Agent within ten (10) Business Days after Administrative Agent delivers written request to Borrower therefor; provided that no Event of Default under the foregoing subclause (A) shall be deemed to have occurred if no other Event of Default then exists and (i) the funds reserved hereunder or under the Mortgage Loan Agreement for the payment of Insurance Premiums are sufficient to pay the same and Administrative Agent or Mortgage Administrative Agent, as applicable, fails to pay the same when due;

(vi) if a Transfer in violation of Article X shall occur; provided, however, that (A) if (x) such violation is caused as a result of Mortgage Borrower or Hotel Lessee entering into any Lease (other than any master lease or ground lease with respect to all or any portion of the Property) in violation of the provisions of Section 7.1.19, and (y) such violation is susceptible of being cured and such cure would not result in a material adverse impact on Borrower’s, Hotel Lessee’s and Mortgage Borrower’s ability to performs their respective obligations under the Loan Documents and the Mortgage Loan Documents, or (B) if (x) the applicable Transfer is of a non-Controlling, indirect interest in Borrower, Hotel Lessee or Mortgage Borrower and was not made to a Prohibited Person, and (y) Borrower in good faith did not intend to violate Article X hereof, then, in either case, such Transfer shall not constitute an Event of Default if Borrower, Hotel Lessee or Mortgage Borrower cures such breach within five (5) Business Days following notice from Administrative Agent;

(vii) if any representation or warranty made by Borrower herein or by Borrower or any Guarantor in any (A) other Loan Document or (B) certificate, financial statement or other instrument, agreement or document made by Borrower or any Guarantor and furnished to Administrative Agent, shall have been false or misleading in any material respect as of the date the representation or warranty was made or is deemed to have been remade, which false or misleading representation or warranty (1) was relied on by Administrative Agent or any Lender and (2) would be reasonably expected to constitute or result in a Material Adverse Effect, provided that no Event of Default under this clause (vii) shall be deemed to have occurred if (x) such false or misleading representation or warranty was unintentionally made to Administrative Agent or any Lender, (y) such false or misleading representation or warranty can be made true and correct by action of Borrower or Guarantor to change the applicable underlying facts or circumstances with respect to such representation or warranty, and (z) within ten (10) Business Days of obtaining knowledge of such false or misleading representation or warranty, Borrower and/or Guarantor, as applicable, undertakes and completes all action necessary to make such representation or warranty true and correct in all material respects;

(viii) if Borrower, Hotel Lessee, Mortgage Borrower or any SPE Constituent Entity shall make an assignment for the benefit of creditors;

(ix) if a receiver, liquidator or trustee shall be appointed for Borrower, Hotel Lessee, Mortgage Borrower or any SPE Constituent Entity, or if Borrower, Hotel Lessee, Mortgage Borrower or any SPE Constituent Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Hotel Lessee, Mortgage Borrower or any SPE Constituent Entity, or if any proceeding for the dissolution or liquidation of Borrower, Hotel Lessee, Mortgage Borrower or any SPE Constituent Entity shall be instituted (each, a “Bankruptcy Event”), unless such appointment, adjudication, petition or proceeding was involuntary and not consented to or acquiesced in by Borrower, Hotel Lessee, Mortgage Borrower or such SPE Constituent Entity and the same is discharged, stayed or dismissed within ninety (90) days;

(x) if Borrower assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xi) [intentionally omitted];

(xii) if Borrower, Hotel Lessee or Mortgage Borrower shall fail to comply with any covenants set forth in Section 7.1.4; provided, however, that a violation or breach of Section 7.1.4 shall not constitute an Event of Default if (A) such violation or breach is not intentional and (B) such violation or breach is capable of being cured and shall be remedied in a timely manner and in any event within not more than thirty (30) days of Borrower’s Knowledge thereof;

(xiii) if Borrower, Hotel Lessee or Mortgage Borrower shall fail to comply with any covenants set forth in Article VII or Article XII (excluding those specific Sections of Article VII or Article XII covered by another subclause of this Section 18.1(a)), and such failure continues for ten (10) Business Days after Administrative Agent delivers written notice thereof to Borrower, provided that no Event of Default under this clause (xiii) shall be deemed to have occurred if such Default is capable of being cured and Borrower, Hotel Lessee or Mortgage Borrower has commenced such cure within such ten (10) Business Day period and thereafter diligently continues with such cure to completion within thirty (30) days following delivery of the written notice;

(xiv) if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower, or any Loan Document to which any Guarantor is a party shall terminate or cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of such Guarantor, or any Lien securing the Debt shall, in whole or in part, cease to be a perfected Lien of the requisite priority, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act or omission of Administrative Agent or any Lender);

(xv) any Management Agreement is terminated and a Qualified Manager is not appointed as a replacement manager pursuant to the provisions of this Agreement within thirty (30) days after such termination, subject to the receipt of Administrative Agent’s approval (or deemed approval) of such appointment as required under and in accordance with the terms of this Agreement;

(xvi) if Borrower, Hotel Lessee or Mortgage Borrower shall be in default beyond the expiration of any applicable cure period of any of its obligations under any existing easement, covenant or restriction which affects the Property (including the Vertical Subdivision Documents) and such default has a Material Adverse Effect;

(xvii) if there shall occur any Event of Default under and as defined in any of the other Loan Documents;

(xviii) if a Financial Covenant Event of Default under and as defined in any Guaranty has occurred which is not cured within the applicable notice, grace or cure period (if any) under the terms of the applicable Guaranty; provided that Borrower shall have thirty (30) days to (i) post a letter of credit, cash or other security reasonably satisfactory to Administrative Agent in an amount such that, when added to the Net Worth and Liquidity of Guarantors, such Guarantor Financial Covenant will be satisfied, and/or (ii) replace Guarantor with an Approved Replacement Guarantor;

(xix) if any Guarantor (A) shall make an assignment for the benefit of creditors or (B) is the subject of any Bankruptcy Event, provided that such Guarantor shall have ninety (90) days to cure, discharge, stay or dismiss an involuntary or non-consensual Bankruptcy Event, provided further, that such event shall not constitute an Event of Default if (x) all other remaining Guarantors on all of the Guarantees (i) continue to comply with all financial covenants set forth in the Guarantees and (ii) confirm their agreement to guaranty all of the guaranteed obligations set forth in all Guarantees, including those obligations only guaranteed by the Guarantor effected by such Bankruptcy Event or (y) if the conditions in clause (x) are not satisfied, then within thirty (30) days of such Bankruptcy Event, an Approved Replacement Guarantor satisfies the Approved Replacement Guarantor Conditions;

(xx) if Borrower shall fail to obtain and maintain an Interest Rate Cap Agreement as and when required pursuant to the terms of Article XI of this Agreement;

(xxi) subject in all cases to Excusable Delay, if, after the Hotel Unit opens for business, Borrower or Hotel Lessee ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property) without the prior written approval of Administrative Agent;

(xxii) [intentionally omitted];

(xxiii) [intentionally omitted];

(xxiv) if (A) a default has occurred and continues beyond any applicable cure period under any Management Agreement if such default permits the Manager to terminate or cancel such Management Agreement, or if Borrower, Hotel Lessee or Mortgage Borrower allows or permits the term of any Management Agreement to expire or lapse (unless a replacement Management Agreement has been entered into in accordance with the terms and conditions of this Agreement), or (B) a default has occurred and continues beyond any applicable cure period under the Development Management Agreement if such default permits the Development Manager to terminate or cancel the Development Management Agreement, or if Borrower or Mortgage Borrower allows or permits the term of the Development Management Agreement to expire or lapse (unless a replacement Development Management Agreement has been entered into in accordance with the terms and conditions of this Agreement);

(xxv) if a Mortgage Loan Event of Default occurs (without regard to any subsequent payment or performance of any obligations of Mortgage Borrower and/or Hotel Lessee under the Mortgage Loan Documents by Lender);

(xxvi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) through (xxv) above for thirty (30) days after notice thereof from Administrative Agent; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, then, as long as Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter continuously and diligently prosecutes the curing of such default to completion, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, which additional period shall not exceed ninety (90) days.

(b) Unless waived in writing by Administrative Agent, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(viii), (a)(ix), (a)(x) or (a)(xix) above), Administrative Agent may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action that Administrative Agent deems advisable to protect and enforce its rights against Borrower and in the Property, including (i) declaring immediately due and payable the entire principal amount of the Loan together with interest thereon and all other sums due by Borrower under the Loan Documents, (ii) collecting interest on the principal amount of the Loan at the Default Rate whether or not Administrative Agent elects to accelerate the Notes and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (a)(viii), (a)(ix), (a)(x) or (a)(xix) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Administrative Agent of its right to pursue any other remedies available to it under this Agreement, the Pledge Agreement, the other Loan Documents or any other Loan Document. Any payment due hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Administrative Agent in the Loan Documents.

18.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and the Lenders against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent or the Lenders permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) to the extent permitted by law, Administrative Agent and the Lenders shall not be subject to any one action or election of remedies law or rule, (ii) all liens and other rights, remedies or privileges provided to Administrative Agent and the Lenders shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Collateral and the Pledge Agreement has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full; and (iii) Administrative Agent and the Lenders may, in their sole discretion, without impairing or otherwise affecting any other rights and remedies of Administrative Agent and the Lenders hereunder, at law or in equity, apply, ex parte, for the appointment of a custodian, trustee, receiver, keeper, liquidator or conservator of the Collateral or any part thereof, irrespective of the adequacy of the security for the Debt and without regard to the solvency of Borrower or of any Person liable for the payment of the Debt, to which appointment Borrower does hereby consent and such receiver or other official shall have all rights and powers permitted by applicable law and such other rights and powers as the court making such appointment may confer, but the appointment of such receiver or other official shall not impair or in any manner prejudice the rights of Administrative Agent and the Lenders with respect to the Collateral pursuant to this Agreement or any other Loan Document.

(b) Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, Administrative Agent may:

(i) without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Debt, Operating Expenses and/or Capital Expenditures for the Property or any part thereof;

(ii) in Administrative Agent’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Administrative Agent may determine in its sole discretion; and

(iv) take all other actions provided in, or contemplated by, this Agreement.

(c) With respect to Borrower, the Account Collateral, the Rate Cap Collateral and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent to resort to the Collateral for the satisfaction of any of the Debt, and Administrative Agent may seek satisfaction out of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Administrative Agent shall have the right from time to time to partially foreclose this Agreement and the Pledge Agreement in any manner and for any amounts secured by this Agreement or the Pledge Agreement then due and payable as determined by Administrative Agent in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest and such default constitutes an Event of Default, Administrative Agent may foreclose this Agreement and the Pledge Agreement to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Administrative Agent may foreclose this Agreement and the Pledge Agreement to recover so much of the principal balance of the Loan as Administrative Agent may accelerate and such other sums secured by this Agreement or the Security Instrument as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.

(d) Any amounts recovered from the Collateral or any other collateral for the Loan after an Event of Default may be applied by Administrative Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Administrative Agent determines.

18.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Administrative Agent and the Lenders under this Agreement and the Pledge Agreement shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Administrative Agent may determine in Administrative Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or Guarantor or to impair any remedy, right or power consequent thereon.

18.4 Costs of Collection. If after and during the continuance of an Event of Default: (a) the Notes or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (b) an attorney is retained to represent Administrative Agent in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Notes or any of the Loan Documents; or (c) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Pledge Agreement or any of the Loan Documents; then Borrower shall pay to Administrative Agent all reasonable attorney’s fees, out-of-pocket costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Administrative Agent at the Default Rate.

XIX. EXCULPATION.

19.1 Exculpation.

(a) Subject to the qualifications below, Administrative Agent shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Notes, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Administrative Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent to enforce and realize upon its interest under the Notes, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Property, the Operating Income or any other collateral given to Administrative Agent pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, the Operating Income and in any other collateral given to Administrative Agent in the Loan Documents as security for the Loan, and Administrative Agent, by accepting the Notes, this Agreement, the Pledge Agreement and the other Loan Documents, agrees for itself and its successors and assigns that it and its successors and assigns shall not sue for, seek or demand any deficiency judgment against Borrower (except to the extent set forth in subclause (vii) below) in any such action or proceeding under, or by reason of, or in connection with, the Notes, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 19.1(a) shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Administrative Agent to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (iii) affect the validity or enforceability of the Guarantees or any other guaranty made in connection with the Loan or any of the rights and remedies of Administrative Agent and Lenders thereunder; (iv) impair the right of Administrative Agent to obtain the appointment of a receiver; (v) impair the enforcement of the Pledge Agreement; (vi) constitute a prohibition against Administrative Agent seeking a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or commencing any other appropriate action or proceeding in accordance with the terms of this Agreement in order for Administrative Agent to exercise its remedies against the Property; or (vii) constitute a waiver of the right of Administrative Agent to enforce the liability and obligation of Borrower under the terms of this Agreement, by money judgment or otherwise, to the extent of any actual out-of-pocket loss, actual damage, out-of-pocket cost and expense, liability, claim or other obligation actually suffered or actually incurred by Administrative Agent or the Lenders (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following but expressly excluding any and all punitive, special and exemplary damages, and any and all consequential damages in the nature of “lost profits” or “lost opportunities” or diminution in value (which diminution in value results solely from general market conditions) (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower Recourse Liabilities”):

(A) fraud or intentional misrepresentation in writing by Borrower, Mortgage Borrower, Hotel Lessee, Guarantor or any of the Borrower Group in connection with the Loan;

(B) intentional physical waste of the Property by any of the Borrower Group or any Person at the direction of any of the foregoing;

(C) the removal or disposal of any portion of the Property by Borrower, Hotel Lessee or Mortgage Borrower in violation of the Loan Documents after an Event of Default;

(D) the misappropriation or conversion by or at the direction of any of the Borrower Group of (A) any Proceeds, (B) any Revenues, (C) Advances or any funds disbursed from the Collateral Accounts, (D) any Revenues received after an Event of Default, (E) any Revenues paid more than one (1) month in advance; or (F) any Gross Sales Proceeds or Net Sales Proceeds;

(E) failure to pay charges for labor or materials or other charges that create a Lien on any portion of the Property, except to the extent such Lien is subordinate to the Security Instrument and is being contested by Borrower, Hotel Lessee or Mortgage Borrower in accordance with the terms of this Agreement;

(F) any unapplied security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Administrative Agent upon a foreclosure of the Property or action in lieu thereof, except to the extent (A) any such security deposits were applied in accordance with the terms and conditions of any of the Leases, or (B) such delivery to Administrative Agent is prohibited by Applicable Law;

(G) failure of the Borrower to purchase and maintain any Interest Rate Cap Agreement in accordance with Article XI (it being agreed that Administrative Agent shall have no obligation to purchase an Interest Rate Cap Agreement on behalf of Borrower, and that Lenders’ losses on account of Borrower’s failure to purchase an Interest Rate Cap Agreement are not limited to the cost of such Interest Rate Cap Agreement at the time the same was required to be purchased);

(H) Borrower’s, Hotel Lessee’s or Mortgage Borrower’s failure to obtain and maintain the fully paid for Policies in accordance with Section 8.1, except (i) as a result of the failure of any Lender to make an Advance for such payment of such Policies when required to have been made by the Lenders pursuant to this Agreement or (ii) during a Cash Management Event, to the extent Revenues are insufficient to pay same;

(I) Borrower’s, Hotel Lessee’s or Mortgage Borrower’s failure to pay all Impositions prior to the same becoming delinquent, except (i) as a result of the failure of any Lender to make an Advance for such payment of such Impositions when required to have been made by the Lenders pursuant to this Agreement or (ii) during a Cash Management Event, to the extent Revenues are insufficient to pay same;

(J) except to the extent the same constitutes a Springing Recourse Event as set forth in Section 19.1(b)(G), the failure of Borrower, Mortgage Borrower or any SPE Entity to maintain its status as a Single Purpose Entity; provided, however, the foregoing shall not require any direct or indirect shareholder, partner or member of Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity to make additional capital contributions to Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity, directly or indirectly;

(K) [intentionally omitted];

(L) any litigation disclosed on Schedule V attached hereto;

(M) the occurrence of a voluntary Transfer in violation of this Agreement (other than those that result in a Springing Recourse Event as expressly set forth in clause (H) of the definition of Springing Recourse Event set forth below); and/or

(N) reasonable attorney’s fees and expenses incurred by Administrative Agent or any Lender in connection with the enforcement of its rights and remedies and any legal proceeding filed on account of any of the foregoing clauses (A) through (N).

(b) Notwithstanding anything to the contrary in this Agreement, the Notes or any of the other Loan Documents, (i) Administrative Agent shall not be deemed to have waived any right which Administrative Agent may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event of any of the following (each, a “Springing Recourse Event”):

(A) Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(B) the filing of an involuntary petition against any Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any of the Borrower Group or any other Person in which any of the Borrower Group colludes;

(C) any of the Borrower Group soliciting or petitioning creditors for any involuntary petition against Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity from any Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(D) Borrower, Hotel Lessee, Mortgage Borrower, any SPE Entity, or any of Borrower Group consenting to or joining in any involuntary petition filed against Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(E) Borrower, Hotel Lessee, Mortgage Borrower, any SPE Entity, or any of the Borrower Group consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Hotel Lessee, Mortgage Borrower or an SPE Entity or all or any portion of the Property or the Collateral (other than an application by Administrative Agent or any Lender in connection with the enforcement of Administrative Agent’s or any Lender’s remedies under the Loan Documents);

(F) Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity making an assignment for the benefit of creditors;

(G) the failure of Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity to be a Single Purpose Entity, and such failure is cited as a material factor in any order for substantive consolidation of Borrower, Hotel Lessee, Mortgage Borrower or such SPE Entity with any other Person provided, however, the foregoing shall not require any direct or indirect shareholder, partner or member of Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity to make additional capital contributions to Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity, directly or indirectly;

(H) other than (i) Permitted Transfers or (ii) Transfers which violate the provisions of this Agreement solely as a result of the failure of Borrower to deliver to Administrative Agent notice or other information required to be delivered in connection with such Transfer (provided that the applicable Transferee is not a Prohibited Person and otherwise qualifies as a permitted transferee in accordance with the provisions of Article X hereof), the occurrence of one or more of the following Transfers in violation of this Agreement beyond applicable notice and cure periods (if any): (A) a voluntary sale, conveyance, master or ground lease, assignment or mortgage of all or any material portion of the fee interest in the Property or (B) a Transfer of the direct or indirect Equity Interests in Borrower, Hotel Lessee or Mortgage Borrower that results in a change of Control of Borrower, Hotel Lessee or Mortgage Borrower (other than a foreclosure of the Loan);

(I) the voluntary incurrence by Borrower, Hotel Lessee, Mortgage Borrower or any SPE Entity of any Indebtedness secured by the Property or the Collateral in violation of this Agreement; and/or

(J) if any Borrower Party, in any judicial or quasi-judicial case, action or proceeding contests (or any Borrower Party colludes with or otherwise assists any other Person, or solicits or causes to be solicited any other Person to contest) the validity or enforceability of the Loan Documents or contests or intentionally hinders, delays or obstructs (or any Borrower Party colludes with or otherwise assists any other Person, or solicits or causes to be solicited any other Person to contest, hinder, delay or obstruct) the pursuit of any rights or remedies by Administrative Agent or Lenders (including the commencement and/or prosecution of a foreclosure action, judicial or non-judicial, the appointment of a receiver for the Property or the Collateral or any portion thereof or any enforcement of the terms of the Assignment of Leases), and a court of competent jurisdiction has determined by a final non-appealable order of the court that such actions taken by such Borrower Party were in bad faith.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, none of (i) any present or future Constituent Member in Borrower, or (ii) any present or future officer, director, employee, trustee, beneficiary, advisor, principal, participant, representative or agent of or in any Borrower or of or in any Person that is or becomes a Constituent Member in Borrower, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the Loan Documents, and Administrative Agent on behalf of itself, the Lenders and their respective successors and assigns, hereby waives any and all such personal liability, provided, however, that the foregoing shall not limit or modify any liability or obligation of any Guarantor under any Guaranty. As used in this Agreement, the term “Constituent Member” shall mean (x) any direct shareholder, member or partner in Borrower and (y) any Person that, indirectly through one or more other corporations, limited liability companies, partnerships, or other entities, is a shareholder, member or partner in Borrower.

XX. MISCELLANEOUS.

20.1 Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Administrative Agent of the Loan and the execution and delivery to Administrative Agent of the Notes, and shall continue in full force and effect as long as all or any of the Debt in connection with the Loan is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Administrative Agent.

20.2 Administrative Agent’s Discretion. Whenever pursuant to this Agreement, Administrative Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Administrative Agent, the decision of Administrative Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and shall be final and conclusive.

20.3 GOVERNING LAW.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND ADMINISTRATIVE AGENT (ON BEHALF OF ITSELF AND EACH LENDER) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER AND ADMINISTRATIVE AGENT (FOR ITSELF AND ON BEHALF OF EACH LENDERS) EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON-CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND ADMINISTRATIVE AGENT (FOR ITSELF AND ON BEHALF OF LENDERS) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

20.4 Modification, Waiver in Writing. Any provision of this Agreement, the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower, Administrative Agent and the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders do any of the following: (a) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation, (b) reduce the principal of or rate of interest on the Loan or any fees specified herein, (c) postpone the date fixed for any payment of principal of or interest on the Loan or any fees hereunder or for any reduction or termination of any Commitment, (d) release the Lien of the Pledge Agreement or otherwise release any other collateral, except as expressly permitted or required in the Loan Documents, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Section 20.4 or any other provision of this Agreement, (f) except as expressly permitted or required in any Loan Document, release any Guarantor from any obligation pursuant to the Guarantees (as the case may be) or the Environmental Indemnity, or (g) amend the provisions of this Section 20.4 or the definition of “Required Lenders”. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

20.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Administrative Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Administrative Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

20.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery against receipt, or (b) certified or registered United States mail, postage prepaid, return receipt requested or (c) expedited prepaid delivery service, either commercial or United States Postal Service for next Business Day delivery, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 20.6):

If to Administrative Agent:	Starwood Property Mortgage Sub-12-A, L.L.C.
c/o Starwood Property Trust, Inc.
[***]
[***]
[***]
[***]

With a copy to:	Starwood Property Mortgage Sub-12-A, L.L.C.
c/o Starwood Property Trust, Inc.
[***]
[***]
[***]

With a copy to:	Sidley Austin LLP
[***]
[***]
[***]

If to Initial Lender:	Starwood Property Mortgage Sub-12-A, L.L.C.
c/o Starwood Property Trust, Inc.
[***]
[***]
[***]
[***]

With a copy to:	Starwood Property Mortgage Sub-12-A, L.L.C.
Starwood Property Trust, Inc.
[***]
[***]
[***]

With a copy to:	Sidley Austin LLP
[***]
[***]
[***]

If to Borrower:	1350 S Dixie Mezz Borrower LLC
c/o 54 Madison Partners, LLC
527 Madison Avenue, 24th Floor
New York, NY 10022
Attention: Thomas Christopoul
[***]
[***]

And to:	1350 S Dixie Mezz Borrower LLC
c/o Nolan Reynolds International, LLC
1340 South Dixie Hwy, Suite 612
Coral Gables, FL 33146
[***]
[***]

With a copy to:	Paul Hastings LLP
200 Park Avenue
New York, New York 10166
[***]
[***]

With a copy to:	Malkerson Gunn Martin LLP
5353 Gamble Drive, Suite 225
St. Louis Park, MN 55416
[***]
[***]

Any party may change the address to which any notice is to be delivered, by furnishing ten (10) days’ prior written notice of such change to the other parties in accordance with the provision of this Section 20.6. All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, or (iii) three (3) Business Days after being deposited in the United States mail as required above, provided that notices to Administrative Agent under Article II shall not be effective until received. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent. Notices may be sent by a party hereto or on its behalf by its attorney.

If Borrower is required to deliver any document or item hereunder (other than an original signed document) and such document or item is posted on a sharefile that Administrative Agent and the Lenders have access to and Borrower delivers notice to Administrative Agent and the Lenders of such availability, then such document or item shall be deemed delivered.

20.7 TRIAL BY JURY. BORROWER, LENDERS AND ADMINISTRATIVE AGENT AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER ANY OF THEM, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE PLEDGE AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, INCLUDING ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE PLEDGE AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF BORROWER, LENDERS AND ADMINISTRATIVE AGENT HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. EACH OF BORROWER, LENDERS AND ADMINISTRATIVE AGENT ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

20.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

20.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.10 Preferences. To the extent Borrower makes a payment or payments to Administrative Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent.

20.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives, to the extent permitted by applicable Legal Requirements, the right to receive any notice from Administrative Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Administrative Agent to Borrower.

20.12 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Administrative Agent upon receipt of written notice from Administrative Agent for all reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the reasonable costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Administrative Agent pursuant to this Agreement); (ii) Administrative Agent’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Administrative Agent all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Administrative Agent pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work out or of any insolvency or bankruptcy proceedings and (viii) procuring Policies pursuant to Section 8.1; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent, other than Borrower’s internal administrative costs. Any cost and expenses due and payable to Administrative Agent may be paid from any amounts in the Collection Account or the Cash Management Account.

(b) Borrower will protect, indemnify and save harmless Administrative Agent and the Lenders and all of their respective officers, directors, stockholders, members, partners, employees, agents, successors and assigns (collectively, the “Indemnified Parties”) from and against all actual liabilities, obligations, claims, actual damages, penalties, causes of action, out-of-pocket costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Administrative Agent or its designee of an assignment-in-lieu of foreclosure with respect to the Collateral, or (ii) an Indemnified Party or its designee taking possession or control of the Collateral (and only during such period as Administrative Agent maintains such possession or control) or (iii) the foreclosure of the Pledge Agreement, except in all cases to the extent caused by the actual willful misconduct or gross negligence of the Indemnified Parties (other than such willful misconduct or gross negligence imputed to the Indemnified Parties because of their interest in the Collateral): (A) ownership of Borrower’s interest in the Collateral or Mortgage Borrower’s interest in the Property, or any interest therein, or receipt of any Revenues or other sum therefrom, (B) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property, (C) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Administrative Agent, and any claim the insurance as to which is inadequate, (D) any Default under this Agreement or any of the other Loan Documents, (E) any failure on the part of Mortgage Borrower to perform or comply with any of the terms of any Lease or Management Agreement within the applicable notice or grace periods, (F) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (G) any negligence or tortious act or omission on the part of Borrower, Mortgage Borrower or any of their agents, contractors, servants, employees, sublessees, licensees or invitees, and (H) any contest referred to in Section 9.3 hereof. Any amounts the Indemnified Parties are legally entitled to receive under this Section 20.12 which are not paid within fifteen (15) Business Days after written demand therefor (the “Indemnification Date”) by the Indemnified Parties or Administrative Agent, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Debt secured by the Pledge Agreement. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall at Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Administrative Agent promptly after Administrative Agent has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Administrative Agent (or any Indemnified Party) to appoint its own counsel at Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Administrative Agent and Borrower that would make such separate representation advisable; provided, further, that if Administrative Agent shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless there is an actual conflict of interest between such Indemnified Party, on the one hand, and Administrative Agent, on the other hand. As long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Administrative Agent and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld, conditioned or delayed; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Administrative Agent (or such Indemnified Party) has provided Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Administrative Agent or such Indemnified Party may settle such action, suit or proceeding and claim the benefit of this Section 20.12 with respect to settlement of such action, suit or proceeding without Borrower’s consent. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. No Indemnified Party shall settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without notice to Borrower.

(c) Notwithstanding anything to the contrary set forth herein, or in any of the other Loan Documents, neither Borrower nor Guarantors shall be liable for punitive, exemplary, special or consequential damages in the nature of “lost profits” or “lot opportunities” or diminution in value (which diminution in value results solely from general market conditions); provided, however, Borrower and Guarantor acknowledge and agree that any of such damages actually payable by the Lenders or Administrative Agent to a third party shall be considered “actual damages” which are subject to indemnification hereunder.

20.13 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

20.14 Offsets, Counterclaims and Defenses. Any assignee of Administrative Agent’s interest in and to this Agreement, the Notes and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

20.15 Liability of Assignees of Administrative Agent. No assignee of Administrative Agent shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Administrative Agent hereunder. In addition, no permitted assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Administrative Agent hereunder. The limitation of liability provided in this Section 20.15 is (a) in addition to, and not in limitation of, any limitation of liability applicable to the permitted assignee provided by law or by any other contract, agreement or instrument, and (b) shall not apply to any assignee’s gross negligence or willful misconduct.

20.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower, Administrative Agent and the Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Administrative Agent or the Lenders nor to grant Administrative Agent or the Lenders any interest in the Collateral, other than that of pledgee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent, Borrower and Lenders and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, Lenders or Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent on behalf of the Lenders if, in Administrative Agent’s sole discretion and with the consent of the Required Lenders, Administrative Agent and the Required Lenders deem it advisable or desirable to do so.

20.17 Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced all or in part by the Loan Documents, to Administrative Agent, or any of its Affiliates shall be subject to the prior written approval of Administrative Agent, not to be unreasonably withheld, conditioned or delayed.

20.18 Waiver of Marshaling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshaling of the assets of Borrower, Borrower’s members and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshaling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent under the Loan Documents to a sale of the Property for the collection of all or any portion of the Debt without any prior or different resort for collection or of the right of Administrative Agent to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

20.19 Waiver of Counterclaim and other Actions. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Administrative Agent on this Agreement, the Notes, the Pledge Agreement or any other Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Administrative Agent on this Agreement, the Notes, the Pledge Agreement or any other Loan Document and cannot be maintained in a separate action), provided that the foregoing shall not be deemed a waiver of Borrower’s right to assert a good faith defense that Borrower has complied with its obligations under the Loan Documents and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

20.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Administrative Agent or the Lenders or any parent, subsidiary or Affiliate of Administrative Agent or the Lenders. Administrative Agent shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Administrative Agent of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s exercise of any such rights or remedies. Borrower acknowledges that Administrative Agent and the Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or their Affiliates.

20.21 Brokers and Financial Advisors. Borrower and Administrative Agent each hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower acknowledges and agrees that it is solely responsible for the payment of any finder’s fees, concessions, commissions or similar fees owing to any Person claiming such compensation by or through Borrower. Borrower shall indemnify, defend and hold the Indemnified Parties harmless from and against any and all claims, liabilities, out-of-pocket costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted directly or indirectly, by or on behalf of Guarantor, Borrower or any Affiliate thereof or was retained directly or indirectly, by or on behalf of Guarantor, Borrower or any affiliate thereof, in connection with the transactions contemplated herein. The provisions of this Section 20.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

20.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto with respect to the Loan and the transactions contemplated hereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

20.23 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

20.24 Limitation of Liability. No claim may be made by Borrower or any other Person against Administrative Agent or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

20.25 Acquisition of Mortgage Loan.

(a) None of the Borrower Group shall acquire or agree to acquire the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of any interest in the Mortgage Loan, by purchase, transfer, exchange or otherwise, unless such member of the Borrower Group acquires all (and not a part) of the Loan or extinguishes, satisfies and discharges the Mortgage Loan.

(b) Without obtaining the prior written consent of Administrative Agent, Borrower shall not cause or permit any of the Borrower Group to (i) amend, modify, consolidate, spread, restate, waive or terminate any of the Mortgage Loan Documents except, with respect to any termination or amendment, in accordance with their terms, or (ii) grant any additional collateral to, or incur any guaranty, indemnity or other obligation on account of the Mortgage Loan in favor of, the Mortgage Administrative Agent or Mortgage Lenders, except for collateral and guaranty, indemnity and other obligations as required pursuant to the Mortgage Loan Documents as in effect on the Closing Date. Subject to the foregoing, Borrower shall deliver to Administrative Agent a copy of any amendment or modification to any Mortgage Loan Document within two (2) Business Days after the execution thereof.

XXI. THE ADMINISTRATIVE AGENT.

21.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

21.2 Administrative Agent and Affiliates. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any Affiliate of Borrower as if it were not Administrative Agent hereunder.

21.3 Action by Administrative Agent. The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article XVIII.

21.4 Consultation with Experts. Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

21.5 Liability of Administrative Agent. Neither Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Lenders or, where required by the terms of this Agreement, all of the Lenders, or (b) in the absence of its own gross negligence or willful misconduct. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of Borrower; (iii) the satisfaction of any condition specified in Articles III or IV, except receipt of items delivered to Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a Lender wire, electronic transmission, portable document format or other similar writing) believed by it to be genuine or to be signed by the proper party or parties.

21.6 Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder.

21.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

21.8 Successor Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder first accruing or arising after the effective date of such retirement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. At all times during the term of the Loan, the Loan shall be administered by a single administrative agent and, if a Servicer is engaged, by a single Servicer.

21.9 Copies of Notices. Administrative Agent shall deliver to each Lender a copy of any notice sent to Borrower by Administrative Agent in connection with the performance of its duties as Administrative Agent hereunder.

21.10 Intercreditor Agreement.

(a) Each Lender hereby authorizes and instructs Administrative Agent to enter into, exercise its rights under, and perform its obligations under the Intercreditor Agreement. Each Lender hereby assumes, ratifies, undertakes and makes, for the benefit of all Persons who are parties to or intended beneficiaries of the Intercreditor Agreement, all of the covenants, representations and warranties (without regard to any limitations which limit such representations and warranties to the knowledge of Administrative Agent) that are made for or on behalf of such Lender as a “Mezzanine Lender” (as such term is defined in the Intercreditor Agreement) in the Intercreditor Agreement, each of which shall be the direct, personal covenants and representations of such Lender, and hereby certifies and confirms as of the date on which such Lender becomes a party to this Agreement that all representations and warranties that are made for or on behalf of such Lender as a “Mezzanine Lender” in the Intercreditor Agreement are true and correct. Each Lender hereby releases Administrative Agent from any obligation or liability whatsoever with respect to the performance of any such covenants, representations or warranties that are made for or on behalf of such Lender as a “Mezzanine Lender” in the Intercreditor Agreement, and indemnifies and holds harmless Administrative Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of any such covenants, representations or warranties that are made for or on behalf of such Lender as a “Mezzanine Lender” in the Intercreditor Agreement or by reason of the failure or any such representations and warranties that are made for or on behalf of such Lender as a “Mezzanine Lender” in the Intercreditor Agreement to be true and correct, provided, however, that no Lender shall be liable for such indemnification to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements have resulted from either (i) an amendment to the covenants, representations or warranties of the “Mezzanine Lenders” in the Intercreditor Agreement to which such Lender did not consent, or (ii) the gross negligence, bad faith or willful misconduct of any Administrative Agent-related Person. Each Lender acknowledges and agrees that its right to transfer its interest in the Loan is further restricted by, and subject to the terms and provisions of, the Intercreditor Agreement and that no Lender shall transfer or pledge any portion of its respective interest in the Loan to Borrower, Hotel Lessee, Mortgage Borrower or any of their respective “Affiliates” (as such term is defined in the Intercreditor Agreement) in violation of the Intercreditor Agreement. Each of Mortgage Administrative Agent and each Mortgage Lender is an intended third-party beneficiary of the provisions of this Section 21.10(a).

(b) Each Lender agrees that all of the rights, benefits, immunities, indemnities, exculpations and other provisions set forth in this Article XXI shall apply to the Intercreditor Agreement, and to Administrative Agent in connection with its exercise its rights, and performance of its obligations, thereunder as if the Intercreditor Agreement were a “Loan Document” for all purposes of this Article XXI.

21.11 Modifications to Section 16.1 and Article XXI. Borrower acknowledges and agrees that the provisions of this Article XXI and Section 16.1 are intended to govern the relationship among the Lenders and Administrative Agent and the provisions of this Article XXI (other than the last sentence of Section 21.8) and Section 16.1 may accordingly be modified or amended without Borrower’s consent, written or otherwise provided such modifications or amendments shall not increase Borrower’s obligations and liabilities or decrease Borrower’s rights under the Loan Documents other than to a de minimis extent.

21.12 Mortgage Loan Matters.

(a) Notices. Borrower shall deliver to Administrative Agent, promptly after the receipt or delivery, a copy of any notice of default received or sent by Mortgage Borrower or Hotel Lessee with respect to the Mortgage Loan, and of any other material written correspondence (including electronically transmitted items) given or received by Mortgage Borrower, Hotel Lessee or Guarantor to or from the Mortgage Administrative Agent or its agents.

(b) Independent Approval Rights. If any action, proposed action or other decision is consented to or approved by Mortgage Administrative Agent, such consent or approval shall not be binding or controlling on Administrative Agent. Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lenders in making the Mortgage Loan are different from the risks of Lenders in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval, Mortgage Lender and Lender may reasonably reach different conclusions, and (iii) Administrative Agent has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view, but subject to the standards of consent set forth herein. Furthermore, the denial by Administrative Agent of a requested consent or approval shall not create any liability or other obligation of Administrative Agent if the denial of such consent or approval results directly or indirectly in a default under the Mortgage Loan Documents, and Borrower hereby waives any claim of liability against Administrative Agent arising from any such denial unless Administrative Agent has not complied with any applicable standard for consent. The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Administrative Agent.

(c) Intercreditor Agreement. Borrower hereby acknowledges and agrees that any intercreditor agreement entered into between Administrative Agent and Mortgage Administrative Agent will be solely for the benefit of Administrative Agent and Mezzanine Administrative Agent, and that neither Borrower, Hotel Lessee nor Mortgage Borrower shall be third-party beneficiaries (intended or otherwise) of any of the provisions therein, have any rights thereunder, or be entitled to rely on any of the provisions contained therein. Administrative Agent and Mortgage Administrative Agent have no obligation to disclose to Borrower, Hotel Lessee or Mortgage Borrower the contents of any such intercreditor agreement. Borrower’s obligations hereunder are and will be independent of any such intercreditor agreement and shall remain unmodified by the terms and provisions thereof. In the event that (i) the Mortgage Loan is in default (or the receipt by Administrative Agent of a payment would cause the Mortgage Loan to be in default or would be in breach of any intercreditor agreement between Administrative Agent and Mortgage Administrative Agent), (ii) Administrative Agent is required pursuant to the terms of any intercreditor agreement between Administrative Agent and Mortgage Administrative Agent to pay over to Mortgage Administrative Agent any payment or distribution of assets, whether in cash, property or securities which is applied to the Debt, including any proceeds of the Property or any other collateral for the Debt previously received by Administrative Agent on account of the Loan, (iii) Administrative Agent has actually paid over such amounts to Mortgage Administrative Agent, and (iv) Administrative Agent has not received such amounts in return, then Borrower agrees to indemnify Administrative Agent for any amounts so paid, and any amount so paid shall continue to be owing pursuant to the Loan Documents as part of the Debt notwithstanding the prior receipt of such payment by Administrative Agent.

(d) Refinancing or Prepayment of the Mortgage Loan. Except as expressly permitted hereunder, Borrower shall not make or permit to be made any partial or full prepayment of amounts owing under the Mortgage Loan or any refinancing of the Mortgage Loan without the prior written consent of Administrative Agent (other than in connection with a prepayment of the Mortgage Loan expressly permitted pursuant to this Agreement and the Mortgage Loan Agreement).

(e) Compliance with Mortgage Loan Documents. Borrower shall cause Mortgage Borrower and Hotel Lessee to: (i) diligently perform and observe all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower and Hotel Lessee to be performed and observed within any applicable notice and cure periods under the Mortgage Loan Documents; (ii) not enter into or be bound by any Mortgage Loan Documents after the date hereof, agree to any material modifications, consolidation, restatement, or waiver of any existing Mortgage Loan Documents, grant to Mortgage Administrative Agent any consent or waiver, or exercise any remedy available to Mortgage Borrower or Hotel Lessee under the Mortgage Loan Documents or any right or election under the Mortgage Loan Documents, in each case without the prior written approval of Administrative Agent; and (iii) provide Administrative Agent with a copy of any amendment or modification of, or waiver or consent granted under, the Mortgage Loan Documents within five (5) Business Days after its receipt thereof.

(f) Mortgage Loan Defaults. If any default occurs under the Mortgage Loan Documents beyond applicable notice and cure periods, Borrower agrees that Administrative Agent shall have the immediate right to (but shall be under no obligation to), without prior notice to Borrower: (i) pay all or any part of the Mortgage Loan and any other sums that are then due and payable, and perform any act or take any action on behalf of Borrower, Hotel Lessee and/or Mortgage Borrower as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower or Hotel Lessee to be performed or observed thereunder to be promptly performed or observed; and (ii) pay any other amounts and take any other action as Administrative Agent, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Administrative Agent in the Loan and/or the Collateral. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Mortgage Borrower or Hotel Lessee to impede, interfere with, hinder or delay, any effort or action on the part of Administrative Agent to cure any default or asserted default under the Mortgage Loan, or to otherwise protect or preserve Administrative Agent’s interests in the Loan and the Collateral following a default or asserted default under the Mortgage Loan. Borrower hereby grants Administrative Agent and its designees the right to enter upon the Property at any time while an Event of Default exists, or the assertion by Mortgage Administrative Agent that an Event of Default has occurred, under the Mortgage Loan Documents, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Administrative Agent’s interest. Administrative Agent may take such action as Administrative Agent deems necessary to carry out the intents and purposes of this Section 21.12 (including communicating with Mortgage Administrative Agent with respect to any Mortgage Loan defaults), without prior notice to, or consent from, Borrower, Hotel Lessee or Mortgage Borrower. Administrative Agent shall have no obligation to complete any cure or attempted cure undertaken or commenced by Administrative Agent. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 21.12 (including its reasonable attorneys’ fees and costs) (A) shall be added to the Debt, (B) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Administrative Agent, and (C) shall be secured by the Pledge Agreement. Borrower hereby indemnifies Administrative Agent from and against all Losses of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or Lenders as a result of the foregoing actions, excluding such Losses arising from the willful misconduct or illegal acts of Administrative Agent or any Lender. In the event that Administrative Agent makes any payment in respect of the Mortgage Loan, Administrative Agent shall be subrogated to all of the rights of Mortgage Administrative Agent under the Mortgage Loan Documents against the Property, in addition to all other rights it may have under the Loan Documents. If Administrative Agent shall receive a copy of any notice of default under the Mortgage Loan Documents sent by Mortgage Administrative Agent, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. As a material inducement to Lenders’ making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Administrative Agent and each Lender arising out of Administrative Agent’s or any Lender’s exercise of its rights and remedies provided in this Section 5.2.11, except for Administrative Agent’s or any Lender’s willful misconduct or illegal acts.

(g) Material Contracts. Borrower shall not, and shall not cause or permit any SPE Constituent Entity, Hotel Lessee, Mortgage Borrower, or Mortgage Borrower SPE Constituent Entity to, without Lender’s prior written consent, enter into, modify, surrender, terminate, or waive any provision of, any Material Contracts to which it is a party. Any request for approval of a proposed Material Contract (or material modification to any Material Contract) shall be made to Administrative Agent in writing and shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL WHICH REQUIRES A RESPONSE WITHIN FOUR (4) BUSINESS DAYS AFTER YOUR RECEIPT.” If Administrative shall have failed to approve or disapprove any such first written request for approval delivered in accordance with this Section 21.12(g) within FOUR (4) Business Days after the Administrative Agent’s receipt of such request, then Borrower may deliver to the Administrative Agent a second copy of such initial request for approval, which shall include a legend prominently displayed at the top of the first page thereof in solid capital letters and in bold type face of a font size not less than fourteen (14) as follows: “WARNING: THIS IS BORROWER’S SECOND AND FINAL REQUEST. IF YOU FAIL TO EXPRESSLY GRANT OR DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TWO (2) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” In the event that the Administrative Agent shall have failed to approve or disapprove such second request within two (2) Business Days after the Administrative Agent’s receipt of such second request, then such request shall be deemed to have been approved by the Administrative Agent.

(h) Title Insurance Policy. Borrower covenants, subject to the Mortgage Administrative Agent’s rights under the Mortgage Loan, to remit (or cause the Mortgage Borrower to remit) to Administrative Agent all title insurance proceeds paid by the title insurance company under the Owner’s Title Policy, provided, in no event shall the sums paid to Administrative Agent exceed the amount of the Debt prior to the acquisition by Administrative Agent of some or all of the Collateral.

(i) Mortgage Loan Estoppels. Borrower shall use commercially reasonable efforts to cause Mortgage Borrower and Hotel Lessee to, from time to time (but not more often than once in any twelve (12) month period (unless such request is made in connection with a Secondary Market Transaction or during the existence of an Event of Default, in which case such limitation shall not apply), obtain from Mortgage Administrative Agent such certificates of estoppel with respect to compliance by Mortgage Borrower and Hotel Lessee with the terms of the Mortgage Loan Documents as may be requested by Lender (provided that Borrower shall have no liability, and no Event of Default shall arise, for failing to obtain such estoppel so long as Borrower has used commercially efforts to obtain the same).

(j) Acquisition of the Mortgage Loan. None of Borrower, Hotel Lessee, Mortgage Borrower, Guarantor, or any Affiliate of any of the foregoing shall acquire or agree to acquire the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange, operation of law, or otherwise. If, solely by operation of applicable subrogation law, Borrower, Hotel Lessee, Mortgage Borrower, Guarantor, or any Affiliate of any of the foregoing shall have failed to comply with the foregoing, then Borrower shall (i) immediately notify Lender of such failure, and (ii) cause any and all such prohibited parties acquiring any interest in the Mortgage Loan to (A) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents, and (B) without limiting the foregoing, pay over to Administrative Agent any and all Revenues or other payments or proceeds received on account of the Mortgage Loan or the exercise of any rights or remedies with respect thereto.

(k) Deed in Lieu of Foreclosure. Without the express prior written consent of Administrative Agent, Borrower shall not, and Borrower shall not cause, suffer or permit Mortgage Borrower or Hotel Lessee to, enter into, execute, deliver, or consent to, as the case may be, any deed-in-lieu or other consensual foreclosure with or for the benefit of Mortgage Administrative Agent or any other Person.

(l) Distributions. On each date on which amounts are due and payable to Administrative Agent pursuant to the Loan Documents and/or are required to be disbursed to Administrative Agent pursuant to the terms of the Mortgage Loan Documents, Borrower shall exercise its rights under the organizational documents of Mortgage Borrower to cause Mortgage Borrower to make a distribution of funds to Borrower in an amount sufficient to allow Borrower to make such required payment to Administrative Agent, but only to the extent there is Net Operating Income derived from the operation of the Property after the payment of all amounts payable with respect to the Mortgage Loan and Capital Expenditures that is made available to Borrower (and not trapped by Administrative Agent or Mortgage Administrative Agent) is sufficient to do so (provided that the foregoing is not intended to limit any of Borrower’s obligations under this Agreement or the other Loan Documents). During the existence of an Event of Default, Borrower shall not, and shall not cause Mortgage Borrower to, make any distributions of any kind, returns of capital, or repayment of any loans (in each case whether in cash, assets, Equity Interests, or proceeds of any kind) to any Person that owns any direct or indirect Equity Interest in Borrower.

(m) Discussions with Mortgage Administrative Agent and Manager. In connection with the exercise of its rights set forth in the Loan Documents, Administrative Agent shall have the right at any time to discuss the Property, the Mortgage Loan, the Loan, and any other matter directly with Mortgage Administrative Agent and any property manager (including Manager) and their respective consultants, agents or representatives, as applicable, without notice to or permission from Borrower, nor shall Administrative Agent have any obligation to disclose such discussions or the contents thereof to Borrower or any other Person.

21.13 Intentionally Omitted.

21.14 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[No Further Text on this Page; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

1350 S DIXIE MEZZ BORROWER LLC, a Delaware limited liability company

By:	/s/ Brent M. Reynolds
Brent M. Reynolds
Authorized Representative

INITIAL LENDER:

STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C.,
a Delaware limited liability company

By:	/s/ Farid Maluf
Farid Maluf
Vice President

ADMINISTRATIVE AGENT:

STARWOOD PROPERTY MORTGAGE SUB-12-A, L.L.C.,
a Delaware limited liability company

By:	/s/ Farid Maluf
Farid Maluf
Vice President

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